As filed with the Securities and Exchange Commission on August 20, 2026.

Registration No. 333-297336

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Chilwa Minerals Limited
(Exact name of registrant as specified in its charter)

Australia	1400	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Chilwa Minerals Limited

Level 28, 140 St George’s Terrace

Perth, WA 6005
Australia
+61 8 6189 4924
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vcorp Services, LLC
25 Robert Pitt Drive, Suite 204
Monsey, New York 10952
Tel: +1 888 528 2677
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Reilly Rimôn Level 2, 50 Bridge Street Sydney, NSW 2000, Australia +61 2 9055 6965 andrew.reilly@rimonlaw.com	Matthew Bernstein Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 mbernstein@egsllp.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 20, 2026

PRELIMINARY PROSPECTUS

           800,000 American Depositary Shares representing 8,000,000 Ordinary Shares

Warrants to purchase 800,000 American Depositary Shares
representing 8,000,000 Ordinary Shares

$           per American Depositary Share and accompanying Warrant

We are offering 800,000 American Depositary Shares, or ADSs, in the United States, representing 8,000,000 ordinary shares of Chilwa Minerals Limited (“Chilwa” or the “Company”), together with accompanying warrants to purchase ADSs (“Warrants”). Each ADS is being sold together with one Warrant. Each Warrant is exercisable for one ADS at an exercise price of US$             per ADS, exercisable from the date of issuance until five years thereafter. Each ADS represents 10 ordinary shares, deposited with The Bank of New York Mellon, as depositary.

The offering is being underwritten on a firm commitment basis.

Prior to this offering, there has been no public market for the ADSs. We have applied to list the ADSs on the Nasdaq Capital Market under the symbol “CHWM”. In addition, there is no established public trading market for the Warrants and we do not expect a market to develop. We do not intend to apply for a listing of the Warrants on any national securities exchange.

Our ordinary shares are listed on the Australian Securities Exchange under the symbol “CHW.” On August 17, 2026, the last reported sale price of our ordinary shares on the Australian Securities Exchange was A$0.70 per ordinary share, equivalent to a price of US$5.00 per ADS, after giving effect to the Australian dollar/U.S. dollar exchange rate of 0.7114 as of August 17, 2026, and an ADS-to-ordinary share ratio of 1 to 10.

The final offering price per ADS in U.S. dollars will be determined through negotiations between us and the representatives of the underwriter and will be based, in part, on prevailing market prices of our ordinary shares on the Australian Securities Exchange, after taking into account market conditions and other factors. For a discussion of the other factors considered in determining the final offering price per ADS, see “Underwriting.”

	Per ADS and Accompanying Warrant(1)	Total
Public offering price	US$	US$
Underwriting discounts and commissions(2)	US$	US$
Proceeds to us, before expenses	US$	US$

(1)	Each ADS is being sold together with one Warrant and each Warrant is exercisable for one ADS at an exercise price of US$ per ADS.
(2)	In addition, we have agreed to reimburse the underwriter for certain expenses. See “Underwriting” on page 88 of this prospectus for additional information.

We have granted the underwriter an option to buy up to an additional 120,000 ADSs and/or 120,000 Warrants to cover over-allotments. The underwriter may exercise this option at any time and from time to time during the 45-day period from the date of this prospectus.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” appearing on page 6 of this prospectus and elsewhere in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the ADSs and Warrants to purchasers on or about           , 2026 through the book-entry facilities of The Depository Trust Company.

Sole Book-Runner

Maxim Group LLC

The date of this prospectus is           , 2026

LAKE
NYASA
MALAWI
LILONGWE
LAKE
MALOMBE
Chilwa Minerals
LAKE
CHILWA

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. We and the underwriter have not authorized anyone to provide you with different information. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

i

Introduction

Chilwa Minerals Limited was incorporated in Australia in February 2022. The primary listing of our ordinary shares is the Australian Securities Exchange (“ASX”) and this prospectus relates to an initial public offer in the United States with a secondary listing of our ordinary shares, in the form of American Depositary Shares (“ADSs”), on the Nasdaq Capital Market, along with accompanying warrants (“Warrants”) to purchase ADSs. As used in this prospectus, the terms “we,” “us,” “our”, “Chilwa” and the “Company” mean Chilwa Minerals Limited and its subsidiaries, unless otherwise indicated.

Financial and Other Information

Our consolidated financial statements appearing in this prospectus are prepared in Australian dollars and in accordance with the International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board. Our consolidated financial statements appearing in this Registration Statement on Form F-1 comply with IFRS as issued by the International Accounting Standards Board.

In this prospectus:

●	all references to “U.S. dollars” or “US$” are to the currency of the United States and all references to “Australian dollars” or “$” or “A$” are to the currency of Australia; and

●	“fiscal” year refers to the period between July 1 and June 30 of the following calendar year.

Special note regarding Forward-looking Statements

This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations, financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would,” or the negative of these words or other similar terms or expressions.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties, other factors and assumptions, including the risks described in “Risk Factors” and elsewhere in this prospectus, regarding, among other things:

●	our exploration activities and our business operations in general;

●	sufficiency of our cash resources;

●	our ability to profitably extract minerals;

●	our ability to raise additional funding when needed;

●	any statements concerning anticipated regulatory approvals or collaborative arrangements, including our ability to obtain governmental approvals and permits;

●	our operational risks;

●	our ability to remain compliant with the Australian Securities Exchange and Nasdaq’s continuing listing standards;

●	our ability to remediate identified material weaknesses in our internal control over financial reporting;

●	any statement of assumptions underlying any of the foregoing; and

●	other risks and uncertainties, including those listed under “Risk Factors.”

These risks are not exhaustive. Other sections of this prospectus may include additional factors that could harm our business and financial performance. New risk factors may emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and achievements may be different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

Industry and Market Data

This prospectus contains estimates and information concerning our industry and our business. Unless otherwise expressly stated, we obtained this industry, business, market and other information from reports, research surveys, studies and similar data prepared by third parties, industry, and general publications, government data and similar sources.

This information involves a number of assumptions and limitations. Although we are responsible for all of the disclosure contained in this prospectus and we believe the third-party market position, market opportunity and market size data included in this prospectus are reliable, we have not independently verified the accuracy or completeness of this third-party data. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

Cautionary Note Regarding Presentation of Mineral Reserve and Mineral Resource Estimates

The Securities and Exchange Commission (the “SEC”) adopted new mineral property disclosure requirements in subpart 1300 of Regulation S-K (the “SEC Mining Disclosure Rules”) effective January 2021 that are applicable to all companies filing registration statements with the SEC. These rules better align disclosure with international regulatory practices, including the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and Minerals Council of Australia (“JORC”). However, while the definitions in the SEC Mining Disclosure Rules are more similar to those in JORC compared to the previous SEC disclosure rules, there are differences in the definitions and standards under the SEC Mining Disclosure Rules and JORC.

Investors are therefore cautioned that public disclosure by us of mineral resources in Australia in accordance with JORC (as required by the ASX Listing Rules) does not form a part of this prospectus. Estimates under JORC are not directly comparable to disclosure prepared under the SEC Mining Disclosure Rules. Such estimates do not form a part of this prospectus or of any of our other filings with the SEC. You should not rely on any mineral resource estimate that we have disclosed or may disclose in Australia, or that appears in our ASX announcements, investor presentations or on our website, in deciding whether to invest in the ADSs. We are unable to report such estimates in our filings with the SEC because we have not established the technical and economic conditions that are necessary to show reasonable prospects for economic extraction, based on the definition of resources in the SEC Mining Disclosure Rules.

We are still in the exploration stage and our planned commercial operations have not commenced. There is currently no commercial production at our projects. We have not produced a scoping study on our projects. We have not yet completed a preliminary economic assessment or started a preliminary feasibility study of our projects. As such, our projects’ estimated proven or probable mineral reserves cannot be determined at this time. Under the SEC Mining Disclosure Rules, mineralization may not be classified as a reserve unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. We are an exploration stage company and we have no mineral reserves as defined by the SEC Mining Disclosure Rules.

Our Registration Statement on Form F-1, as originally filed with the SEC on July 9, 2026, contained estimates of mineral resources that were stated to have been prepared in accordance with the SEC Mining Disclosure Rules, together with a technical report summary prepared by Belenos Holdings (Pty) Ltd filed as Exhibit 96.1 and the related consents of qualified persons. Those mineral resource estimates, that technical report summary and those consents have been removed from this amendment to our Registration Statement on Form F-1 in their entirety, as has the statement that those estimates conformed to the requirements of the SEC Mining Disclosure Rules. You should not rely on the mineral resource estimates, the technical report summary, the qualified person consents or the statement of conformity with the SEC Mining Disclosure Rules that were included in or filed with the Registration Statement on Form F-1, as originally filed with the SEC on July 9, 2026. None of that information forms a part of this prospectus. This prospectus does not contain any estimate of mineral resources or mineral reserves.

You are cautioned that, except for any mineral resources classified as mineral reserves, mineral resources do not have demonstrated economic value. Inferred mineral resources have a high degree of uncertainty as to their existence and as to whether they can be economically or legally mined. Estimates of inferred mineral resources may not form the basis of an economic analysis. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. Therefore, you are cautioned not to assume that all or any part of an inferred mineral resource exists, that it can be economically or legally mined, or that it will ever be upgraded to a higher category. Likewise, you are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be upgraded to mineral reserves.

Glossary of Terms

Assay means, in economic geology, to analyze the proportions of metal in a rock or overburden sample; to test an ore or mineral for composition, purity, weight or other properties of commercial interest.

Deposit means a mineralized body which has been physically delineated by sufficient drilling, trenching, and/or underground work, and found to contain a sufficient average grade of metal or metals to warrant further exploration expenditures; such a deposit does not qualify as a commercially mineable ore body or as containing ore reserves, until final legal, technical, and economic factors have been resolved.

Grade or grade means the amount of valuable metal in each tonne of ore, expressed as grams per tonne (g/t) for precious metals and as percent (%) for antimony.

km means kilometre(s).

m means metre(s) (equivalent to 3.281 feet).

M means million.

Mineralization or mineralization means the concentration of metals and their chemical compounds within a body of rock.

Mineral Reserve or mineral reserve means an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

Mineral Resource or mineral resource means a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

Ore means a mineral reserve of sufficient value as to quality and quantity to enable it to be mined at a profit.

Conversion of measurement units

In converting from:	To:	Multiply by
Feet	Metres (m)	0.305
Metres	Feet (ft)	3.281
Miles	Kilometres (km)	1.609
Hectares	Acres	2.471
Kilometres	Miles	0.6214
Grams	Ounces (Troy) (oz)	0.03215

Prospectus Summary

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in the ADSs and Warrants. You should read this entire prospectus, and the registration statement of which this prospectus is a part, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless otherwise indicated or the context otherwise requires, “Chilwa,” the “Company,” “our company,” “we,” “us” and “our” refer to Chilwa Minerals Limited and its subsidiaries taken as a whole.

Overview

We are a mineral exploration company looking to deliver growth and value for our shareholders through achieving success from exploration and evaluation programs. Our principal activities are mineral exploration activities at the Chilwa Critical Minerals Project (the “Project”), which is located around the northern, western and southern shores of Lake Chilwa in southern Malawi.

Malawi, a landlocked country in southeastern Africa famed for the warmth and kindness of its people, is known as “The Warm Heart of Africa.” It is bordered by Zambia to the west, Tanzania to the north and northeast, and Mozambique to the east, southeast and southwest. Malawi is an underexplored country and an emerging mining destination with a stable regime, a supportive government and a newly developed infrastructure network.

We hold, through our 100% owned subsidiaries Chilwa Minerals Africa Limited and Phalombe Minerals Limited, three exploration licenses that grant us the exclusive rights to carry out exploration for certain heavy mineral sands (“HMS”) and rare earth elements (“REE”) over a total tenement area of 881.0136 km2. The project hosts a geologically coherent and district-scale mineral system capable of supporting multiple styles of critical mineralisation, including:

●	Heavy Mineral Sands (“HMS”)

●	Carbonatite-hosted REE

●	Ionic Adsorption Clay Rare Earth Element potential

Sectional interpretation has been done on all the northern deposits (Nkotamo, Halala, Beacon and Namanja West) on the Project.

In addition, we have intersected high-grade REE in the clays below the mineral sands, with many highly prospective carbonatite targets to be assessed, including Chisi Island. Other targets that require ground truthing have been identified in the southern extension area and Mpyupyu Area. The first batch of REE analysis was undertaken in July 2024 as a pathfinder process to assess the potential coexistence of REEs in the heavy mineral concentrates. The REEs that were included in the analysis were Cerium (Ce2O3), Europium (Eu2O3), Gadolinium (Gd2O3), Lanthanum (La2O3), Neodymium (Nd2O3), Praseodymium (Pr6O11), Samarium (Sm2O3) and Ytterbium (Yb2O3). Diamond drilling in late 2024 has also yielded positive results, confirming the presence of REE mineralization. Substantial advancements in exploration and resource development in the REE sector have been made, with over 47 geophysical features/anomalies identified. We believe that the discovery of new exploration targets and the successful completion of several exploration and drilling programs have significantly strengthened our overall portfolio and positioned us well to continue to explore for REE, essential for various high-tech applications.

We believe the Project can develop into a viable mineral sands project and that we are exploring a Tier 1 mineralized system in southern Malawi.

Corporate Information

Our legal name is Chilwa Minerals Limited. Chilwa was incorporated in Australia in February 2022 and listed on the ASX in July 2023 under the symbol “CHW”.

Our registered office is located at Level 28, 140 St George’s Terrace, Perth, Western Australia, Australia and our telephone number is +61 8 6189 4924. Our website address is www.chilwaminerals.com.au. The information on, or accessible through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. All information we file with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies in the United States. These provisions include exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, in the assessment of our internal controls over financial reporting.

We may take advantage of such exemptions until such time that we are no longer an emerging growth company. Accordingly, the information that we provide shareholders and holders of the ADSs may be different than you might obtain from other public companies. We will cease to be an emerging growth company upon the earliest to occur of (i) the last day of the fiscal year in which we have more than US$1.235 billion in annual revenue; (ii) the last day of the fiscal year in which we qualify as a “large accelerated filer”; (iii) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year in which the fifth anniversary of this offering occurs.

Implications of Being a Foreign Private Issuer

We are also considered a “foreign private issuer” under U.S. securities laws. In our capacity as a foreign private issuer, we are exempt from certain rules under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our senior management and the members of our board of directors are exempt from “short-swing” profit recovery provisions of Section 16 of the Exchange Act and our principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We will remain a foreign private issuer until such time that 50% or more of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of the members of board of directors or our senior management are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Risk Factors Summary

Our business is subject to a number of risks of which you should be aware prior to making a decision to invest in the ADSs. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section titled “Risk Factors” before deciding whether to invest in the ADSs. Among these important risks are, but not limited to, the following:

●	We have a history of losses and may not generate revenue from our operations or achieve or maintain profitability if our development and production plans are not achieved.

●	We require significant additional capital to fund our business, which may not be available on acceptable terms or at all. There is substantial doubt about our ability to continue as a going concern if we are unable to raise additional working capital as required.

●	The nature of our mineral exploration activities involves a high degree of risk.

●	Our exploration activities require substantial capital, and actual costs and timelines may significantly exceed our estimates.

●	Our ability to continue the exploration, permitting, development, and construction of our projects will depend in part on our ability to obtain suitable financing.

●	We have no history of producing heavy mineral sands or rare earth elements from our mineral properties and there can be no assurance that we will successfully establish mining operations or profitably produce heavy mineral sands or rare earth elements.

●	Any material changes in any mineral resource/reserve estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital.

●	The future profitability of our operations, and any future cash flows generated by our operations, will be affected by changes in the market price for heavy mineral sands and rare earth elements.

●	We may not be able to obtain or maintain all required permits and licenses, which could materially and adversely affect our business, financial condition, and prospects.

●	The exploration and development of our projects may not be profitable.

●	The trading price of the ADSs may be volatile, and purchasers of the ADSs could incur substantial losses.

●	There has been no prior market for the ADSs and an active and liquid market for our securities may fail to develop, which could harm the market price of the ADSs.

●	You will experience immediate and substantial dilution in the net tangible book value of the ADSs you purchase in this offering.

●	As long as we remain subject to the rules of the ASX and Nasdaq, we will be unable to access equity capital without shareholder approval if such equity capital sales would result in an equity issuance above regulatory thresholds and, consequently, we may be unable to obtain financing sufficient to sustain our business if we are unsuccessful in soliciting requisite shareholder approvals.

●	ADS holders are not shareholders and do not have shareholder rights.

●	Australian takeover laws may discourage takeover offers being made for us or may discourage the acquisition of large numbers of our shares.

●	We have identified several material weaknesses in our internal control over financial reporting. Failure to effectively remediate these weaknesses, the emergence of additional material weaknesses, or a failure to maintain effective internal controls could impair our ability to produce timely and accurate financial statements and to comply with applicable laws and regulations.

●	U.S. investors may have difficulty enforcing civil liabilities against our company, our directors or member of senior management and the experts named in this prospectus.

The Offering

Securities offered by us	800,000 ADSs, together with 800,000 Warrants to purchase 800,000 ADSs (excluding any exercise of underwriter’s option). Each ADS is being sold together with one Warrant.

Option to purchase additional securities	The underwriter has an option for a period of 45 days from the date of this prospectus to purchase up to 120,000 additional ADSs and/or 120,000 Warrants.

Ordinary shares to be outstanding after this offering, including shares underlying ADSs	106,006,092 ordinary shares (or 106,126,092 ordinary shares if the underwriter exercises its option to purchase additional ADSs in full).

American depositary shares	Each ADS represents 10 ordinary shares. The ADSs are delivered by the depositary. You will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and all owners and holders of ADSs issued thereunder. The depositary, through its custodian, will be the holder of the ordinary shares underlying the ADSs.

You may surrender your ADSs to the depositary for cancellation to receive the ordinary shares underlying your ADSs. The depositary will charge you a fee for such a cancellation.

We may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or that materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section titled “Description of Securities.” We also encourage you to read the deposit agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Warrants	Each Warrant will have an exercise price of US$ per ADS, will be exercisable upon issuance and will expire five years from the date of issuance. The ADSs issuable upon exercise of the Warrants will be subject to anti-dilution upon the occurrence of certain stock dividends and distributions, stock split, stock subdivision and combinations, reclassifications or similar events affecting our ADSs or ordinary shares, or upon the occurrence of a change in ADS ratio. To better understand the terms of the Warrants, you should carefully read the section in this prospectus entitled “Description of Securities.”

Depositary	The Bank of New York Mellon

Use of proceeds	We estimate that the net proceeds from the sale of the securities that we are selling in this offering will be approximately US$2.9 million (or approximately US$3.5 million if the underwriter’s option to purchase additional ADSs is exercised in full), based upon an assumed initial public offering price of US$5.00 per ADS, after giving effect to the Australian dollar/U.S. dollar exchange rate of 0.7114 as of August 17, 2026, and an ADS-to-ordinary share ratio of 1-to-10, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The foregoing assumes that none of the Warrants (including any Warrants issued if the underwriter’s option to purchase additional Warrants is exercised in full) issued in the offering are exercised. If all of the Warrants were to be exercised in cash, we would receive additional proceeds of approximately US$5 million. We cannot predict when or if these Warrants will be exercised. It is possible that these Warrants may expire and may never be exercised.

We intend to use the net proceeds from this offering, together with our existing cash, to further our exploration activities, for working capital and other general corporate purposes. See “Use of Proceeds” for additional information.

Representative’s Warrant	Upon the closing of this offering, we will issue a warrant to the underwriter (the “Representative’s Warrant”) entitling it to purchase a number of ordinary shares, represented by ADSs, equal to 5.0% of the ADSs sold in this offering. The Representative’s Warrant will be exercisable at a price equal to 125% of the public offering price of the ADSs and will expire five years following the date of commencement of sales in this offering. See “Underwriting.”

Lock-up agreements	Our directors, executive officers, and its major shareholder have agreed with the Representative not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our ordinary shares or securities convertible into ordinary shares for a period of six months from the closing of this offering.

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of the risks you should carefully consider before investing in the ADSs and Warrants.

Proposed Nasdaq Capital Market symbol for the ADSs	We have applied to have the ADSs listed on Nasdaq under the symbol “CHWM”. In addition, there is no established public trading market for the Warrants and we do not expect a market to develop. We do not intend to apply for a listing of the Warrants on any national securities exchange.

Australian Securities Exchange symbol for our ordinary shares	“CHW”

The number of ordinary shares (including ordinary shares underlying ADSs) that will be outstanding after this offering is based on 98,006,092 ordinary shares outstanding as of June 30, 2026 and excludes 877,873 ordinary shares issuable upon the exercise of outstanding options as of June 30, 2026, with a weighted-average exercise price of A$0.35 per ordinary share.

In addition, unless we specifically state otherwise, the information in this prospectus assumes (i) no exercise of any Warrants issued in this offering, (ii) no exercise by the underwriter of its option to purchase up to additional ADSs and/or Warrants, (iii) no exercise of the Representative’s Warrant and (iv) no exercise of outstanding options to purchase ordinary shares.

Risk Factors

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks and uncertainties described below. Our business, operating results, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occurs, our business, operating results, financial condition and prospects could be adversely affected. In that event, the market price of our shares could decline, and you could lose part or all your investment. The risks discussed below may not prove to be exhaustive and are based on certain assumptions that later may prove to be incorrect or incomplete. We and our subsidiaries may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the sections entitled “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto included herein, as applicable.

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this section refer to Chilwa Minerals Limited and its subsidiaries.

Risks Related to Our Business

We have a limited operating history on which to assess our business.

Chilwa Minerals Limited was incorporated in February 2022 and has earned no revenue from operations, which may make it difficult to evaluate our current business and the likelihood of our success. We have no history of commercial production from our mineral properties and there can be no assurance that we will successfully establish mining operations or profitably produce metals. The prospects of our company must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stage of their development. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition.

We have a history of losses and may not generate revenue from our operations or achieve or maintain profitability if our development and production plans are not achieved.

We have incurred losses since inception and have had negative cash flow from operating activities. For fiscal years 2025 and 2024, we had a net loss of A$3.4 million and A$1.8 million, respectively and net cash used in operating activities of A$2.0 million and A$1.8 million, respectively. The Project is not in production or currently under construction, and we have no ongoing mining operations or revenue from mining operations. We have incurred net losses since inception and expect to continue to incur losses unless and until the Project enters commercial production and generates sufficient revenues to fund continuing operations. If we are unable to generate significant revenues from mining operations, we will not be able to earn profits.

Further exploration and appraisals are required to determine the extent to which the Project contains economically viable mineral deposits and whether the deposits can be profitably exploited. It is common in exploration programs to experience unexpected problems and delays, and there is a significant risk that further exploration may not be successful, may be delayed, or may cost more than currently anticipated. If our exploration activities prove commercially unsuccessful, we may be required to abandon our plans to develop the Project and our exploration investments, which will have an adverse effect on the market value of our securities and our ability to raise future financing.

Therefore, there are no assurances that our activities will result in profitable mining operations, that we will successfully establish mining operations, or that we will profitably produce metals at the Project.

We require significant additional capital to fund our business, which may not be available on acceptable terms or at all. There is substantial doubt about our ability to continue as a going concern if we are unable to raise additional working capital as required.

As of June 30, 2026, we had cash and cash equivalents of A$1,101,524. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due.

We require significant additional capital to fund our business, which may not be available on acceptable terms or at all. Due to the nature of our current operations, being mineral exploration, we do not have ready access to credit facilities. The primary source of our funding has been equity raisings. We may also seek to raise funds through joint ventures, production sharing arrangements or other means. However, there is no assurance that we will be able to successfully obtain the necessary financing at all or available on terms acceptable to us. Any additional equity financing may result in dilution for some or all shareholders, and debt financing, if available, may involve restrictive covenants, which limit operations and business strategy.

If we are unable to raise additional capital if and when required, this could delay, suspend or reduce the scope of our business operations (including scaling back exploration programs) and could have a material adverse effect on our operating and financial performance, and there is significant uncertainty as to whether we will be able to meet our obligations as and when they fall due and thus continue as a going concern.

The nature of our mineral exploration activities involves a high degree of risk.

Our long-term success depends on our ability to expand the known mineralization and/or identify new mineral zones or deposits on the Project and other properties we may acquire, if any, that we can then develop into commercially viable mining operations. Mineral exploration is highly speculative in nature. Discovery of mineral deposits is dependent upon a number of factors and significantly influenced by the technical skill of the exploration personnel involved. The commercial viability of a mineral deposit is also dependent upon a number of factors which are beyond our control, including the attributes of the deposit, commodity prices, government policies and regulation, and environmental protection requirements. Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined.

Risks normally incidental to exploring for and developing mineral properties include but are not limited to:

●	unusual or unexpected geologic formations;

●	economically insufficient mineralized material;

●	fluctuation in production costs that make mining uneconomical;

●	unanticipated variations in grade and other geologic uncertainties;

●	difficult surface or underground conditions;

●	the availability and proper performance of necessary equipment, supplies, and infrastructure;

●	the availability of mineral professionals, skilled labor, and support for our workforce;

●	difficulty with obtaining or maintaining the requisite license or permit;

●	adverse changes in the global or local legal, political, and economic environment;

●	litigation and/or title claims;

●	labor disputes or unrest, personal injury, industrial accidents, civil disorder, political hostilities, war, subversive activities or sabotage;

●	liability for pollution, cave-ins or similar hazards;

●	fires, floods, explosions, epidemics, pandemics, or other catastrophes or natural disasters; and

●	potential opposition from non-governmental organizations, local groups or local inhabitants that may delay or prevent development activities.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues, and production dates. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down of our investment in these interests. All these factors may result in losses in relation to amounts spent that are not recoverable, or that result in additional expenses.

Our exploration activities require substantial capital, and actual costs and timelines may significantly exceed our estimates.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Our estimated expenditure is based on assumptions regarding the method and timing of exploration and feasibility work. By their nature, these assumptions are subject to significant uncertainties. The actual costs, timing, and complexities of exploration, development and mining activities may be significantly higher than estimated. In addition, we may be subject to significant unforeseen expenses or actions, which may include unplanned operating expenses, future legal actions or expenses in relation to future unforeseen events.

We have no history of producing heavy mineral sands or rare earth elements from our mineral properties and there can be no assurance that we will successfully establish mining operations or profitably produce heavy mineral sands or rare earth elements.

We have no history of producing any minerals from our properties. While we seek to move our projects into production, such efforts will be subject to all the risks associated with establishing new mining operations and business enterprises, including:

●	the timing and cost, which are considerable, of the construction of mining and processing facilities;

●	the ability to find sufficient reserves to support a profitable mining operation;

●	the availability and costs of skilled labor and mining equipment;

●	compliance with environmental and other governmental approval and permit requirements;

●	the availability of funds to finance construction and development activities;

●	potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants that may delay or prevent development activities; and

●	potential increases in construction and operating costs due to changes in the cost of labor, fuel, power, materials and supplies.

The costs, timing and complexities of mine construction and development may be increased by the remote location of our property.  It is common in new mining operations to experience unexpected problems and delays during construction, development and mine start-up.  In addition, our management team will need to be expanded.  This could result in delays in the commencement of mineral production and increased costs of production.  Accordingly, we cannot assure you that our activities will result in profitable mining operations or that we will successfully establish mining operations.

Any material changes in any mineral resource/reserve estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital.

As we have not completed a feasibility study on any of our properties and have not commenced actual production, any mineralization resource estimates may require adjustments or downward revisions.  In addition, the grade of minerals ultimately mined, if any, may differ from that indicated by our feasibility studies and drill results.  Minerals recovered in small scale tests may not be duplicated in large scale tests under on-site conditions or in production scale.

The resource estimates that we may calculate in the future will be determined based on assumed future prices, cut-off grades and operating costs that could prove to be inaccurate. Any extended declines in market prices for heavy mineral sands or rare earth elements could render portions of our mineralization and resource estimates uneconomic and result in reduced reported mineralization or adversely affect any commercial viability determinations that we may reach. Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our share price and the value of our property.

The future profitability of our operations, and any future cash flows generated by our operations, are affected by changes in the market price for heavy mineral sands or rare earth elements.

We expect that substantially all our revenue and cash flows will come from the sale of heavy mineral sands or rare earth elements if we enter the production stage. Historically, the market price for heavy mineral sands or rare earth elements has fluctuated widely and has been affected by numerous factors over which we have no control, including:

●	the demand for heavy mineral sands and rare earth elements;

●	international or regional political and economic trends;

●	financial market expectations regarding the rate of inflation;

●	interest rates;

●	the production and cost levels for heavy mineral sands and rare earth elements at competing projects; and

●	speculative activities.

If prices for heavy mineral sands or rare earth elements were to fall below and remain below our cost of production for any sustained period, then we could experience losses and may be forced to curtail or suspend some or all of mining operations. In addition, we would also have to assess the economic impact of low prices on our ability to recover any losses we may incur during that period and on our ability to maintain adequate reserves.

We may not be able to obtain or maintain all required permits and licenses, which could materially and adversely affect our business, financial condition, and prospects.

We hold three licenses that grant us the exclusive rights to carry out exploration for certain HMS and REE in the license areas. Our 100% owned subsidiary, Chilwa Minerals Africa Limited, holds two licenses that grant us the exclusive rights to carry out exploration for certain HMS and REE in the license areas. Exploration License Number EL0670/22R1, originally granted on September 27, 2022 and currently valid until July 17, 2028, covers an area of 418.2851 km2 around Lake Chilwa, including the districts of Phalombe, Zomba and Mulanje. Exploration License Number EL0671/22R1, originally granted on September 26, 2022 and currently valid until July 17, 2028, covers an area of 12.84 km2 on Chisi Island in the district of Zomba. In addition, our 100% owned subsidiary, Phalombe Minerals Limited, has been granted an exploration license EL0835/25, valid from July 18, 2025 to July 17, 2030, covers an area of 449.8885 km2, with the option to extend, to carry on exploration activities in Mulanje, Phalombe and Zomba Districts. The maintenance and extension of the licenses are subject to various conditions described under “Business - Government and Environmental Regulations”, and the laws and regulations governing the maintenance or renewal are subject to change. In addition, future development of the Project will require obtaining licenses or permits for the construction and operation of mines, processing plants and related infrastructure. We plan to work with the Government of Malawi to secure a mining license and a mining development agreement.

There can be no assurance that we can maintain any of the licenses and permits required for continued exploration, development or the operation of future mining operations, on reasonable terms, if at all. Costs related to applying for, obtaining and maintaining permits and licenses may be prohibitive and could delay our planned exploration and development activities. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of the mineral properties, and we may suffer significant damage as a result.

We may be unable to purchase additional mining licenses or properties.

As part of our business strategy, we may make acquisitions of, or significant investments in, other resource projects. Any such future transactions would be accompanied by the risks commonly encountered in making acquisitions of resource projects. In addition, we may not be able to secure the necessary funding or successfully acquire new licenses or properties. Such limitations could adversely impact our business prospects, operations, and long-term growth objectives.

We may be subject to mandatory relinquishment of exploration areas on extension of our licenses.

The initial term of an exploration license is five years from the date of grant. A holder may apply for extensions of the term for periods of up to three (3) years, but no more than two such extension applications may be made. Exploration License Number EL0670/22R1 and Exploration License Number EL0671/22R1 have already been renewed once. In terms of applicable law, when applying for the extension of the term of an exploration license, the applicant must reduce the size of its last approved area by at least half, unless such reduction would result in a license area of less than 25km2. In that case, the applicant may request and have approved an area of up to 25km2. The exploration area of Exploration License Number EL0670/22R1 has previously been reduced by 50% (from 865.86km2 to 418.2851km2). As a result, even if we meet work and compliance obligations, extensions may require surrender of a substantial portion of the license area of our Exploration Licenses that are currently larger than 25km2, which may include ground later determined to be prospective. This could limit our ability to fully explore or develop mineral resources within the original license area, impact resource conversion and mine planning, and adversely affect the long-term potential of the Project.

Mineral exploration and development are dependent on adequate infrastructure.

Exploration, development and processing activities depend, to a large degree, on adequate infrastructure. In particular, reliable power sources, water supply, transportation and surface facilities are necessary to explore and develop mineral projects. The lack of availability of acceptable terms or the delay in the availability of any one or more of these items could prevent or delay exploration or development of our mineral properties. If adequate infrastructure is not available in a timely manner, there can be no assurance that the exploration or development of our mineral properties will be commenced or completed on a timely basis, if at all. Furthermore, unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of necessary infrastructure could adversely affect our operations.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and, if warranted, development operations. Any shortage of such supplies, equipment, and parts could result in increased costs or otherwise have a material adverse effect on our ability to carry out our operations.

Our operations in Malawi expose us to a variety of risks inherent in conducting business in an emerging market jurisdiction.

Our international operations in Malawi are subject to a number of risks, including, among others, economic, social or political instability or change; increases in transportation, logistics or shipping costs; restrictive or unpredictable governmental actions, such as imposition of trade quotas, tariffs and other taxes; inflationary pressures; currency non-convertibility or volatility; and uncertainties associated with the legal and regulatory environment.

Adverse changes in government policies or legislation of Malawi that affect ownership of mineral interests, taxation, royalties, land access, native title, environmental protection, carbon emissions, labor and mining could have a material adverse impact on our operations. If the current system of exploration and mine permitting in Malawi and other jurisdictions in which we may acquire projects and operate changes, we could experience impairment of rights and possibly expropriation of our properties without adequate compensation. For example, under Section 260 of the Mines and Minerals Act No. 25 of 2023 (the “Mining Act”), the Malawian government retains a statutory right to acquire a free, non-dilutable equity interest in any company that applies for a large-scale mining license. This option may be exercised at no cost to the Malawian government, and does not require the Malawian government to contribute capital, fund project costs, or assume operational obligations. The Malawian government’s equity participation right becomes exercisable upon submission of a large-scale mining license application and expires once the license is either granted or denied. While this provision of the Mining Act does not currently apply to our Project, as we have not determined whether we will apply for a medium-scale or large-scale mining license, there can be no assurance that such provision will not become applicable to the Project in the future. For further information about applicable Malawian regulations, see “Business – Government and Environmental Regulations”.

Furthermore, the legal system in Malawi is less developed and less predictable than that of the United States, and this may result in a number of significant risks, including:

●	unfavorable changes in laws or regulations applicable to the mining and exploration industry or foreign investment, including those relating to government participation, the enforcement of legal rights, taxation, exchange controls, export duties, repatriation of income, return of capital, environmental compliance, immigration permits and labor matters;

●	difficulty in obtaining effective legal redress, whether for breaches of law or regulation or in ownership or contractual disputes, due to limitations in judicial capacity or political sensitivities;

●	a higher degree of discretion exercised by government officials or agencies, which may result in inconsistent application of laws, delays in approvals, or unexpected regulatory outcomes;

●	limited administrative or interpretive guidance regarding the implementation of laws and regulations, including with respect to taxation and property rights;

●	inconsistencies or conflicts among laws, regulations, decrees, and administrative orders, which can create uncertainty in operational planning and compliance;

●	relative inexperience of courts and regulators in matters relevant to our business, including mining, permitting, and foreign investment; and

●	significant delays in judicial proceedings or the issuance of judgments, which could impair our ability to resolve disputes in a timely or predictable manner.

Any of these factors could materially and adversely affect our operations in Malawi, our ability to develop our mineral projects, and our business, financial condition and prospects.

The mineral exploration and mining industry is highly competitive.

The mineral exploration and mining industry is intensely competitive in all of its phases. Many of our competitors are large, established companies with substantial capabilities and greater financial and technical resources. We compete with other mining and exploration companies in connection with the acquisition of mining claims, the amount and quality of mineral reserves and resources, capital, and the recruitment and retention of qualified managerial and technical employees. In addition to our company, there are several other mineral sands projects in Malawi at various stages of development, such as Sovereign Metals, Mawei Mining, Crown Minerals Ltd, and Globe Metals & Mining Ltd. If we are unable to compete successfully, our exploration and development programs may be slowed down or suspended, and we may not be able to acquire, develop, or operate additional mining projects.

We may pursue opportunities to acquire complementary businesses, which could dilute our shareholders’ ownership interests, incur expenditure and have uncertain returns.

We may seek to expand our business through future acquisitions of either companies or properties, however, there can be no assurance that we will locate attractive acquisition candidates, or that we will be able to acquire such candidates on economically acceptable terms, if at all, or that we will not be restricted from completing acquisitions pursuant to contractual arrangements. Future acquisitions may require us to expend significant amounts of cash, resulting in our inability to use these funds for other business or may involve significant issuances of equity. Future acquisitions may also require substantial management time commitments, and the negotiation of potential acquisitions and the integration of acquired operations could disrupt our business by diverting management’s attention away from day-to-day operations. The difficulties of integration may be increased by the necessity of coordinating geographically diverse organizations, integrating personnel with disparate backgrounds and combining different corporate cultures.

Any future acquisition involves potential risks, including, among other things: (i) mistaken assumptions and incorrect expectations about mineral properties, mineral resources and costs; (ii) an inability to successfully integrate any operation our company acquires; (iii) an inability to recruit, hire, train or retain qualified personnel to manage and operate the operations acquired; (iv) the assumption of unknown liabilities; (v) limitations on rights to indemnity from the seller; (vi) mistaken assumptions about the overall cost of equity or debt; (vii) unforeseen difficulties operating acquired projects, which may be in geographic areas new to us; and (viii) the loss of key personnel and/or key relationships at the acquired project.

At times, future acquisition candidates may have liabilities or adverse operating issues that we may fail to discover through due diligence prior to the acquisition. If we consummate any future acquisitions with unanticipated liabilities or that fail to meet expectations, our business, results of operations, cash flows or financial condition may be materially adversely affected. The potential impairment or complete write-off of goodwill and other intangible assets related to any such acquisition may reduce our overall earnings and could negatively affect our balance sheet.

Joint ventures and other partnerships may expose us to risks.

We may enter into joint ventures or partnership arrangements with other parties in relation to the exploration, development and production of the properties in which we have an interest. Joint ventures can often require unanimous approval of the parties to the joint venture or their representatives for certain fundamental decisions such as an increase or reduction of registered capital, merger, division, dissolution, amendments of constating documents, and the pledge of joint venture assets, which means that each joint venture party may have a veto right with respect to such decisions which could lead to a deadlock in the operations of the joint venture. Further, we may be unable to exert control over strategic decisions made in respect of such properties. Any failure of such other companies to meet their obligations to us or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on the joint ventures or the property and therefore could have a material adverse effect on our results of operations, financial performance, cash flows and the price of the ADSs.

Failure to comply with applicable laws or regulations could materially and adversely affect our business, financial condition, and prospects.

We are subject to significant laws and regulations that affect our operations and costs of conducting our business, including those with respect to prospecting, mine development, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety, and other matters. We believe that we are in compliance with all material laws and regulations that currently apply to our activities, but there can be no assurance that we can continue to remain in compliance.

Changes in existing laws and regulations, the implementation of future laws and regulations, or more stringent implementation of such laws and regulations could have a material adverse impact on our business and cause increases in capital expenditures or require abandonment or delays in exploration. For example, a number of governments or governmental bodies have introduced or are contemplating legislative and/or regulatory changes in response to concerns about the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, on our future joint venture partners, if any, and on our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs necessary to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotional and political significance and uncertainty surrounding the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will ultimately affect our financial condition, operating performance, and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, could be particular to the geographic circumstances in areas in which we operate and may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels, and changing temperatures.

Failure to comply with applicable laws or regulations may result in enforcement actions, including the forfeiture of mineral claims or other mineral tenures, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and corrective measures requiring capital expenditures, installation of additional equipment, or costly remedial actions.

Adverse global and local economic, political, and environmental conditions could negatively impact our ability to advance our exploration and development activities and our financial performance.

Our business is subject to risks arising from adverse economic, political, and environmental conditions in Malawi and globally. General economic conditions, including inflationary pressures, rising interest rates, changes in tax laws, new or restrictive legislation, trade barriers, and currency exchange controls or volatility, may negatively affect our operating costs, access to capital, and overall financial performance. National and international political developments, such as outbreaks of hostilities, war, terrorism, sabotage, subversive activities, security operations, labor unrest, civil disorder, or states of emergency, may disrupt supply chains, impede the movement of people or equipment, or restrict our ability to carry out mining exploration and development activities.

In addition, natural disasters, including fires, earthquakes and floods, as well as quarantine restrictions, epidemics, and pandemics, may adversely impact our operations and personnel, delay our exploration and development programs, and impair our ability to fund those activities. Even if our operational performance is not directly affected, broad economic or market volatility may adversely affect the value of our company and the trading price of our securities. These factors, individually or in the aggregate, could materially and adversely affect our business, results of operations, financial condition, and prospects.

Metal price volatility could have dramatic effects on the results of operations and our ability to execute our business plan.

If we achieve success leading to mineral production, our future revenues, if any, will be derived from the extraction and sale of HMS and REE. The price of these metals can be highly volatile and is affected by numerous factors beyond our control, including supply and demand fluctuations for precious and base metals, increased production due to new extraction developments and improved extraction and production methods, economic and political trends, inflation, currency exchange fluctuations, interest rates, global and regional consumptive patterns, and speculative activities such as forward selling. If a profitable market for our metals does not exist, the economic viability of our business, our ability to secure financing, and our results of operations will be materially and adversely affected.

Government actions, including tariffs, export controls, and foreign policy measures, could adversely and unexpectedly impact our business.

Government policies relating to trade, national security, and critical minerals could materially affect our exploration, development, and potential future sale of HMS and REE products. Several jurisdictions, including the United States, the European Union, and China, have implemented or proposed tariffs, export controls, quotas, and other trade restrictions relating to critical minerals and strategic materials. Any such measures may affect the availability and cost of mining equipment, processing technologies, reagents, and other imported inputs required for our exploration and any future development activities.

In addition, REEs and certain HMS products are increasingly viewed as strategically sensitive materials, and shifts in foreign policy or national security priorities could impose restrictions or additional compliance requirements on cross-border sales or exports. Such measures could limit potential customer markets, increase regulatory complexity, or create delays or uncertainties in obtaining necessary approvals for the movement of materials.

Escalating geopolitical tensions or retaliatory trade actions among major economies could also disrupt global supply chains, reduce demand for critical minerals, or negatively affect pricing. Broader macroeconomic impacts, including reduced global growth, tightening capital markets, or increased risk premiums, could in turn limit our ability to raise capital required to fund exploration and development activities. Any of these governmental or geopolitical actions could materially adversely affect our business, financial condition, results of operations, and prospects.

We are exposed to significant foreign currency exchange rate risks, which could adversely affect our business, financial condition, and prospects.

The Australian dollar is our presentation currency, but we also conduct transactions and hold financial assets and liabilities denominated in currencies other than our presentational currency. In particular, international prices of various commodities are denominated in United States dollars. As a result, we are exposed to foreign exchange rate fluctuations. As of June 30, 2025, we had foreign currency-denominated financial assets of A$16,931, all of which were denominated in Malawi Kwacha, and foreign currency-denominated financial liabilities of A$2,408,896, approximately 67% of which were denominated in Euros, resulting in net foreign currency liabilities of A$2,391,965 (compared to A$2,067,773 as of June 30, 2024).

Foreign exchange fluctuations, whether arising from macroeconomic volatility, local currency instability, or the relative strength of the Australian dollar, could materially affect our operating expenses, financial results, and the carrying value of our assets and liabilities. These risks may also adversely impact our liquidity and our ability to fund exploration and development activities.

Our insurance coverage may be inadequate to protect against all risks associated with mineral exploration and production.

We currently maintain commercial general liability insurance and umbrella liability insurance against these operating hazards, in connection with our exploration program. However, insurance of all risks associated with mineral exploration and production is not always available and where available the costs can be prohibitive. In certain circumstances, our insurance may not be of the nature or level to provide adequate insurance cover. The occurrence of an event that is not covered or fully covered by insurance and the payment of any liabilities that arise from any such occurrence that would not otherwise be covered under the current insurance policies could have a material adverse effect on our business, financial condition and results of operations.

We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business, financial condition, and prospects.

The responsibility of overseeing the day-to-day operations and our strategic management depends substantially on our senior management and key personnel in Australia and Malawi. The loss of the services of any of these people could have a materially adverse effect on our business and prospects. There is no assurance we can maintain the services of our officers, directors, or other qualified personnel required to operate our business, or be able to find replacements with equivalent expertise and experience within a reasonable period of time, at acceptable costs, or at all.

As our business activity grows, we will require additional key financial, administrative and mining personnel as well as additional operations staff. The Project is located in an area with active mining activities, and we compete with other companies for personnel and talent. There can be no assurance that we will be successful in attracting, training, and retaining qualified personnel as competition for people with these skill sets increases. If we are not successful in attracting, training and retaining qualified personnel, the efficiency of our operations could be impaired, which could have an adverse impact on our business, financial condition, and prospects.

We may be subject to potential conflicts of interest with our directors and/or officers.

Alexander Shaw, our Chairman, and Manuel Mota, our Non-Executive Director, are directors of Luso Global Mining BV, our largest shareholder and a fully owned subsidiary of Mota-Engil SGPS, S.A. Cadell Buss, our Chief Executive Officer and Managing Director, José Martins, our Non-Executive Director, and Mark Laybourn, our Chief Financial Officer, also have roles at other companies that may give rise to conflicts of interest and impose restrictions on the time and effort they can spend on our business. Any failure of our directors or officers to address these conflicts in an appropriate manner or to allocate opportunities that they become aware of to us could have a material adverse effect on our business, financial condition, and prospects.

Our operations may be subject to litigation or other claims.

From time to time, our operations may be subject to disputes that may result in litigation or other legal claims, including, without limitation, native title claims, tenure disputes, environmental claims, occupational health and safety claims and employee claims. We may be required to take countermeasures or defend against these claims, which will divert resources and management time from operations. Any costs involved in defending or settling legal and other claims or disputes that may arise, or where a claim or dispute is proven, could be costly and may impact adversely on our operations, financial performance and financial position and/or cause damage to our reputation.

Our operations are dependent on information technology systems that may be subject to network disruptions.

Our operations depend on information technology (“IT”) systems. These IT systems could be subject to network disruptions caused by a variety of sources, including computer viruses, security breaches and cyber-attacks, as well as disruptions resulting from incidents such as cable cuts, damage to physical plants, natural disasters, terrorism, fire, power loss, vandalism and theft. Our operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact our reputation and results of operations.

 Although to date we have not experienced any material losses relating to cyber-attacks or other information security breaches, there can be no assurance that we will not incur such losses in the future. Our risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority. As cyber threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

The exploration and development of our projects may not be profitable.

The exploration for and development of mineral deposits involves significant risks, which even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of a mineral deposit may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenses may be required to locate and establish mineral resources and reserves, to develop metallurgical processes and to construct mining and processing facilities and infrastructure at a particular site. It is impossible to ensure that the exploration or development programs planned by us will result in a profitable commercial mining operation. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as size, grade and proximity to infrastructure, heavy mineral sands and rare earth elements prices and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our company not receiving an adequate return on invested capital. There is no certainty that the expenditures made towards the search and evaluation of mineral deposits will result in the discovery of mineral resources or the development of commercial quantities of mineral reserves.

Our exploration projects have no operating history upon which to base estimates of future capital and operating costs. Mineral resource and reserve estimates and estimates of operating costs are or will be, to a large extent, based upon the interpretation of geologic data obtained from drill holes and other sampling techniques, and technical reports and feasibility studies, which derive estimates of capital and operating costs based upon anticipated tonnage and grades to be mined and processed, ground conditions, the configuration of the deposit, expected recovery rates of minerals from ore, estimated operating costs, and other factors. As a result, actual production, cash operating costs and economic returns could differ significantly from those estimated.

Our business is subject to operational risks that are generally outside of our control and could adversely affect our business.

Mineral mining sites by their nature are subject to many operational risks and factors that are generally outside of our control and could adversely affect our business, operating results and cash flows.

These operational risks and factors include the following:

●	unanticipated ground and water conditions;

●	adverse claims to water rights and shortages of water to which we have rights;

●	adjacent land ownership that results in constraints on current or future operations;

●	geological problems, including earthquakes and other natural disasters;

●	metallurgical and other processing problems;

●	the occurrence of unusual weather or operating conditions and other force majeure events;

●	lower than expected ore grades or recovery rates;

●	accidents;

●	delays in the receipt of or failure to receive necessary government permits;

●	the results of litigation, including appeals of agency decisions;

●	uncertainty of exploration and development;

●	delays in transportation;

●	interruption of energy supply;

●	labor disputes;

●	inability to obtain satisfactory insurance coverage; and

●	the failure of equipment or processes to operate in accordance with specifications or expectations.

Any one or more of these factors or other risks could cause us not to realize the anticipated benefits of an acquisition of properties or companies and could have a material adverse effect on our financial condition.

There are numerous risks associated with the development of our property.

Our future success will largely depend upon our ability to successfully explore, develop and manage our property. In particular, our success is dependent upon management’s ability to implement our strategy, to develop the projects and to maintain ongoing production from the mines that we expect to develop.

Development of our property could be delayed, experience interruptions, incur increased costs or be unable to complete due to a number of factors, including but not limited to:

●	changes in the regulatory environmental compliance requirements;

●	non-performance by third party consultants and contractors;

●	inability to attract and retain a sufficient number of qualified workers;

●	unforeseen escalation in anticipated costs of exploration and development, or delays in construction, or adverse currency movements resulting in insufficient funds being available to complete planned exploration and development;

●	increases in extraction costs including energy, material and labor costs;

●	lack of availability of mining equipment and other exploration services;

●	shortages or delays in obtaining critical mining and processing equipment;

●	catastrophic events such as fires, storms or explosions;

●	the breakdown or failure of equipment or processes;

●	construction, procurement and/or performance of the processing plant and ancillary operations falling below expected levels of output or efficiency;

●	civil unrest in and/or around our exploration and mining sites and supply routes, which would adversely affect the community support of our operations;

●	changes to anticipated levels of taxes and imposed royalties; and/or

●	a material and prolonged deterioration in market conditions, resulting in material price erosion.

It is not uncommon for new mining developments to experience these factors during their exploration or development stages or during construction, commissioning and production start-up, or indeed for such projects to fail as a result of one or more of these factors occurring to a material extent. There can be no assurance that we will complete the various stages of exploration and development necessary in order to achieve our strategy in the timeframe pre-determined by us or at all. Any of these factors could have a material adverse effect on our business, results of operations and activities, financial condition and prospects.

Our property may face indigenous land claims.

Our property may now or in the future be the subject of indigenous land claims. The legal nature of land claims is a matter of considerable complexity. The impact of any such claim on our ownership interest in our properties cannot be predicted with any degree of certainty and no assurance can be given that a broad recognition of indigenous rights in the area in which our properties are located, by way of a negotiated settlement or judicial pronouncement, would not have an adverse effect on our operations. Even in the absence of such recognition, we could at some point be required to negotiate with and seek the approval of holders of such interests in order to facilitate exploration and development work on our property. There is no assurance that we would be able to establish a practical working relationship with an indigenous group in the area that would allow us to ultimately develop our properties.

Non-governmental organizations could seek to delay development of our projects.

Our relationship with the communities in which we operate is important to ensure the future success of our operations. Although we work with ESS (Environmental and Social Sustainability) Africa, a sustainability consulting company, to maintain good relationships with the communities in which we operate, there is an increasing level of public concern relating to the perceived effect of mining activities on the environment and on communities impacted by such activities. Certain non-governmental organizations (“NGOs”), some of which oppose resource development, are often vocal critics of the mining industry and its practices. Adverse publicity generated by such NGOs or others related to extractive industries generally, or its operations specifically, could have an adverse effect on our reputation or financial condition and may impact our relationship with the communities in which we operate. While we believe that we operate in a socially responsible manner, there is no guarantee that our efforts in this respect will mitigate this potential risk. There is a risk that NGOs could cause a delay in the development of our projects.

There can be no guarantee that our interests in our property are free from any title defects.

We have taken all reasonable steps to ensure that we have proper title to our property. However, there can be no guarantee that our interests in our property are free from any title defects, as title to mineral rights involves certain intrinsic risks due to the potential problems arising from the unclear conveyance history characteristic of many mining projects. There can be no assurance that our rights and title interests will not be challenged or impugned by third parties.

Land reclamation requirements may be burdensome.

Land reclamation requirements are generally imposed on companies with mining operations or mineral exploration companies in order to minimize long term effects of land disturbance. Reclamation may include requirements to control dispersion of potentially deleterious effluents or reasonably re-establish pre-disturbance land forms and vegetation. In order to carry out reclamation obligations imposed on us in connection with exploration, potential development and production activities, we must allocate financial resources that might otherwise be spent on exploration and development programs. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

Compliance with environmental regulations and litigation based on environmental regulations could require significant expenditures.

Environmental regulations mandate the maintenance of air and water quality standards, land development and land reclamation, and set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. In connection with our current exploration activities or in connection with our prior extraction operations, we could incur environmental costs that could have a material adverse effect on financial condition and results of operations.

Any failure to remedy an environmental problem could require us to suspend operations or enter into interim compliance measures pending completion of the required remedy. Moreover, governmental authorities and private parties could bring lawsuits based upon damage to property and injury to persons resulting from the environmental, health and safety impacts of prior and current operations, including operations conducted by other extraction companies many years ago at sites located on properties that we currently own or formerly owned. We cannot assure you that any such law, regulation, enforcement or private claim would not have a material adverse effect on our financial condition, results of operations or cash flows. If we violate or fail to comply with applicable environmental laws and regulations, we could be subject to penalties, restrictions on operations or other sanctions. Such liability could materially adversely affect our reputation, business, results of operations and financial condition.

The requirements of being a publicly traded company in the United States may strain our resources and divert management’s attention.

Upon listing on the Nasdaq Capital Market, we will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the listing requirements of the Nasdaq Capital Market and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires that we file an annual report on Form 20-F. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight are required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and results of operations.

The Sarbanes-Oxley Act requires that we assess the effectiveness of our internal control over financial reporting annually and disclosure controls and procedures quarterly. If we identify further material weaknesses in future periods or we are not able to comply with the requirements of Section 404 in a timely manner, our reported financial results could be restated, we could be subject to investigations or sanctions by regulatory authorities, which would require additional financial and management resources, and the market price of our ordinary shares and ADSs could decline.

We could become subject to the auditor attestation requirement under the Sarbanes-Oxley Act even if we have little or no revenue, thus imposing significant cost and administrative burden on us.

We currently qualify as an “emerging growth company” and, as a result, are exempt from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of internal controls over financial reporting. We expect to remain an emerging growth company until the earlier of the last day of our fiscal year following the fifth anniversary of the completion of our first public offering in the United States or, as of the last business day of our most recently completed second fiscal quarter, our aggregate worldwide market value of the voting and non-voting common equity held by our non-affiliates is US$700 million or more. Once we cease to be an emerging growth company and the aggregate worldwide market value of our voting equity held by non-affiliates exceeds US$75 million as of our most recently completed second fiscal quarter, then we will be subject to the auditor attestation requirement in the assessment of the internal controls over financial reporting.

While the SEC has acknowledged the significant cost of the auditor attestation requirement for small companies and provided an exemption for U.S. “smaller reporting companies” with less than US$100 million in revenue, the SEC has decided not to similarly exempt foreign private issuers (such as the Company) unless they comply with the reporting requirements for U.S. companies, including presenting financial statements in accordance with U.S. generally accepted accounting principles. Given the significant cost and administrative burden resulting from inconsistent reporting obligations under the rules of the SEC and ASX, it may not be feasible for us to comply with the SEC’s reporting requirements for U.S. companies in the event we were to cease being an “emerging growth company” and have aggregate worldwide market value of our voting equity held by non-affiliates exceeding US$75 million.

In such event, we could be obligated to incur significant compliance costs and administrative burden given our limited number of personnel. If such costs were to become too significant, we could reconsider our listing on Nasdaq because, as the SEC has acknowledged, the savings for a small company could be put to more productive use such as developing the Company.

We have identified material weaknesses in our internal control over financial reporting. Failure to effectively remediate these weaknesses, the emergence of additional material weaknesses, or a failure to maintain effective internal controls could impair our ability to produce timely and accurate financial statements and to comply with applicable laws and regulations.

In connection with the preparation of the financial statements included in this prospectus, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. These material weaknesses relate to deficiencies in the design and implementation of controls are summarized below:

●	the Company did not adequately establish, implement, or oversee IT general controls relating to system changes, access management, and segregation of duties across systems that support most financial reporting processes. As a result, automated controls are ineffective, and any manual controls that rely on system-generated information were inappropriately relied upon;

●	the Company did not design or implement controls with sufficient precision to enable effective oversight of business processes and the related control activities; and

●	the Company did not develop, implement, or consistently maintain formal accounting policies, procedures, and control documentation across the majority of its processes to ensure financial information is recorded, reported, and disclosed in a timely, complete, and accurate manner.

We believe these material weaknesses resulted, in part, due to the fact that we are a small company with limited resources for addressing internal controls over financial reporting and the controls in place have been more aligned with the operational risks of the business and to address the risk of material fraudulent transactions.

Management has commenced a process to understand the required level of internal control and committed to implementing appropriate remedial actions and initiatives to expand our resources and strengthen the control environment.

We may be unable to fully remediate these material weaknesses until the remediation measures have been fully implemented and our internal controls have operated effectively for a sufficient period of time. In addition, we cannot predict whether our remediation efforts will be successful or determine the results of any future evaluation of such efforts at this time. Further, we are not currently required to comply with the SEC rules in implementing Section 404 of the Sarbanes-Oxley Act of 2002 and, therefore, are not required to perform a formal assessment of the effectiveness of our internal control over financial reporting. As a result, we cannot provide assurance that we have identified all material weaknesses or that additional material weaknesses will not be identified in the future.

Risks Relating to Ownership of the ADSs, Warrants and this Offering

The trading price of the ADSs may be volatile, and purchasers of the ADSs could incur substantial losses.

The market price of our ordinary shares historically has been, and we expect our ordinary shares and ADSs will continue to be, subject to significant fluctuations over short periods of time. These fluctuations may be due to factors specific to us, to changes in analysts’ recommendations and earnings estimates, to arbitrage between our Australian-listed ordinary shares and our Nasdaq-listed ADSs, to changes in exchange rates, or to factors affecting the mining and exploration industry or the securities markets in general. Market fluctuations, as well as general political and economic conditions, such as a recession, interest rate or currency fluctuations, could adversely affect the market price of our securities.

We may experience a material decline in the market price of our shares, regardless of our operating performance. Therefore, a holder of ADSs may not be able to sell those ADSs at or above the price paid by such holder for such ADSs. Price declines in the ADSs could result from a variety of factors, including many outside our control. These factors include:

●	the results of our exploration and development activities;

●	regulatory actions in respect of any of our exploration and development activities;

●	market conditions, including market conditions in the mineral sands and rare earths sectors;

●	increases in our costs or decreases in our revenues due to unfavorable movements in foreign currency exchange rates;

●	litigation or public concern about the safety of our exploration and development activities;

●	changes in recommendations or earnings estimates by securities analysts;

●	actual and anticipated fluctuations in our quarterly operating results;

●	deviations in our operating results from the estimates of securities analysts;

●	rumors relating to us or our competitors;

●	additions or departures of key personnel; and

●	developments concerning current or future strategic alliances or acquisitions.

In addition, volatility and low market price of the ADSs may adversely impact investors’ interest in our securities. A decline in investors’ interest may prompt further volatility and decrease in market price.

There has been no prior market for the ADSs and an active and liquid market for our securities may fail to develop, which could harm the market price of the ADSs.

While our ordinary shares have been listed on the Australian Securities Exchange, or ASX, prior to this offering, there has been no public market on a U.S. national securities exchange for our ordinary shares or ADSs. Although we have applied for the listing of the ADSs on Nasdaq, an active trading market for the ADSs may never develop or be sustained following this offering. The initial offering price of the ADSs will be determined through negotiations between us and the underwriter and will be based, in part, on prevailing market prices of our ordinary shares on the ASX, after taking into account market conditions and other factors. This offering price may not be indicative of the market price of the ADSs after this offering. In the absence of an active trading market for the ADSs, investors may not be able to sell their ADSs at or above the offering price or at the time that they would like to sell.

If we are or become a passive foreign investment company (“PFIC”), then that would subject our U.S. investors to adverse tax rules.

Holders of ADSs who are U.S. taxpayers will be subject to particular income tax rules if we are a passive foreign investment company, or PFIC. These rules could result in a reduction in the after-tax return to a “U.S. Holder” of the ADSs and reduce the value of the ADSs. For U.S. federal income tax purposes, we will be classified as a PFIC for any taxable year in which (i) 75% or more of our gross income is passive income, or (ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income. For this purpose, cash is considered to be an asset that produces passive income.

If we are classified as a PFIC in any year that a U.S. Holder owns ADSs, the U.S. Holder will generally continue to be treated as holding ADSs of a PFIC in all subsequent years, notwithstanding that we are not classified as a PFIC in a subsequent year. Dividends received by the U.S. Holder and gains realized from the sale of the ADSs would be taxed as ordinary income and subject to an interest charge. We urge U.S. investors to consult their own tax advisors about the application of the PFIC rules and certain elections that may help to minimize adverse U.S. federal income tax consequences in their particular circumstances.

You will experience immediate and substantial dilution in the net tangible book value of the ADSs and Warrants you purchase in this offering.

The initial public offering price of the ADSs and accompanying Warrants is substantially higher than the net tangible book value per ADS or per ordinary share immediately after this offering. If you purchase ADSs and accompanying Warrants in this offering, you will suffer immediate dilution of US$3.05 per ADS, or US$3.02 per ADS if the underwriter exercises its option to purchase additional shares in full, representing the difference between our as adjusted net tangible book value per ADS or per ordinary share after giving effect to the sale of ADSs in this offering and the initial public offering price of US$5.00 per ADS. See “Dilution.”

Our issuance of additional ordinary shares in connection with financings, acquisitions, investments, or otherwise will dilute all other ADS holders.

We expect to issue additional ordinary shares in the future that will result in dilution to all other ADS holders. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. While we will be subject to the constraints of the ASX Listing Rules regarding the percentage of our capital that we are able to issue within a 12-month period (subject to applicable exceptions), any such issuances of additional ordinary shares may cause ADS holders to experience significant dilution of their ownership interests and the per ADS value of the ADSs to decline.

As long as we remain subject to the rules of the ASX and Nasdaq, we will be unable to access equity capital without shareholder approval if such equity capital sales would result in an equity issuance above regulatory thresholds and, consequently, we could be unable to obtain financing sufficient to sustain our business if we are unsuccessful in soliciting requisite shareholder approvals.

Our ability to access equity capital is currently limited by ASX Listing Rule 7.1, which provides that a company must not, subject to specified exceptions (including approval by shareholders), issue or agree to issue during any consecutive 12-month period any equity securities, or other securities with rights to conversion to equity, if the number of those securities in aggregate would exceed 15% (or 25% if approved in advance by shareholders in certain circumstances) of the number of ordinary securities on issue at the commencement of that 12-month period.

Our equity issuances will be limited by ASX Listing Rule 7.1 as long as we continue to be listed on the ASX and this constraint may prevent us from raising the full amount of equity capital needed for operations without prior shareholder approval.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds that we receive from this offering as well as of our existing cash, and we may spend or invest these funds in a way with which our shareholders or holders of the ADSs disagree. Our failure to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from the offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

Future sales of ordinary shares or ADSs by existing holders could depress the market price of the ordinary shares or ADSs.

Based on 98,006,092 ordinary shares outstanding as of June 30, 2026, upon the closing of this offering, we will have outstanding a total of            ordinary shares (including ordinary shares represented by ADSs), assuming no exercise of the underwriters’ option to purchase additional ADSs and Warrants and no exercise of outstanding Warrants offered and sold in this offering. Each member of our senior management and board of directors and their affiliates are subject to lock-up agreements with the underwriters that restrict their ability to transfer ordinary shares, options and other securities convertible into, exchangeable for, or exercisable for ordinary shares during the period ending on, and including, the 180th day after the date of this prospectus, subject to specified exceptions. Maxim Group LLC may, in its sole discretion, permit our shareholders who are subject to these lock-up agreements to sell securities prior to the expiration of the lock-up agreements.

After the lock-up agreements pertaining to this offering expire,            additional ordinary shares will be eligible for sale in the public market, all of which ordinary shares are held by members of our senior management and board of directors. In addition, the ordinary shares subject to subscription under outstanding options exercisable for ordinary shares will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. Sales of a large number of the ordinary shares in the public market could depress the market price of the ADSs. See “Shares and American Depositary Shares Eligible for Future Sale” for a more detailed description of sales that may occur in the future. If these additional ordinary shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of the ordinary shares and ADSs could decline substantially, which could impair our ability to raise additional capital through the issuance of ordinary shares, ADSs or other securities in the future.

The dual listing of our ordinary shares and the ADSs following this offering may negatively impact the liquidity and value of the ADSs.

Following this offering and after the ADSs are listed on Nasdaq, our ordinary shares will continue to be listed on the ASX. We cannot predict the effect of this dual listing on the value of our ordinary shares and ADSs. However, the dual listing of our ordinary shares and ADSs may dilute the liquidity of these securities in one or both markets and/or may negatively impact the development of an active trading market for the ADSs in the United States. The price of the ADSs could also be negatively impacted by trading in our ordinary shares on the ASX.

We are subject to risks associated with currency fluctuations, and changes in foreign currency exchange rates could impact our results of operations.

Our ordinary shares are quoted in Australian dollars on the ASX and the ADSs will be quoted in U.S. dollars. Any significant change in the value of the Australian dollar may have a negative effect on the value of the ADSs in U.S. dollars. In addition, if the Australian dollar weakens against the U.S. dollar, then, if we decide to convert our Australian dollars into U.S. dollars for any business purpose, appreciation of the U.S. dollar against the Australian dollar would have a negative effect on the U.S. dollar amount available to us. To the extent that we need to convert U.S. dollars we receive from this offering into Australian dollars for our operations, appreciation of the Australian dollar against the U.S. dollar would have a negative effect on the Australian dollar amount we would receive from the conversion. Consequently, appreciation or depreciation in the value of the Australian dollar relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. As a result of such foreign currency fluctuations, it could be more difficult to detect underlying trends in our business and results of operations.

The Warrants are a risky investment. You may be unable to exercise your Warrants for a profit.

The amount paid for the ADSs in this offering in excess of the value of our ADSs represents the value of your investment in the Warrants. The value of the Warrants will depend on the value of our ADSs, which will depend on factors related and unrelated to the success of our exploration activities, and cannot be predicted at this time. The Warrants have an exercise period of 5 years.

If the price of our ADSs does not increase to an amount sufficiently above the exercise price of the Warrants during the exercise period of the Warrants, you may be unable to recover any of your investment in the Warrants. In addition, because we are an Australian corporation, the anti-dilution adjustments included in the Warrants are limited to those permitted by the rules of the ASX. As a result, the Warrants do not include any value-weighted average price or similar adjustment provision for issuances of ADSs at a price below the exercise price of the Warrants or the market price of our ADSs or ordinary shares. There can be no assurance that any of the factors that could impact the trading price of our ADSs will result in the trading price increasing to an amount that will exceed the exercise price or the price required for you to achieve a positive return on your investment in the Warrants.

There is no public market for the Warrants being offered in this offering.

There is no established public trading market for the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the Warrants will be limited.

ADS and Warrant holders are not shareholders and do not have shareholder rights.

The Bank of New York Mellon, as depositary, registers and delivers the American Depositary Shares, or ADSs. ADS and Warrant holders will not be treated as shareholders and do not have the rights of shareholders. The depositary will be the holder of the shares underlying the ADSs. Holders of the ADSs will have ADS holder rights. A deposit agreement among us, the depositary and ADS holders, and the beneficial owners of ADSs, sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs. For a description of ADS holder rights, see “Description of Securities” in this Registration Statement.

Our shareholders have shareholder rights. Australian law and our constitution govern shareholder rights. For a description of our shareholders’ rights, see “Memorandum and Articles of Association” in this Registration Statement. Shareholders are entitled to our notices of general meetings and to attend and vote at our general meetings of shareholders. At a general meeting, every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote on a show of hands. Every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote per fully paid ordinary share on a poll. This is subject to any other rights or restrictions which may be attached to any shares.

ADS holders do not have the same voting rights as our shareholders. ADS holders may exercise voting rights with respect to the underlying ordinary shares only in accordance with the provisions of the deposit agreement. Under the deposit agreement, ADS holders vote by giving voting instructions to the depositary. Upon receipt of instructions, the depositary will try to vote in accordance with those instructions. Otherwise, ADS holders will not be able to vote unless they withdraw the ordinary shares underlying their ADSs.

If we ask for ADS holders’ instructions, the depositary will notify ADS holders of the upcoming vote and arrange to deliver our voting materials and form of notice to them. The depositary will try, as far as practical, subject to Australian law and the provisions of the depositary agreement, to vote the shares as the ADS holders instruct. The depositary will not vote or attempt to exercise the right to vote other than in accordance with the instructions of the ADS holders. We cannot assure ADS holders that they will learn of ordinary shareholders’ meetings and receive the voting materials in time to instruct the depositary or withdraw the underlying ordinary shares. This means that there is a risk that ADS holders may not be able to exercise voting rights and there may be nothing they can do if their shares are not voted as they requested.

ADS holders do not have the same rights to receive dividends or other distributions as our shareholders.

Subject to any special rights or restrictions attached to a share, the directors may determine that a dividend will be payable on a share and fix the amount, the time for payment and the method for payment (although we have never declared or paid any cash dividends on our ordinary shares and we do not anticipate paying any cash dividends in the foreseeable future). Dividends may be paid on shares of one class but not another and at different rates for different classes. Dividends and other distributions payable to our shareholders with respect to our ordinary shares generally will be payable directly to them. Any dividends or distributions payable with respect to ordinary shares will be paid to the depositary, which has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses and any taxes or other governmental charges. ADS holders will receive these distributions in proportion to the number of shares their ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act of 1933, as amended (the “Securities Act”) but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of distributing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.

There are circumstances where it may be unlawful or impractical to make distributions to the holders of the ADSs.

The deposit agreement with the depositary generally requires the depositary to convert foreign currency it receives in respect of deposited securities into U.S. dollars and distribute the U.S. dollars to ADS holders, provided the depositary can do so on a reasonable basis. If it does not convert foreign currency, the depositary may distribute the foreign currency only to those ADS holders to whom it is possible to do so. If a distribution is payable by us in Australian dollars, the depositary will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, ADS holders may lose some of the value of the distribution. The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. This means that ADS holders may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available.

Risks Relating to Our Location in Australia

Australian takeovers laws may discourage takeover offers being made for us or may discourage the acquisition of large numbers of our shares.

We are incorporated in Australia and are subject to the takeover laws of Australia. Amongst other things, we are subject to the Corporations Act 2001 (Commonwealth of Australia) (“Corporations Act”). Subject to a range of exceptions, the Corporations Act prohibits the acquisition of a direct or indirect interest in our issued voting shares (including through the acquisition of ADSs) if the acquisition of that interest will lead to a person’s or someone else’s voting power in us increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90%. Exceptions to the general prohibition include circumstances where the person makes a formal takeover bid for us, if the person obtains shareholder approval for the acquisition or if the person acquires less than 3% of the voting power of us in any rolling six-month period. Australian takeovers laws may discourage takeover offers being made for us or may discourage the acquisition of large numbers of our shares.

Holders of our ordinary shares or ADSs may have difficulty enforcing United States securities laws.

Holders of our ordinary shares or ADSs may have difficulties enforcing, in actions brought in courts in jurisdictions located outside the U.S., liabilities under U.S. securities laws. In particular, if such a holder sought to bring proceedings in Australia based on U.S. securities laws, the Australian court might consider:

●	that it did not have jurisdiction; and/or

●	that it was not an appropriate forum for such proceedings; and/or

●	that, applying Australian conflict of laws rule, U.S. law (including U.S. securities laws) did not apply to the relationship between holders of our ordinary shares or ADSs and us or our directors and officers; and/or

●	that the U.S. securities laws were of a public or penal nature and should not be enforced by the Australian court.

As a foreign private issuer whose shares are listed on the Nasdaq Capital Market, we may follow certain home country corporate governance practices instead of certain Nasdaq requirements.

As an Australian company and a foreign private issuer whose shares will be listed on the Nasdaq Capital Market, we will be permitted to follow certain home country corporate governance practices instead of certain requirements of The Nasdaq Marketplace Rules. This includes, among other things, the composition of the board of directors, director nomination process, compensation of officers and quorum at shareholders’ meetings. In addition, we may follow Australian law instead of the Nasdaq Marketplace Rules that require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the Company, certain transactions other than a public offering involving issuances of a 20% or more interest in the Company and certain acquisitions by us of the shares or assets of another company. As a foreign private issuer, we have elected to follow certain home country practices instead of Nasdaq requirements. Accordingly, our shareholders may not be afforded the same protection as provided under Nasdaq’s corporate governance rules that are applicable to U.S. companies.

As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than a U.S. company.

We are a foreign private issuer (as defined in the SEC’s rules) and, consequently, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies under the Exchange Act. In addition, our senior management and directors are exempt from the “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, while we currently make annual and semi-annual filings with respect to our listing on the ASX and expect to file financial reports on an annual and semi-annual basis, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies and will not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act. In addition, foreign private issuers are not required to file their annual report on Form 20-F until four months after the end of each fiscal year. Accordingly, there may be less publicly available information concerning our company than there would be if we were not a foreign private issuer.

U.S. investors may have difficulty enforcing civil liabilities against our company, our directors or members of senior management and the experts named in this prospectus.

Certain members of our senior management and board of directors named in this prospectus are non-residents of the United States, and a substantial portion of the assets of such persons are located outside the United States. As a result, it may be impracticable to serve process on such persons in the United States or to enforce judgments obtained in U.S. courts against them based on civil liability provisions of the securities laws of the United States. Even if you are successful in bringing such an action, there is doubt as to whether Australian courts would enforce certain civil liabilities under U.S. securities laws in original actions or judgments of U.S. courts based upon these civil liability provisions. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Australia or elsewhere outside the United States. An award for monetary damages under U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in Australia will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and Australia do not currently have a treaty or statute providing for recognition and enforcement of the judgments of the other country (other than arbitration awards) in civil and commercial matters.

As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management or our directors than would shareholders of a corporation incorporated in a jurisdiction in the United States. In addition, as a company incorporated in Australia, the provisions of the Australian Corporations Act regulate the circumstances in which shareholder derivative actions may be commenced which may be different, and in many ways less permissive, than for companies incorporated in the United States.

Use of Proceeds

We estimate that the net proceeds to us from the sale of 800,000 ADSs and 800,000 Warrants in this offering will be approximately US$2.9 million (or approximately US$3.5 million if the underwriter exercises its option to purchase additional ADSs and Warrants in full), based on the assumed initial public offering price of US$5.00 per ADS, after giving effect to the ADS-to-ordinary share ratio of 1-to-10, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The foregoing assumes that none of the Warrants (including any Warrants issued if the underwriter’s option to purchase additional Warrants is exercised in full) issued in the offering are exercised. If all the Warrants were to be exercised in cash, we would receive additional proceeds of approximately US$        million. We cannot predict when or if these Warrants will be exercised. It is possible that these Warrants may expire and may never be exercised.

We expect to use the net proceeds from this offering, together with our existing cash, to further our mineral exploration activities, for working capital and other general corporate purposes. In particular, we expect to use (i) approximately 70% of the net proceeds for mineral exploration activities, including for exploration drilling, geological field programs, metallurgical test work, environmental baseline studies, permitting, community engagement, and site infrastructure at our Chilwa Critical Minerals Project, (ii) approximately 20% of the net proceeds for working capital, including for day-to-day corporate operations, including payments to employees, office administration costs, insurance costs, travel costs, Nasdaq listing maintenance fees, transfer agent fees and ongoing legal and audit retainers and (iii) approximately 10% of the net proceeds for general corporate purposes, including additional tenement applications, preliminary studies on adjacent prospects, and any unforeseen regulatory or compliance costs. However, due to the uncertainties inherent in the mineral exploration process, it is difficult to estimate with certainty the exact amounts of the net proceeds from this offering that may be used for the above purposes. Our management will have broad discretion over the use of the net proceeds from this offering. The amounts and timing of our expenditures will depend upon numerous factors including the results of our mineral exploration activities, timing and success of the feasibility activities we may commence in the future and the amount of cash obtained through future collaborations, if any.

As of June 30, 2026, we had cash of A$1.1 million (or US$0.8 million, giving effect to the Australian dollar/U.S. dollar exchange rate of 0.6869 as of June 30, 2026). We believe our cash, together with the net proceeds of this offering, will be sufficient to fund our operations until July 31, 2027. In particular, we estimate that such funds, together with such existing cash, will be sufficient to enable us to advance our exploration activities.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments.

Dividend Policy

We have never declared or paid any dividends on our ordinary shares. We intend to retain any earnings for use in our business and do not currently intend to pay cash dividends on our ordinary shares. Dividends, if any, on our outstanding ordinary shares will be declared by and subject to the discretion of our board of directors, and subject to Australian law.

Any dividend we declare will be paid to the holders of ADSs, subject to the terms of the deposit agreement, to the same extent as holders of our ordinary shares, to the extent permitted by applicable law and regulations, less the fees and expenses, taxes or other governmental charges payable under the deposit agreement. Any dividend we declare will be distributed by the depositary to the holders of the ADSs, subject to the terms of the deposit agreement. See “Description of Securities – American Depositary Shares — Dividends and Other Distributions.”

Capitalization

The following table sets forth our cash and our capitalization as of December 31, 2025, on:

●	an actual basis;

●	on an adjusted basis to give effect to the sale of 1,708,527 ordinary shares that raised gross proceeds of A$2.05 million in January 2026; and

●	a pro forma as adjusted basis to give effect to the issuance and sale of 800,000 ADSs and 800,000 Warrants in this offering at the assumed initial public offering price of US$5.00 per ADS, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus, the information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained elsewhere in this prospectus.

	As of December 31, 2025 (unaudited)
	Actual(1)				As Adjusted(1)				Pro Forma As Adjusted(2)(3)
			(in A$ or US$, except share data)
Total cash	A$	3,590,073	US$	2,402,836	A$	5,640,305	US$	3,775,056	US$	6,685,056
Share Capital	A$	31,425,056	US$	21,032,790	A$	33,475,288	US$	22,405,010	US$	25,315,011
Accumulated losses	A$	(9,319,923)	US$	(6,237,824)	A$	(9,319,923)	US$	(6,237,824)	US$	(6,237,824)
Reserves	A$	3,904,804	US$	2,613,485	A$	3,904,804	US$	2,613,485	US$	2,613,485
Total equity	A$	26,009,937	US$	17,408,451	A$	28,060,169	US$	18,780,671	US$	21,690,671
Total capitalization	A$	26,009,937	US$	17,408,451	A$	28,060,169	US$	18,780,671	US$	21,690,671

(1)	The amounts have been translated into U.S. dollars from Australian dollars based upon the Australian dollar/U.S. dollar exchange rate of 0.6693 as of December 31, 2025.
(2)	The as adjusted statement of financial position data give effect to our receipt of net proceeds from the issuance and sale of ADSs and Warrants at the assumed initial offering price of US$5.00 per ADS, and an ADS-to-ordinary share ratio of 1-to-10, after deducting underwriting commissions and estimated offering expenses payable by us and assuming no exercise of the Warrants.

(3)	Each US$1.00 increase (decrease) in the assumed initial public offering price of US$5.00 per ADS, after giving effect to the ADS-to-ordinary share ratio of 1-to-10, would increase each of cash, contributed equity, total equity and total capitalization by approximately A$1.0 million (or US$0.7 million) and decrease each of cash, contributed equity, total equity and total capitalization by approximately A$1.0 million (or US$0.7 million), assuming the number of ADSs and Warrants offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the Warrants. Similarly, an increase (decrease) of 100,000 ADSs and Warrants offered by us would increase each of cash, contributed equity, total equity and total capitalization by approximately A$0.6 million (or US$0.5 million) and decrease each of cash, contributed equity, total equity and total capitalization by approximately A$0.6 million (or US$0.5 million), assuming the assumed initial public offering price of US$5.00 per ADS, after giving effect to the ADS-to-ordinary share ratio of 1-to-10, remains the same, and after deducting underwriting discounts and commissions and assuming no exercise of the Warrants. The as adjusted information is illustrative only and will depend on the actual initial public offering price, number of ADSs and Warrants offered and other terms of this offering determined at pricing.

The outstanding ordinary share information in the table above is based on 96,127,444 ordinary shares outstanding as of December 31, 2025, and excludes 1,047,994 ordinary shares issuable upon the exercise of outstanding options as of December 31, 2025, with a weighted-average exercise price of A$0.34 per ordinary share.

Dilution

If you invest in the ADSs and Warrants in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per ADS and the as adjusted net tangible book value per ordinary share or ADS immediately after this offering.

The following amounts have been translated into U.S. dollars from Australian dollars based upon the Australian dollar/U.S. dollar exchange rate of 0.6693 as of December 31, 2025.

As of December 31, 2025, our historical net tangible book value was A$26,009,937 (or US$17,408,451), or A$2.71 (or US$1.81) per ADS. Historical net tangible book value per ADS represents our total tangible assets less total liabilities, divided by the number of ordinary shares outstanding as of December 31, 2025, converted to ADSs at an ADS-to-ordinary share ratio of 1-to-10.

After giving effect to the receipt of the net proceeds from our sale of 800,000 ADSs and 800,000 Warrants in this offering at an assumed initial public offering price of US$5.00 per ADS, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the Warrants, our as adjusted net tangible book value as of December 31, 2025 was A$30.1 million (or US$20.3 million), or A$2.89 (or US$1.95) per ADS. This represents an immediate increase in net tangible book value of US$0.14 per ADS to our existing shareholders and immediate dilution of US$3.05 per ADS, to investors purchasing ADSs in this offering, in each case based on an ADS-to-ordinary share ratio of 1-to-10.

The following table illustrates this dilution on a per ADS basis, assuming all ordinary shares outstanding as of December 31, 2025 converted to ADSs at an ADS-to-ordinary share ratio of 1-to-10:

Assumed initial public offering price per ADS			US$	5.00
Historical net tangible book value per ADS as of December 31, 2025	US$	1.81
Increase in net tangible book value per ADS attributed to investors purchasing ADSs in this offering		0.14
As adjusted net tangible book value per ADS after this offering				1.95
Dilution in net tangible book value per ADS to investors in this offering			US$	3.05

Each US$1.00 increase (decrease) in the assumed initial public offering price of US$5.00 per ADS, after giving effect to the ADS-to-ordinary share ratio of 1-to-10, would increase (decrease) the as adjusted net tangible book value per ADS after this offering by US$0.07 and dilution to investors in this offering by US$0.07 per ADS, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and assuming no exercise of the Warrants. An increase (decrease) of 100,000 ADSs and Warrants offered by us would increase (decrease) the as-adjusted net tangible book value by US$0.03 per ADS and the dilution to investors in this offering would decrease (increase) by US$0.03 per ADS, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions and assuming no exercise of the Warrants.

If the underwriter exercises its option to purchase 120,000 additional ADSs and 120,000 Warrants in full, the as adjusted net tangible book value after the offering would be US$1.95 per ADS, the increase in net tangible book value per ADS to existing shareholders would be US$0.03 per ADS and the dilution per ADS to new investors in this offering would be US$3.02 per ADS, in each case assuming an initial public offering price of US$5.00 per ADS and assuming no exercise of the Warrants, after giving effect to the ADS-to-ordinary share ratio of 1-to-10.

The dilution information above is for illustration purposes only. Our as adjusted net tangible book value following the closing of this offering will depend on the actual initial public offering price and other terms of this offering determined at pricing.

The following table summarizes, as of December 31, 2025:

●	the total number of ordinary shares purchased from us by existing shareholders and the equivalent number of ordinary shares underlying ADSs purchased by investors in this offering;

●	the total consideration paid to us by our existing shareholders and by investors purchasing ADSs and Warrants in this offering, assuming an initial public offering price of US$5.00 per ADS, after giving effect to the ADS-to-ordinary share ratio of 1-to-10, before deducting underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering and assuming no exercise of the Warrants; and

●	the average price per ordinary share paid by existing shareholders and the average price per ADS or equivalent number of ordinary shares.

	Ordinary Shares (Directly or in the Form of ADSs)		Total Consideration			Average Price Per		Average Price per
	Number	Percent	Amount		Percent	Share		ADS
Existing shareholders	96,127,444	92.3	US$	32,453,421	89.0	US$	0.34	US$	33.76
Purchasers of ADSs	8,000,000	7.7		4,000,000	11.0		0.5		5.00
Total	104,127,444	100	US$	36,453,421	100

If the underwriter exercises its option to purchase            additional ADSs and Warrants in full, our existing shareholders would own           % and investors in this offering would own           % of the total number of ordinary shares outstanding (including shares underlying ADSs) upon the closing of this offering.

Each US$1.00 increase (decrease) in the assumed initial public offering price of US$5.00 per ADS, after giving effect to the ADS-to-ordinary share ratio of 1-to-10, would increase (decrease) the total consideration paid by investors in this offering by US$800,000 and increase (decrease) the total consideration paid by investors in this offering by 20%, assuming that the number of ADSs and Warrants offered by us, as set forth on the cover page of this prospectus, remains the same and before deducting underwriting discounts and commissions and assuming no exercise of the Warrants.

The outstanding ordinary share information in the table above is based on 96,127,444 ordinary shares outstanding as of December 31, 2025, and excludes 1,047,994 ordinary shares issuable upon the exercise of outstanding options as of December 31, 2025, with a weighted-average exercise price of A$0.34 per ordinary share.

To the extent any outstanding options are exercised, there will be further dilution to investors purchasing in this offering.

MALAWI

Location

Malawi is a narrow landlocked country in south-eastern Africa bordering Tanzania, Zambia and Mozambique. It has a population of approximately 19.6 million people and a land area of 118,480km2. Malawi’s economy is sustained by its agricultural industry that occupies the majority of the working population and accounts for the vast majority of export earnings. Malawi’s key agricultural exports include tobacco, tea, sugar, cotton and corn.

Economy

Malawi is characterised as having a mixed legal system where sources of law include statutory law, English law, customary law and religious law. Following its independence from Great Britain in 1964, Malawi was a one-party republic from 1966 to 1994 when it became a multiparty democracy and currently has a unitary system of government.

The mining industry currently accounts for approximately one percent of Gross Domestic Product (GDP) in Malawi. The mining sector in Malawi has remained relatively underdeveloped despite evidence of mineral deposits, the most prominent of which are coal, bauxite, uranium, niobium and gemstones. It was not until the development of the Kayelekera Uranium Mine by Paladin Energy Limited (ASX: PDN) in 2009 that public interest in the mining potential of Malawi increased. The Malawian government has sought to increase production in the mining sector through increased exploration and mining, improved legal and institutional frameworks, increased participation by small and medium scale miners and updated geological information systems. The Malawian government has a target to increase the mining sector’s contribution to GDP from less than one percent in 2011 to up to ten percent by 2063.

Geology of Malawi

The geology of Malawi is dominated by the East Africa Rift with Lake Chilwa, being the most southern major lake associated with the rift valley and is broadly grouped into four main lithological units; the Basement Complex, the Karoo Super group, Tertiary to Quaternary sedimentary deposits and the Chilwa Alkaline province (see Figure 1 below).

Figure 1: Simplified geological map of Malawi

Lake Chilwa was formed in a depression created at the base of the back slope of a listric fault that is part of the rift valley system. Lake Chilwa is bordered in the east by the Shire Highlands, in the north by the Mongolwe, Chaone and Chikala mountains and the west by the Malosa and Zomba mountains.

Basement rocks in the Lake Chilwa area are largely comprised of the Chilwa Alkaline Province (CAP). These rocks are Cretaceous in age and include nepheline synetites, carbonatites and associated dyke swarms. Most of the elevated topography to the north-west and west of Lake Chilwa is comprised of igneous intrusive rocks of the CAP.

The oldest rocks in the Lake Chilwa area are Pre-Cambrian metamorphics, primarily paragneiss and orthogneisses. These outcrop in numerous locations regionally and likely underlie much of the area. Basement gneisses are primarily charnockitic and horneblende-biotite in composition. Quartzite and granulite are also present in the areas north of the lake.

The Chilwa alkaline province is a major geological feature comprising Jurassic and Cretaceous carbonatites, syenites, and nephelines which form most of the prominent high points in the region and compose a large volume of all rock locally. These include the Zomba Massif, the Mulanje Massif and the Chikala Hills. The intrusion of these major bodies is associated with the main movement along the Rift Valley.

Palaeo lacustrine and beach deposits cover the majority of the surface area around Lake Chilwa and have a wide range of ages and mineralogies. Colluvial and residual deposits also cover large areas. Lake Chilwa is an endorheic basin and therefore the deposits directly reflect the local catchment history. In addition, the depositional environments fluctuate as the ingress of water into the system varied in response to the changing climate over the course of millions of years.

Structurally, the area was isolated from the main regional drainages by the Cholo fault that forms the border between the Shire Highlands and the Lower Shire Valley. This was the major fault of Karoo age in the region. Movement along this fault resulted in northeastern uplift that resulted in the Alkaline magmatism of the CAP. These then acted as a barrier between the Chilwa depression and the rest of the Shire/Zambezi Valleys. Further movement and subsidence led to the Shire lowering further and increased erosion.

This combined with the uplift of the Mulanje and Zomba Massifs formed a new fault scarp around Zomba separating the Lake Chilwa area further. The reduction in catchment area (the Shire River drains out of Lake Malawi and has cut a new channel in the separate Shire Valley), reduction in flow and the reversal of some of the river’s direction of flow due to local subsidence, meant that the basin filled with locally derived sediments. Presently, Lake Chilwa is completely separated and is the centre of a new drainage system that is currently regressing due to reduced flow.

The regional geology and structural evolution of the larger area surrounding the Lake Chilwa area has had a significant impact on the formation of the lake as well as the deposition and preservation of the HMS mineralisation that is present in the Exploration License. Several terraces and raised beach levels can be identified around the northern and western shores of Lake Chilwa, with specific terraces being associated with the mineralisation (refer to Figure 2).

HMS deposits have been identified on the northern and western shores of Lake Chilwa. The heavy minerals occur predominantly as dune deposits, with minor fluvial and strand concentrations, associated with the palaeo-shoreline of the lake.

Figure 2: Regional geology of the Lake Chilwa/Zomba area

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

Our consolidated financial statements appearing in this Registration Statement on Form F-1 are prepared in Australian dollars and in accordance with the International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. Our consolidated financial statements appearing in this Registration Statement on Form F-1 comply with both the IFRS and Australian Accounting Standards. In this Registration Statement, all references to “Australian dollars,” “A$” or “$” are to the currency of Australia.

This prospectus contains forward-looking statements. Forward-looking statements reflect current expectations, as of the date of this prospectus, and involve certain risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include, among others: unprofitable efforts resulting not only from the failure to discover mineral deposits, but also from finding mineral deposits that, though present, are insufficient in quantity and quality to return a profit from production; market fluctuations; government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection; competition; the loss of services of key personnel; unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of infrastructure as well as general economic conditions.

Overview

Chilwa is an Australian mineral exploration company that was formed for the purpose of acquiring the Chilwa Critical Minerals Project (“Project”) from Luso Global Mining BV. Upon our listing on the ASX in July 2023, we acquired 100% of the issued share capital of Chilwa Minerals Africa Limited, an entity incorporated in Malawi that holds the tenements that comprise the Project. Our principal activities are mineral exploration at the Project.

We have incurred net losses since inception and have not generated revenue from our operations. We expect to continue to incur losses unless and until the Project enters commercial production and generates sufficient revenues to fund continuing operations. To date, we have funded our operations primarily through the sale of equity securities and interest income. We believe that our metals resources, technology and expertise position us for long-term growth.

Under IFRS, exploration and evaluation costs on mining tenements are allowed to be capitalized as deferred expenditure. If, however, exploration demonstrates a tenement is no longer prospective for economically recoverable reserves, or the exploration license is relinquished, then the value or cost of the tenement is immediately recognized as an expense in the income statement. We note that, if our financial statements were prepared under U.S. GAAP, all the exploration and evaluation costs would have been expensed.

During fiscal years 2024 and 2025, our exploration work focused on the initial sonic drilling program at the Mposa HMS deposit, complemented by geological surveying, geochemical sampling, and project-level technical studies.

Key Factors Affecting Our Results of Operations

We believe that our future performance and success depend to a substantial extent on the following factors, each of which is in turn subject to significant risks and challenges, including those discussed below and in the section titled “Risk Factors.”

Reserves and Production

Estimates of mineral reserves and resources are subject to evaluation uncertainties that could result in project failure. Further exploration and appraisals are required to determine the extent to which the Project contains economically viable mineral deposits and whether the deposits can be profitably exploited. The grade of ore ultimately mined, if any, may differ from that indicated by future feasibility studies and drill results, and minerals recovered in small-scale tests may not be duplicated in large-scale tests under on-site conditions or on a production scale. Any material changes in any mineral resource/reserve estimates and grades of mineralization will affect the economic viability of the Project.

Should we progress to development, our operating performance in any production scenario would be shaped by a number of factors, including mining and processing rates, metallurgical recoveries, labor availability, energy and input costs, and the efficiency and reliability of our operating systems. Variations in ore grade, mineral characteristics, and processing performance could influence production volumes and unit operating costs, thereby affecting margins and cash flow.

Availability of Capital

The availability and management of capital are key factors affecting our operational progress and potential long-term financial outcomes. To date, we have funded our operations primarily through the sale of equity securities and interest income. If the expenditure requirements under our exploration licenses are not met, the licenses could be relinquished. Our capacity to raise additional capital on acceptable terms to fund exploration, development, and related operational activities, and the timing, amount, and cost of any future financing, could affect our project schedules, the scope of exploration programs, and the pace at which we can advance the Project.

Operating and Regulatory Environment in Malawi

Malawi’s evolving legal, regulatory, and economic environment significantly influences our ability to advance the Project and manage costs. Changes in laws, regulations and policies impacting mining, foreign ownership, environmental compliance, labor practices and taxation can materially affect project timelines, costs, and economics, as well as our capacity to secure rights and maintain operational continuity. Macroeconomic factors, such as currency fluctuations, inflation, and logistics costs, also directly impact exploration expenditures and overall project economics.

Malawi’s support for foreign investment, alongside improvements in infrastructure for energy, transportation, and ports, may lower costs and enhance operational efficiency. However, both regulatory developments and macroeconomic trends remain key factors shaping our ability to execute projects and achieve positive financial outcomes.

Demand and Supply for HMS and REE

The market for HMS products is driven by a wide range of factors, including global economic growth, industrial demand, and technological innovation. In recent years, the market has faced a number of challenges in line with general economic conditions, including declining demand for certain products, increased competition from alternative materials, and the general environmental concerns related to all mining and processing. We believe demand for ilmenite, zircon, and rutile will continue to grow, driven by forecasted economic growth and sustained consumption in pigments, ceramics, and other mature end-use markets.

The proliferation of smartphones, electric vehicles, and renewable energy technologies has increased demand for specific rare earth elements. The global shift towards green energy solutions has further amplified the demand for these elements, as nations strive to meet ambitious carbon reduction targets. The unique properties of each element make them indispensable in their respective applications, underscoring the strategic importance of securing a stable supply. As demand for clean energy and other advanced technologies increases in the coming years, we expect further increases in REE demand and prices.

On the supply side, global production of HMS and REEs remains geographically concentrated, subject to permitting constraints, environmental regulation, geopolitical dynamics, and long development lead times. Supply additions typically require significant capital investment and multi-year exploration, feasibility, and construction phases, which can limit the industry’s ability to respond quickly to changes in demand. In addition, regulatory scrutiny and community engagement requirements have increased across many jurisdictions, contributing to longer development timelines and higher compliance costs.

Foreign Currency Exposure

Our results of operations are influenced by fluctuations in foreign currency exchange rates. Although our presentation currency is the Australian dollar, we transact and hold financial assets and liabilities in other currencies, including U.S. dollars, Euro and Malawi Kwacha. Commodity prices relevant to our exploration activities are often denominated in U.S. dollars, creating exposure to currency movements.

Exchange rate fluctuations can affect the cost of our operations, the value of assets and liabilities, and the economics of advancing our exploration projects. A stronger Australian dollar may reduce local currency costs but could lower the Australian dollar equivalent of potential future revenues, while a weaker Australian dollar may increase reported expenses. Managing currency exposure will therefore be an important factor shaping our operating costs, capital requirements, and overall financial performance.

Results of Operations

The following discussion and analysis provide information that is believed to be relevant to an assessment and understanding of our results of operation and financial condition for the half years ended December 31, 2025 and 2024 and for the years ended June 30, 2025 and 2024.

Comparison of half year ended December 31, 2025 to half year ended December 31, 2024

Income

During the half years ended December 31, 2025 and 2024, we generated income of A$23,968 and A$53,366, respectively, solely from interest income from cash and cash equivalents. The decrease was primarily driven by lower average cash balances during the half year ended December 31, 2025 compared to the prior half year, as more funds were used to support exploration activities and operating expenditures.

Expenditure

During the half years ended December 31, 2025 and 2024, we reported total operating expenses of A$2,677,733 and A$1,353,522, respectively. The increase was primarily due to an increase in share-based payments expense from A$374,795 in the half year ended December 31, 2024 to A$687,482 in the half year ended December 31, 2025, as a result of increased management personnel compensation, an increase in compliance and regulatory costs from A$231,607 in the half year ended December 31, 2024 to A$765,667 in the half year ended December 31, 2025, as a result of increases in general business activities and establishing local administration and compliance capabilities in Malawi in the half year ended December 31, 2025, an increase in administration expenses from A$228,583 in the half year ended December 31, 2024 to A$259,286 in the half year ended December 31, 2025, due to an increase in headcount, an increase in consultancy and professional fees from A$89,335 in the half year ended December 31, 2024 to A$231,942 in the half year ended December 31, 2025, due to increased consultant services as a result of our growth, an increase in depreciation expense from A$24,639 in the half year ended December 31, 2024 to A$60,916 in the half year ended December 31, 2025, due to an increase in our tenements, and an increase in employee benefits expense from A$431,188 in the half year ended December 31, 2024 to A$696,408 in the half year ended December 31, 2025, due to an increase in headcount. This was partially offset by decreases in other expenses from A$26,741 in the half year ended December 31, 2024 to nil in the half year ended December 31, 2025, due to the non-recurrence of miscellaneous sundry costs incurred in the half year ended December 31, 2024 that did not arise in the half year ended December 31, 2025.

Net Loss and Comprehensive Loss

As a result of the above, we experienced a net loss of A$2,677,733 for the half year ended December 31, 2025 compared to a net loss of A$1,353,522 for the half year ended December 31, 2024.

We had a comprehensive loss of A$1,356,333 and A$2,674,511 for the half years ended December 31, 2025 and 2024, respectively. Comprehensive (loss) / income for the half years ended December 31, 2025 and 2024 includes A$3,222 other comprehensive income and (A$2,811) other comprehensive loss, respectively.

Comparison of the year ended June 30, 2025 and the year ended June 30, 2024

Income

During the years ended June 30, 2025 and 2024, we generated income of A$125,991 and A$202,811, respectively, solely from interest income from cash and cash equivalents. The decrease was primarily driven by lower average cash balances during fiscal year 2025 compared to the prior year, as more funds were used to support exploration activities and operating expenditures.

Expenditure

During fiscal years 2025 and 2024, we reported total operating expenses of A$3,489,086 and A$2,017,420, respectively. The increase was primarily due to an increase in share-based payments expense from A$389,741 in fiscal year 2024 to A$948,505 in fiscal year 2025, as a result of increased management personnel compensation, an increase in compliance and regulatory costs from A$435,116 in fiscal year 2024 to A$533,782 in fiscal year 2025, as a result of increases in general business activities and establishing local administration and compliance capabilities in Malawi in fiscal year 2025, an increase in administration expenses from A$319,067 in fiscal year 2024 to A$495,606 in fiscal year 2025, due to an increase in headcount, an increase in consulting expenses from A$89,777 in fiscal year 2024 to A$500,844 in fiscal year 2025, due to increased consultant services as a result of our growth, an increase in depreciation expense from A$28,419 in fiscal year 2024 to A$94,983 in fiscal year 2025, due to an increase in our tenements, and an increase in employee benefits expense from A$755,300 in fiscal year 2024 to A$915,366 in fiscal year 2025, due to an increase in headcount. This was partially offset by decreases in other expenses from A$175,794 in fiscal year 2024 to A$95,171 in fiscal year 2025.

Net Loss and Comprehensive Loss

As a result of the above, we experienced a net loss of A$3,363,095 for fiscal year 2025 compared to a net loss of A$1,814,609 for fiscal year 2024.

We had a comprehensive loss of A$3,439,031 and A$1,812,264 for fiscal years 2025 and 2024, respectively. Comprehensive (loss) income for fiscal years 2025 and 2024, is inclusive of a (A$75,936) and A$2,345 exchange differences on translation of our operations in Malawi, respectively.

Liquidity and Capital Resources

As of June 30, 2026, 2025 and 2024, we had cash and cash equivalents of A$1,101,524, A$687,022 and A$4,151,472, respectively. In August 2025, we raised A$4.1 million from existing shareholders and sophisticated investors in a private placement. Due to the nature of our current operations, being mineral exploration, we do not have ready access to credit facilities and have primarily relied on equity raisings as the source of our funding.

We are an exploration-stage mineral exploration issuer whose activities to date have been funded primarily through equity issuances and shareholder loans. We do not currently generate operating revenues from our mineral properties and therefore rely on external financing to meet ongoing operating expenditures, exploration commitments, and working capital needs.

In our opinion, based on our current exploration plans, anticipated corporate overhead, and ongoing regulatory and listing expenses, and taking into account our cash on hand and the anticipated net proceeds of this offering, our working capital is sufficient for our present requirements for at least the period through June 2027. If additional working capital becomes necessary, we intend to meet such needs through equity financing, potential strategic partnerships, or debt financing where available.

Beyond June 2027, we expect that continued exploration, metallurgical test work, environmental studies, and the advancement of our Lake Chilwa mineral sands licenses toward potential development will require additional capital. Long-term liquidity is therefore expected to be financed primarily through:

●	Subsequent equity offerings,

●	Government funding and or grants,

●	Project-level or joint-venture financing,

●	Royalties or streaming arrangements, and

●	Potential debt financing upon establishing mineral reserves.

As we do not expect to generate positive operating cash flows until a mining operation is developed and commissioned, access to external capital markets will remain a key component of our long-term funding strategy.

Cash Flows and Restrictions on Transfer of Funds

As a mineral exploration company, we have experienced:

●	Negative operating cash flows, reflecting exploration, permitting, and administrative costs;

●	Investing cash outflows, reflecting capitalized acquisition costs for mineral licences; and

●	Financing inflows, primarily from equity issuances.

We expect negative operating and investing cash flows to continue until commercial production is achieved, if at all.

Restrictions on Transfer of Funds from Subsidiaries

We conduct exploration activities in Malawi through our wholly owned subsidiaries Chilwa Minerals Africa Limited and Phalombe Minerals Limited. Under Malawi law:

●	There are no statutory restrictions preventing subsidiaries from distributing dividends or making intercompany loans, provided all tax obligations are met and the entities remain solvent.

●	Exchange control regulations require that cross-border transfers be processed through authorized banks, but such transfers are routine and not considered prohibitive.

●	We are required to ensure that minimum annual exploration expenditures and environmental obligations are met under each Exploration Licence. These conditions do not restrict cash repatriation but may influence the timing of discretionary transfers.

To date, these requirements have not had a material impact on the Company’s ability to meet its cash obligations, nor does management currently expect these regulations to materially affect liquidity in the foreseeable future.

Our Board of Directors constantly monitors the state of equity markets in conjunction with our current and future funding requirements, with a view to initiating appropriate capital raisings as required. We also manage liquidity risk and ensure sufficient cash is available to meet our current and future commitments by continuously monitoring forecast and actual cash flows, conducting ongoing cost reviews, and implementing cost-cutting measures on non-core activities to improve cash flow.

Going Concern Qualification

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the continuity of normal business activity and the realization of assets and the settlement of liabilities in the ordinary course of business. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations as and when they come due. In the event that we are unable to raise additional working capital, when required, there is a material uncertainty as to whether we will be able to meet our debts as and when they fall due and thus continue as a going concern.

The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event we cannot continue in existence.

Commitments and Contractual Obligations as of June 30, 2025

The following table describes our commitments and contractual obligations as of June 30, 2025:

	Within one year	Later than one year but not later than five years	Later than five years	Total

Exploration expenditure commitment(1)	$189,848	-	-	$189,848
Drilling contract commitments(2)	$1,334,554	$1,174,080	$89,057	$2,597,691
Trade and other payables(3)	$2,717,809	-	-	$2,717,809
Total	$4,242,211	$1,174,080	$89,057	$5,505,348

(1)	In order to maintain current rights of tenure to exploration and mining tenements, we are required to outlay the amounts disclosed above. If the expenditure commitments are not met, the associated exploration and mining leases may be relinquished.

(2)	The Company has entered into several drilling contracts, including sonic and diamond drilling, under which services are charged at fixed rates per meter drilled. These contracts are required to be paid in accordance with the contractual rates and represent material cash commitments of the Company arising in the ordinary course of business.

(3)	These amounts represent trade and other payables arising in the ordinary course of business, including accruals for drilling activities, service deed obligations, legal fees, taxes payable, consultant fees, and other operating costs. The Company expects these obligations to be settled within one year.

Cash Flow

Comparison of cash flows for the half year ended December 31, 2025, with the half year ended December 31, 2024

Operating Activities

For the half year ended December 31, 2025, net cash used in operating activities was A$1,858,131 compared to A$1,012,779 for the half year ended December 31, 2024, primarily due to an increase in payments to suppliers and employees from A$1,066,145 in the half year ended December 31, 2024 to A$1,882,099 in the half year ended December 31, 2025, due to an increase in headcount, and a decrease in interest received from A$53,366 in the half year ended December 31, 2024 to A$23,968 in the half year ended December 31, 2025, as a result of differences in the cash balances due to the frequency of and timing of our capital raisings in those respective periods.

Investing Activities

For the half year ended December 31, 2025, net cash used in investing activities was A$5,467,712 compared to A$3,266,927 for the half year ended December 31, 2024, primarily due to an increase in payments for exploration expenditure capitalized from A$2,458,270 in the half year ended December 31, 2024 to A$5,399,038 in the half year ended December 31, 2025, due to an increase in exploration activities. This was partially offset by a decrease in payments for plant and equipment from A$808,657 in the half year ended December 31, 2024 to A$68,674 in the half year ended December 31, 2025, due to our purchases of drilling rigs in the half year ended December 31, 2024.

Financing Activities

For the half year ended December 31, 2025, we had net cash provided by financing activities of A$10,253,917, as consideration for issuance of shares, compared to net cash used in financing activities of A$4,801,476 for the half year ended December 31, 2024, primarily as a result of an increase in proceeds from the issue of shares from A$4,825,212 in the half year ended December 31, 2024 to A$10,502,403 in the half year ended December 31, 2025, due to our capital raising activities in the half year ended December 31, 2025. This was partially offset by an increase in payments of share issue transaction costs from A$23,736 in the half year ended December 31, 2024 to A$248,486 in the half year ended December 31, 2025 due to increased costs incurred in relation to the issuances of share capital in the period.

Comparison of cash flows for the fiscal year ended June 30, 2025, with June 30, 2024

Operating Activities

For fiscal year 2025, net cash used in operating activities was A$2,049,217 compared to A$1,753,245 for fiscal year 2024, primarily due to an increase in payments to suppliers and employees from A$1,956,056 in fiscal year 2024 to A$2,175,208 in fiscal year 2025, due to an increase in headcount, and a decrease in interest received from A$202,811 in fiscal year 2024 to A$125,991 in fiscal year 2025, due to differences in the frequency of and timing of our capital raisings.

Investing Activities

For fiscal year 2025, net cash used in investing activities was A$8,379,056 compared to A$1,708,402 for fiscal year 2024, primarily due to an increase in payments for exploration expenditure capitalized from A$1,697,772 in fiscal year 2024 to A$7,981,261 in fiscal year 2025, due to an increase in exploration activities, and an increase in payments for plant and equipment from A$84,795 in fiscal year 2024 to A$397,795 in fiscal year 2025, due to our purchases of drilling rigs in fiscal year 2025. This was partially offset by a decrease in cash acquired on the acquisition of subsidiaries from A$74,165 in fiscal year 2024 to nil in fiscal year 2025, since we acquired Mota-Engil Malawi Investments Limited in fiscal year 2024 but did not acquire cash from acquiring subsidiaries in fiscal year 2025.

During fiscal year 2025, we increased our exploration activities by escalating both the scale and scope of drilling operations across multiple deposits within the Project. In January 2025, we commissioned a second sonic drill rig, enabling dual-rig operations across the Project. Between January and June 2025, we completed or substantially advanced sonic drilling programs at five deposits:

●	Mpyupyu: Approximately 1,400 boreholes completed on 100m × 100m and 200m × 200m grid patterns, with depths ranging from 4 to 14 meters. This represented our largest single drilling campaign and established Mpyupyu as a key deposit for the planned scoping study.

●	Bimbi: Approximately 284 boreholes (BIMSD005–279) were completed between late March and late April 2025, with depths of 5 to 13 meters.

●	Halala: 19 boreholes were drilled in May 2025 (HALSD019–042), with depths of 7 to 20 meters in a sand dune deposit on the northern shore of Lake Chilwa.

●	Namasalima: 47 boreholes were completed in June 2025, with depths of 4 to 10 meters.

●	Mposa: We completed the remaining Mposa sonic drilling program between July to September 2024.

We also commenced our maiden diamond drilling program at the Mposa deposit in March 2025, targeting the REE geophysical anomaly identified from the aeromagnetic survey. Six diamond drill holes (MPODD001–006) were completed between March and July 2025, totaling 1,008.3 meters at depths ranging from 104 to 221 meters. Assay results from the first hole confirmed elevated total rare-earth oxide (TREO) values of up to 1,039 ppm in the clay and saprolite horizons to depths of 80 meters downhole.

In March 2025, we also commenced our plant feed characterization and flowsheet development studies, processing a 4.2-tonne sample from the central region of the Mposa deposit. Key results received in September 2025 confirmed multiple product streams, including a high-quality ilmenite product grading 51% TiO₂ with 93% titanium recovery; zircon concentrates grading approximately 66% ZrO₂; garnet concentrate at 57% with 72% recovery; and monazite concentrate grading greater than 24% with high cerium enrichment.

We invested A$397,795 in plant and equipment during fiscal year 2025, including the establishment of an in-country sample preparation laboratory in Malawi, and the procurement of field equipment.

Cash payments for exploration expenditure capitalized during fiscal year 2025 totaled A$7,981,261, representing a 370% increase over the prior year. Capitalized exploration and evaluation assets on the balance sheet increased from A$11,333,988 at June 30, 2024 to A$18,598,678 at June 30, 2025, representing approximately 91% of total assets.

In fiscal year 2024, our exploration activities focused on the initial sonic drilling program at the Mposa HMS deposit, complemented by geological surveying, geochemical sampling, and project-level technical studies. Sonic drilling at Mposa commenced in October 2023, utilising a single Eijkelkamp sonic drill rig. By June 30, 2024, we had completed approximately 300 sonic boreholes at Mposa on a 100m × 100m grid pattern, with hole depths ranging from 5 to 9 meters. Total sonic drilling expenditure during fiscal year 2024 was approximately US$ 780,000.

In addition, we incurred approximately US$220,000 in geological services and management fees during fiscal year 2024, comprising geological consulting, geophysical survey interpretation, sample management, and project supervision services. During fiscal year 2024, we also completed an aeromagnetic and radiometric survey over the entire Project area, which identified 47 rare earth element geophysical anomalies that have informed subsequent exploration planning.

Cash payments for exploration expenditure capitalized during fiscal year 2024 totaled A$1,697,772, representing drilling costs, geological services, assay and laboratory fees, and associated field costs. These expenditures were capitalized as exploration and evaluation assets in accordance with IFRS 6.

Financing Activities

For fiscal year 2025, we had net cash provided by financing activities of A$7,058,995, as consideration for issuance of shares, compared to net cash used in financing activities of A$403,740 for fiscal year 2024, primarily as a result of transaction costs related to share issuance, which decreased from A$447,044 in fiscal year 2024 to A$23,736 in fiscal year 2025 due to increased share-based management personnel compensation, an increase in proceeds from the issue of shares from nil in fiscal year 2024 to A$7,094,611 in fiscal year 2025, due to our capital raising activities in fiscal year 2025 and an increase in proceeds from future share issue from nil in fiscal year 2024 to A$31,424 in fiscal year 2025. This was partially offset by a decrease in proceeds from borrowings from A$43,304 in fiscal year 2024 to nil in fiscal year 2025, and an increase in repayment of borrowings from nil in fiscal year 2024 to A$43,304 in fiscal year 2025.

Critical Accounting Judgement, Estimates and Assumptions

The preparation of our consolidated financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying our accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements, are as follows.

Exploration expenditure

Exploration and evaluation expenditures are accumulated in respect of each separate area of interest. Exploration and evaluation costs are carried forward where right of tenure of the area of interest is current and they are expected to be recouped through sale or successful development and exploitation of the area of interest, or, where exploration and evaluation activities in the area of interest have not yet reached a stage that permits reasonable assessment of the existence of economically recoverable reserves. When an area of interest is abandoned or the directors decide that it is not commercial, any accumulated expenditures in respect of that area are written off in the financial period the decision is made. The carrying value of our projects are reviewed at least annually for appropriateness and to determine if there are any impairment indicators.

The future recoverability of capitalized exploration and evaluation expenditure is dependent on a number of factors, including whether we decide to exploit the related lease ourselves or, if not, whether we successfully recover the related exploration and evaluation asset through sale.

Factors that could impact the future recoverability include the level of reserves and resources, future technological changes, costs of drilling and production, production rates, future legal changes (including changes to environmental restoration obligations), and changes to commodity prices.

Share-based payment transactions

The cost of equity-settled compensation (by shares, options or rights over shares) provided by our company to employees and contractors are measured at fair value on grant date. Fair value is determined using either the Binomial or Black-Scholes option pricing model that takes into account the exercise price, the term of the option, the share price at grant date and expected price volatility of the underlying share, the expected dividend yield and the risk free interest rate for the term of the equity instruments, together with non-vesting conditions that determine whether we receive the services that entitle the employees and contractors to receive payment. The cost of equity-settled transactions are recognized as an expense with a corresponding increase in equity over the vesting period. The cumulative charge to profit or loss is calculated based on the grant date fair value of the awards, the best estimate of the number of awards that are likely to vest and the expired portion of the vesting period. The amount recognized in profit or loss for the period is the cumulative amount calculated at each reporting date less amounts already recognized in previous periods. Market conditions are taken into consideration in determining fair value. Therefore, any awards subject to market conditions are considered to vest irrespective of whether or not that market condition has been met, provided all other conditions are satisfied. If equity-settled awards are modified, an additional expense is recognized, over the remaining vesting period, for any modification that increases the total fair value of the share-based compensation benefit as at the date of modification. If equity-settled awards are cancelled, it is treated as if it has vested on the date of cancellation, and any remaining expense is recognized immediately.

We measure the cost of equity-settled transactions with employees and contractors by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined by an internal valuation using an appropriate option pricing model or quoted active market price, using the assumptions detailed in note 24 to the accompanying financial statements. If any of these assumptions, including the probabilities of achieving the performance hurdles, were to change, there may be an impact on the amounts reported.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Quantitative and Qualitative Disclosure about Market Risk

We consider market risk to be the potential loss arising from adverse changes in market rates and prices. In the ordinary course of our business as currently conducted, which primarily consists of our mining exploration activities, we are not exposed to market risk of the sort that may arise from changes in commodity prices.

Foreign Exchange Risk

We undertake certain transactions denominated in foreign currency and are exposed to foreign currency risk through foreign exchange rate fluctuations. Foreign exchange risk arises from future commercial transactions and recognized financial assets and financial liabilities denominated in a currency that is not our functional currency of the subsidiary in which the foreign currency is transacted. Our exposure to these risks is measured through sensitivity analyses and cash flow forecasting.

Based on this exposure, if the Australian dollar had weakened by 10% or strengthened by 10% against the relevant foreign currencies, our loss before tax for fiscal year 2025 would have increased by A$265,774 or decreased by A$265,774, respectively (compared to an increase of A$206,777 or decrease of A$206,777 for the prior year).

Interest Rate Risk

We are exposed to movements in market interest rates on cash and cash equivalents. We monitor the interest rate yield curve out to 120 days to ensure a balance is maintained between the liquidity of cash assets and the interest rate return. The proportional mix of floating interest rates and fixed rates, to a maximum of six months, fluctuates during the year depending on current working capital requirements. The weighted average interest rate we received on cash and cash equivalents for the years ended June 30, 2025 and 2024 was 3.3% and 3.6%, respectively.

As of June 30, 2025, if interest rates had changed by +/- 100 basis points from the weighted average rate for the year with all other variables held constant, our post-tax loss would have been $38,402 lower/higher for fiscal year 2025 and $55,734 for fiscal year 2024 as a result of higher/lower interest income from cash and cash equivalents.

BUSINESS

Overview

We are a mineral exploration company looking to deliver growth and value for our shareholders through achieving success from exploration and evaluation programs. Our principal activities are mineral exploration activities at the Chilwa Critical Minerals Project (the “Project”), which is located around the northern, western and southern shores of Lake Chilwa in southern Malawi.

Malawi, a landlocked country in southeastern Africa famed for the warmth and kindness of its people, is known as “The Warm Heart of Africa.” It is bordered by Zambia to the west, Tanzania to the north and northeast, and Mozambique to the east, southeast and southwest. Malawi is an underexplored country and an emerging mining destination with a stable regime, a supportive government and a newly developed infrastructure network.

We hold, through our 100% owned subsidiaries Chilwa Minerals Africa Limited and Phalombe Minerals Limited, three exploration licenses that grant us the exclusive rights to carry out exploration for certain heavy mineral sands (“HMS”) and rare earth elements (“REE”) over a total tenement area of 881.0136 km2. The project hosts a geologically coherent and district-scale mineral system capable of supporting multiple styles of critical mineralisation, including:

●	HMS

●	Carbonatite-hosted REE

●	Ionic Adsorption Clay Rare Earth Element potential

Sectional interpretation has been done on all the northern deposits (Nkotamo, Halala, Beacon and Namanja West) on the Project.

In addition, we have intersected high-grade REE in the clays below the mineral sands, with many highly prospective carbonatite targets to be assessed, including Chisi Island. Other targets that require ground truthing have been identified in the southern extension area and Mpyupyu Area. The first batch of REE analysis was undertaken in July 2024 as a pathfinder process to assess the potential coexistence of REEs in the heavy mineral concentrates. The REEs that were included in the analysis were Cerium (Ce2O3), Europium (Eu2O3), Gadolinium (Gd2O3), Lanthanum (La2O3), Neodymium (Nd2O3), Praseodymium (Pr6O11), Samarium (Sm2O3) and Ytterbium (Yb2O3). Diamond drilling in late 2024 has also yielded positive results, confirming the presence of REE mineralization. Substantial advancements in exploration and resource development in the REE sector have been made, with over 47 geophysical features or anomalies identified. We believe that the discovery of new exploration targets and the successful completion of several exploration and drilling programs have significantly strengthened our overall portfolio and positioned us well to continue to explore for REE, essential for various high-tech applications.

We believe the Project can develop into a viable mineral sands project and that we are exploring a Tier 1 mineralized system in southern Malawi.

Cautionary Note Regarding Presentation of Mineral Reserve and Mineral Resource Estimates

The definitions and standards of the SEC Mining Disclosure Rules differ from those in the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and Minerals Council of Australia (“JORC”), which are applicable to resources companies listed on the ASX. Investors are therefore cautioned that public disclosure by us of mineral resources in Australia in accordance with JORC (as required by the ASX Listing Rules) does not form a part of this prospectus. You should not rely on any mineral resource estimate that we have disclosed or may disclose in Australia. We are unable to report such estimates in our filings with the SEC because we have not established the technical and economic conditions that are necessary to show reasonable prospects for economic extraction, based on the definition of resources in the SEC Mining Disclosure Rules. Under the SEC Mining Disclosure Rules, mineralization may not be classified as a reserve unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. We are an exploration stage company and we have no mineral reserves as defined by the SEC Mining Disclosure Rules.

Our Registration Statement on Form F-1, as originally filed with the SEC on July 9, 2026, contained estimates of mineral resources that were stated to have been prepared in accordance with the SEC Mining Disclosure Rules, together with a technical report summary prepared by Belenos Holdings (Pty) Ltd filed as Exhibit 96.1 and the related consents of qualified persons. Those mineral resource estimates, that technical report summary and those consents have been removed from this amendment to our Registration Statement on Form F-1 in their entirety, as has the statement that those estimates conformed to the requirements of the SEC Mining Disclosure Rules. You should not rely on the mineral resource estimates, the technical report summary, the qualified person consents or the statement of conformity with the SEC Mining Disclosure Rules that were included in or filed with the Registration Statement on Form F-1, as originally filed with the SEC on July 9, 2026. None of that information forms a part of this prospectus. This prospectus does not contain any estimate of mineral resources or mineral reserves.

Chilwa Critical Minerals Project

Our Chilwa Critical Minerals Project (the “Project”), which is located around the northern, western and southern shores of Lake Chilwa in southern Malawi, as shown in the below map. The Project is in the exploration stage and we plan to build a processing plant if and when the Project enters the production stage.

We hold, through our 100% owned subsidiaries Chilwa Minerals Africa Limited and Phalombe Minerals Limited, three exploration licenses that grant us the exclusive rights to carry out exploration for certain HMS and rare earth elements REE over a total tenement area of 881.0136 km2. The project hosts a geologically coherent and district-scale mineral system capable of supporting multiple styles of critical mineralization, including:

●	HMS;

●	Carbonatite-hosted REE; and

●	Ionic Adsorption Clay Rare Earth Element potential.

In September 2025, we completed Phase 2 metallurgical test work on a 4.2 tonne bulk sample from the Mposa deposit. The test work program characterized three composite samples of material sourced from the Mposa project area, located on the west coast of Lake Chilwa in southeastern Malawi. 2,909 drill samples were used to generate the metallurgical composites, representing the three preliminary lithological zones identified to date, referred to as the “Sand, “Silty Sand,” and “Clay” units. The characterization work on the first phase of drill hole samples from batches 1 to 3 indicates a favorable heavy mineral assemblage with a high percentage of valuable heavy mineral content, including ilmenite, zircon, rutile, garnet, and monazite. Monazite, a phosphate mineral, is a primary source of REEs and thorium.

The Sand unit composite had a heavy mineral (“HM”) grade of 8.8% with approximately 89.5% of the HM fraction considered as being valuable heavy minerals (76% ilmenite, 9.5% zircon, 1.4% rutile and 2.5% almandine garnet). The Silty Sand unit composite had an HM grade of 3.8% with around 88% of this considered to be valuable heavy minerals (75% ilmenite, 8.9% zircon, 2.3% rutile, 1.6% almandine garnet). The samples representing the Clay unit were characterized by a lower HM grade of around 1%, with the HM fraction containing a significant proportion (approximately 40%) of non-valuable minerals, such as goethite, pyroxene and feldspar. The valuable heavy minerals are relatively fine grained (less than 45 microns) and include 43% ilmenite, 6.6% zircon, 3.8% rutile, and 4.0% almandine.

Magnetic separation of the Sand and Silty Sand unit heavy mineral fractions indicates that a low-impurity ilmenite, containing 50% TiO₂, and a non-magnetic concentrate containing 55% to 60% zircon could be produced using conventional magnetic separation equipment. Further processing of this material will be investigated during a planned bulk test work program to fully evaluate the potential quality of the final product. The non-magnetic fraction generated from the Sand and Silty Sand units contained 0.64% and 0.85% Cerium Oxide (CeO₂), respectively, in the non-magnetic product, indicating that 2% to 3% of the rare earth containing mineral monazite is present in the sample. Further processing stages, including flotation, will be investigated to assess the production of a monazite concentrate. The results from the recent metallurgical characterization work will be used to develop a test program aimed at treating bulk samples from the project area, further assessing metallurgical performance and generating a range of final products for quality assessment.

Our drilling methods used at the Mpyupyu deposit included 1,398 sonic drill holes totaling a depth of 6,174m drilled, with an average depth of 4.42m, a minimum depth of 0.32m and maximum depth of 14.00m. In June 2026, we announced that through reconnaissance hand panning, we also extended the Mpyupyu West HMS target from approximately 5 km2 to over 17 km2. 60 holes for 551 meters of a planned 268 hole Phase 1 program have been completed on a nominal 400 m north x 200 m east grid over interpreted thorium anomalies. Two sonic rigs have commenced drilling at Mpyupyu West, with initial holes intersecting a mineralized, free-dig saprolite unit to approximately 11m beneath thin sand cover, to test whether Mpyupyu West links physically with the Mpyupyu Dune and Flat deposits.

In March 2026, we announced the discovery of Niobium mineralisation following the receipt of further ICP-MS assay results from diamond drilling conducted in the south of the Project’s Mpyupyu target. The nature and consistency of Nb₂O₅ grades in MPYDD006 confirm the presence of a niobium-enriched intrusive phase over 120m (downhole thickness) in extent. Key intervals (at Nb205 >0.2%) from MPYDD006 include:

●	0.31% Nb205 (1,661ppm TREO, 174ppm Ta, 55 ppm Ga) over 126.1m from 125m downhole

●	0.38% Nb205 (1,654ppm TREO, 225 ppm Ta, 61ppm Ga) over 62m from 138m downhole, including 0.45% Nb205 over 10m (2,365ppm TREO, 317ppm Ta, 64ppm Ga) from 190m downhole.

●	0.57% Nb205 (2,270ppm TREO, 320.4 ppm Ta, 56.7ppm Ga) over 1.55m from 129m downhole.

●	0.51% Nb205 (2,438 ppm TREO, 361 ppm Ta, 65ppm Ga) over 1m from 195m downhole.

●	0.41% Nb205 (1,405 ppm TREO, 218 ppm Ta, 62ppm Ga) over 12m from 155m downhole.

In April 2026, diamond drilling at the Mpyupyu target, conducted as part of our carbonatite-hosted REE exploration program, intersected a previously unmapped peralkaline syenite intrusion hosting significant niobium mineralisation. The nature and consistency of Nb₂O₅ grades in discovery hole MPYDD006 confirm the presence of a niobium-enriched intrusive phase over 120m (downhole width) in extent. We now have two diamond drill rigs operating within 175m of each other. Rig 1 has completed drill hole MPYDD009, at a depth of 385m in alkaline-syenite intrusive series rocks. Rig 2 commenced drilling hole MPYDD016 and progressed to a depth of 65m before technical difficulties progressing through heavily fractured ground forced the hole to be closed. A second hole (MPYDD016B) was commenced on an azimuth 45° northwest of the initial hole and progressed to a depth of 80m. Approximately 1,050m of drilling has been completed across six drill holes at the target. This excludes meters drilled at MPYDD001–005 on the northern thorium anomaly (MPYTH004) shore of the Nakombe stream, the southern anomaly (MPTH005).

A total of nine drill holes remain in the initial program, intended to constrain the geometry, phase boundaries, and lateral continuity of the multi-phase intrusive system, with ICP-MS assay results expected to follow. Currently the target remains open to the south, east and southeast, as well as at depth. QEMSCAN has quantified monazite throughout the Mpyupyu deposit, adding REE exploration by-product potential alongside the ilmenite-zircon-rutile assemblage. Further QEMSCAN analysis of composites and further metallurgical work is planned pending the results of ongoing exploration drilling.

Historical work on the Project included Millennium Mining Limited, which conducted exploration on the northern deposits during the early 2000s, drilling 64 holes at Halala and 40 holes at Namanja in their initial campaign. In addition, Tate Minerals Limited acquired the exploration license in 2012 and digitised large amounts of the historic data on the property. Mota Engil Group entered into a joint venture agreement with Tate Minerals and commenced a full exploration campaign including auger drilling, bulk sampling, ground radiometrics, mineralogical studies and concept test work. Luso Global Mining BV, a subsidiary of Mota Engil Group, then acquired the Project and commissioned a further review of the historic data.

In fiscal 2024, we acquired the Project for A$7,475,835. As of December 31, 2025, we had exploration and evaluation assets of A$22,729,567 and plant and equipment of A$387,562 recorded on our balance sheet.

We believe that the Project currently has sufficient access to water and electricity. Water sources include water bores and Lake Chilwa, which is located nearby. In addition, a hydropower plant is being built nearby that is expected to be completed if and when the Project enters the production stage. The Project benefits from access to rail, port and supporting infrastructure with a pit-to-port solution for exporting products to global markets. For example, the Project is connected to the Nacala rail link (as shown in the above map) with final products transported approximately 700km from Liwonde to the Nacala Deep Water Port for export. This established rail and port infrastructure is key to our prospects for economic development of the Project, since it minimizes the requirement for significant capital expenditure. The railway line from Liwonde to Nacala has been upgraded and is used to transport coal from Moatize, in Tete province to the new coal terminal at Nacala. The rail is accessible from Zomba via the M3 road, a major tarred highway connecting Zomba to Blantyre and Liwonde, or via route S131, which is a gravel road that runs west of Lake Chilwa and passes through Domasi and Chibwana. The closest international airport is located in Blantyre, approximately 100km from the Project.

We hold three licenses that grant us the exclusive rights to carry out exploration for certain HMS and REE in the license areas. Our 100% owned subsidiary, Chilwa Minerals Africa Limited, holds two licenses that grant us the exclusive rights to carry out exploration for certain HMS and REE in the license areas. Exploration License Number EL0670/22R1, originally granted on September 27, 2022 and currently valid until July 17, 2028, covers an area of 418.2851 km2 around Lake Chilwa, including the districts of Phalombe, Zomba and Mulanje. Exploration License Number EL0671/22R1, originally granted on September 26, 2022 and currently valid until July 17, 2028, covers an area of 12.84 km2 on Chisi Island in the district of Zomba. In addition, our 100% owned subsidiary, Phalombe Minerals Limited, has been granted an exploration license EL0835/25, valid from July 18, 2025 to July 17, 2030, covers an area of 449.8885 km2, with the option to extend, to carry on exploration activities in Mulanje, Phalombe and Zomba Districts.

The initial term of an exploration license is five years from the date of grant. A holder may apply for extensions of the term for periods of up to three years, but no more than two such extension applications may be made. Exploration License Number EL0670/22R1 and Exploration License Number EL0671/22R1 have already been renewed once. In terms of applicable law, when applying for the extension of the term of an exploration license, the applicant must reduce the size of its last approved area by at least half. Local authorities in Malawi have no discretion to waive this requirement. The exploration area of Exploration License Number EL0670/22R1 has previously been reduced by 50% (from 865.86km2 to 418.2851km2).

The maintenance and extension of the licenses are subject to various conditions described under “Business - Government and Environmental Regulations” below, and the laws and regulations governing the maintenance or renewal are subject to change. In addition, future development of the Project will require obtaining licenses or permits for the construction and operation of mines, processing plants and related infrastructure. We plan to work with the Government of Malawi to secure a mining license and a mining development agreement.

Proposed Exploration Program

We are an exploration-stage company and have not established any mineral reserves at the Chilwa Critical Minerals Project, for which we have not made a development decision. Subject to available funding, access, permitting, contractor availability, seasonal conditions, laboratory turnaround and technical results, our proposed exploration program for the twelve months ending June 30, 2027 will focus on seeking heavy mineral sands resource definition, mineralogical and metallurgical test work, exploration of selected rare earth element and niobium targets, and early-stage technical, environmental and permitting studies. We expect to fund the proposed exploration program with the portion of the net proceeds of this offering allocated to mineral exploration activities, together with existing cash. See “Use of Proceeds.”

The principal elements of the proposed program are summarized below:

Heavy mineral sands resource definition. We plan to conduct infill and confirmatory sonic drilling, collar and survey validation, density checks, assay review and database validation at the Mposa, Mposa North, Bimbi, Mpyupyu, Nkotamo, Halala, Beacon and Namanja West deposits. The purpose of this work is to increase geological confidence in existing heavy mineral sands deposits and to test selected extensions of known mineralization. We expect technical outputs to include an updated drilling and assay database, updated geological interpretation and, if supported by results, a mineral resource estimate.

Mineralogy and metallurgical test work. We plan to conduct XRF, QEMSCAN and related mineralogical analysis, representative composite sample work, slimes and oversize characterization, recovery test work and product specification assessment. The purpose of this work is to support mineral assemblage interpretation, recovery assumptions and process-design inputs. We expect technical outputs to include updated mineralogical and metallurgical assumptions for future technical studies.

Rare earth element and niobium exploration. We plan to conduct targeted diamond drilling, geological logging, geochemical analysis, petrography, mineralogical analysis and three-dimensional geological modelling at the Mpyupyu carbonatite, the Mposa REE anomaly and other selected targets. The purpose of this work is to evaluate selected rare earth elements and niobium targets and determine whether further exploration is warranted. We expect technical outputs to include refined geological models, target ranking and, if supported by sufficient data, inputs for future resource estimation work.

Technical, environmental, and permitting studies. We plan to conduct mine-method screening, infrastructure review, logistics assessment, environmental baseline work, community and land-access review and permitting work streams. The purpose of this work is to generate technical and environmental inputs for future studies and permitting processes.

Our currently proposed exploration program is evaluative in nature, and we may modify its scope, sequencing and timing as results are received. There can be no assurance that the proposed exploration program will result in the definition of mineral resources, the conversion of mineral resources to mineral reserves, the completion of a feasibility study, or a decision to develop or mine the Chilwa Critical Minerals Project.

Industry Overview and Market Opportunity

The Heavy Mineral Sands Industry

HMS is typically categorized into titanium dioxide-bearing minerals such as ilmenite and rutile (but also including leucoxene and upgraded products such as slag and synthetic rutile), zircon and monazite. The industry is primarily concentrated in Australia, though South Africa, India and China are also major producers. Other countries with significant HMS deposits include the U.S., Brazil and Mozambique.

The market for HMS products is driven by a wide range of factors, including global economic growth, industrial demand, and technological innovation. In recent years, the market has faced a number of challenges in line with general economic conditions, including declining demand for certain products, increased competition from alternative materials, and the general environmental concerns related to all mining and processing.

Ilmenite and rutile are primarily used as feedstock for the production of titanium dioxide (“TiO2”) pigment with a small percentage also used in the production of titanium metal and fluxes for welding rods and wire. Titanium, which can be extracted from TiO2, is included on the U.S. Interior Department’s list of critical minerals. TiO2 is the most widely used white pigment because of its nontoxicity, brightness and very high refractive index. It is an essential component of consumer products such as paint, plastics and paper. Pigment demand is therefore the major driver of ilmenite and rutile pricing. Weak conditions persisted for the global pigment market due to ongoing economic weakness and uncertainty across major pigment consuming regions. This has resulted in declining demand and price erosion for both ilmenite and rutile. Chinese pigment producers continue to experience challenges from steep tariffs that have been applied to Chinese pigment imports in the key markets of Europe, Brazil and India. Chinese pigment prices have continued to decline as Chinese producers compete to maintain market share in these markets. Pigment production in China is the major global source of demand for sulphate ilmenite, and Chinese pigment output has decreased as overall weak conditions in the domestic Chinese pigment market and major pigment export markets add to the challenges presented by the tariffs. The tariffs imposed on Chinese pigment in the key markets mentioned above are expected to result in a shift of some demand from Chinese pigment producers to western pigment producers. Western pigment producers are the main source of demand for chloride ilmenite and high-grade feedstocks including rutile. Chloride ilmenite, regarded as a niche feedstock for western pigment production with a high relative economic value, is typically purchased under long-term offtake arrangements and generally experiences limited short-term price fluctuations.

Demand for rutile into the welding and titanium metal sectors remains firm. The main drivers of demand have been the shipbuilding and aerospace industries combined with sanctions on Russian-supply of raw materials. The extent of the rutile price premium into these sectors (above pigment sector pricing) is being eroded due to an excess of global supply, including an increase in production of premium rutile in China from concentrates being imported into China from Africa.

Zircon is a coproduct or byproduct of the mining and processing of HMS for the titanium minerals, ilmenite and rutile, or tin minerals. Zircon has a range of end-uses, the predominant of which is in the production of ceramic tiles, accounting for more than 50% of global zircon consumption. Milled zircon enables ceramic tile manufacturers to achieve brilliant opacity, whiteness and brightness in their products. Zircon’s unique properties include heat and wear resistance, stability, opacity, hardness and strength, making it sought after for other applications such as refractories, foundries and specialty chemicals. Demand growth for zircon is closely linked to growth in global construction and increasing urbanization in the developing world. Zircon demand in China, the largest global consumer of zircon, remains weak on the back of a subdued housing and construction market. Zircon prices have, therefore, continued to trend downward. Zircon can be processed to extract zirconium, which is a chemical element included on the U.S. Interior Department’s list of critical minerals as the United States recognizes its strategic value. Zirconium is used in nuclear fuel cladding, chemical piping in corrosive environments, heat exchangers, and various specialty alloys.

We believe demand for ilmenite, zircon, and rutile will continue to grow, driven by forecasted economic growth and sustained consumption in pigments, ceramics, and other mature end-use markets.

The Rare Earth Elements Industry

REEs are a group of 17 chemical elements (the 15 elements in the lanthanum series, plus yttrium and scandium) that are integral to a myriad of modern applications, from consumer electronics to national defense systems. Individual rare earth elements serve distinct and critical functions across various industries. For example, lanthanum is utilized in camera lenses and battery electrodes, cerium finds applications in catalytic converters and glass polishing, europium is a key component in red phosphors for LED displays, gadolinium is employed as a contrast agent in magnetic resonance imaging (MRI), whereas neodymium and praseodymium are essential for manufacturing high-strength permanent magnets used in EV motors and wind turbines.

The proliferation of smartphones, electric vehicles, and renewable energy technologies has increased demand for specific rare earth elements. The global shift towards green energy solutions has further amplified the demand for these elements, as nations strive to meet ambitious carbon reduction targets. The unique properties of each element make them indispensable in their respective applications, underscoring the strategic importance of securing a stable supply. As demand for clean energy and other advanced technologies increases in the coming years, we expect further increases in REE demand and prices, as well as new supply sources.

China is the dominant player in the global rare earths market, holding the largest reserves and controlling a significant portion of the processing capacity. Other countries, such as Brazil and Australia, hold significant REE reserves but face challenges in competing with China’s established infrastructure. As the U.S. aims to enhance its technological capabilities and reduce reliance on foreign sources, securing a stable supply of rare earths has become a national priority. However, the country is heavily dependent on imports, with over a majority of its rare earths coming from China. This reliance poses significant risks, particularly in light of ongoing trade tensions and geopolitical challenges. The U.S. government has recognized the strategic importance of rare earths and is actively seeking to bolster domestic production and processing capabilities to ensure a resilient supply chain for critical minerals.

Our Competitive Strengths

We believe that our high-quality asset base and differentiated approach distinguish us from our peers and create a unique opportunity for growth and value creation. Our competitive strengths include:

Integrated Multi-Commodity Resource Base

The co-location and integration of both HMS and REE within the project area is a key differentiating feature of the Project. While other operators in Malawi have generally pursued single-commodity or dual-commodity strategies, the Company’s Lake Chilwa project encompasses HMS, REE and niobium across multiple deposit types, including alluvial mineral sands, ionic adsorption clays, monazite-bearing sands, and carbonatite-hosted mineralization.

This multi-commodity endowment creates the potential for an integrated processing pathway whereby HMS production may generate near-term revenue while REE and niobium exploration and development activities advance in parallel. We believe that this staged development approach, commencing with HMS as the initial production focus, reduces project risk by potentially enabling early cash flow generation from a relatively lower-complexity processing operation, while the higher-value REE and niobium components progress through feasibility assessment.

Historic Strategic Mota-Engil Relationship

The support of our ultimate major shareholder, Mota-Engil Group, positions us well for continued success. Founded in 1946, Mota-Engil is a global engineering and construction group with approximately 50 years of operational experience across Africa and has a long and successful track record of operating in Malawi, as well as a significant presence in Europe, Latin America and other parts of Africa across sectors such as engineering and construction, environment and services, transport concessions, energy, and mining. Historically, we have had drilling and services agreements with Mota-Engil Engenharia e Construção Africa, S.A. (“ME Africa”), a member of the Mota-Engil Group, which allowed us to benefit from Mota-Engil’s significant infrastructure and presence at a rate that is significantly lower than if sourced from third-party suppliers. Such agreements provided us with access to heavy earthmoving equipment, construction capability, and established operational infrastructure in the region. As we grow, we have begun building our own internal capabilities and using third-party contractors where appropriate. At the same time, we believe that we can continue to call upon expertise from Mota-Engil as necessary and this provides a meaningful competitive advantage relative to peers that do not have comparable strategic partnerships.

Resource Characteristics and Processing Flexibility

The HMS assemblage at our Mpyupyu deposit includes ilmenite (approximately 76% of the heavy mineral concentrate), zircon (approximately 9.5%), and monazite (approximately 2-3%), providing a diversified revenue stream from a single processing operation. The presence of monazite within the HMS assemblage also provides a secondary source of REE recovery from mineral sands processing, further distinguishing our integrated approach.

Additionally, our exploration activities have confirmed the presence of REE-bearing ionic adsorption clays beneath the HMS deposits and adjacent to hard-rock targets, with elevated total rare earth oxide values identified at the Mposa anomaly. We are also evaluating the potential for high-grade REE carbonatite mineralization at Mpyupyu. This diversity of REE mineralization styles—from monazite in HMS, ionic clays, and carbonatites—is uncommon in the Malawian context and provides us with multiple pathways for REE development.

Strong commitment to our people, our communities, and the environment

We are committed to the sustainable exploration of our projects by deeply embedding environmental, social and governance criteria in our decision-making framework. We have held positive meetings with local communities and government representatives in Zomba, Malawi. These interactions have been crucial in building trust and ensuring that our activities align with the interests of our stakeholders. We are committed to maintaining open and constructive dialogue as we progress.

Experienced team with a proven track record

We have an experienced management team with a proven track record. Our Chairman, Alexander Shaw, is a highly accomplished geologist with over 15 years of global experience in exploration and production. He has spent the majority of his career exploring for and developing diamond, base and precious metal deposits within Africa, Central and South America. Having obtained his DPhil from the University of Oxford on the geology of the Mega Kalahari Basin and having managed and developed projects in Angola, Zambia, DRC, Botswana and Namibia with First Quantum Minerals and BHP, he has significant knowledge of the region. Our Managing Director and Chief Executive Officer, Cadell Buss, is a multi-industry senior executive with over 20 years’ experience in marketing, project development, and capital markets, and has consulted to a number of ASX-listed companies with African-based assets. Our CFO, Mark Laybourn, is a Fellow Chartered Accountant with over 20 years of finance leadership experience. Our Non-Executive Directors, Manuel Mota and Jose Martins, also have extensive experience in the construction, engineering, mining, and natural resources sectors.

Our Growth Strategies

We believe we can achieve our goal by executing the following strategies:

Planned exploration strategy

We plan to continue engaging in sonic drilling, defining Mineral Resource Estimates, feasibility studies, diamond drilling, assay results, and scoping studies, among others, to systematically advance our HMS, REE, and niobium projects. These efforts will also help us progressively de-risk the project and better position us for development decisions. Looking ahead, we will remain focused on advancing the Project and exploring new opportunities to enhance shareholder value. Our proposed exploration program for the twelve months ending June 30, 2027 is described above in “Business — Chilwa Critical Minerals Project — Proposed Exploration and Evaluation Program”.

Drive additional cost efficiencies in our operations

We intend to leverage our expertise and extensive mining exploration experience to implement operational improvements and continue identifying and evaluating new opportunities to reduce operating costs and improve efficiency. For example, as part of our exploration activities, we procure sonic and diamond drilling services through several drilling services agreements, operating more than one drill rig from more than one supplier during our current exploration programs. Such agreements are program or meterage based, do not contain exclusivity provisions, may be terminated by either party on written notice, and entitle us to procure substitute services from third parties. In addition, we are beginning to bring some services in-house. We have already acquired a preparation lab to process samples for assaying, are in the process of acquiring an assay lab and are in the process of purchasing our own diamond drill rig.

Maintain safe and sustainable operations for our employees, communities and shareholders

Our safety-first and community development approaches to doing business will remain a core tenet of our operational focus and business strategy. We believe that continuing to focus on our people, communities, and the environment will position us to attract the best local talent and ensure that we have efficient, stable, and long-term operations that continually elevate the people around our operations and where they live.

Continue to strengthen our relationship with the Government of Malawi

The Government of Malawi considers agriculture, tourism, and mining as key focus sectors for the economic growth of Malawi. Building on our mutual understanding with the Government of the importance of developing a vibrant mining sector to the Malawi economy, we plan to work with the Government to secure a mining license and a mining development agreement.

Quality Assurance and Quality Control

Scientific and technical information contained in this registration statement on Form F-1 was reviewed and approved by Bernhard Siebrits, Consulting Resource Estimation Geologist at mineral resource consulting firm, Belenos Holdings (Pty) Ltd, who is a member of the Australasian Institute of Mining and Metallurgy (“Qualified Person”). Mr Siebrits is a “qualified person” as defined in subpart 1300 of Regulation S-K. Belenos Holdings (Pty) Ltd serves as our consultant.

The Qualified Person has reviewed the data collection and verification procedures followed by Chilwa and by third parties on behalf of Chilwa, and believes these procedures are consistent with industry best practices and acceptable for use in geological and resource modelling.

We have established internal controls relating to Quality Assurance and Quality Control (QA/QC) as necessary in relation to our exploration of our properties. These protocols include, but are not limited to:

●	Sonic core drilling procedures include logging the core at the rig as a first pass, then relogged and sampled at the Chilwa base camp;

●	Sampling is based on geological changes observed in the core, with a standard sample length of 1.0m. Samples are first prepared through initial drying, crushing to 80% passing 3mm and splitting of sub-samples on a rotary splitter at our own sample preparation facility in Zalewa, Malawi;

●	This generates a representative split sub-sample of 500g for heavy liquid separation assay at LightDeepEarth, a laboratory in South Africa, to be analyzed for slimes percentage, oversize percentage and THM percentage;

●	Samples are submitted with two types of reference samples to monitor assay quality;

●	Coarse blanks are prepared to control for potential cross-contamination of samples;

●	Duplicates for analysis are submitted and lab repeats are carried out; and

●	All assay results used in the verification process by the Qualified Person were obtained from fully certified analytical laboratories with signed assay certificates.

Material Agreements

We are not party to any material agreements, since all of our agreements have been made in the ordinary course of business.

Seasonality

We operate continuously throughout the year. Access to the Project area in the dry season (May to October) is straightforward, but access can be difficult in the wet season (November to April).

Intellectual Property

We do not hold any patents and are not dependent on intellectual property (including patents or licenses), industrial, commercial or financial contracts (including contracts with customers or suppliers) or new manufacturing processes for the conduct of our business as a whole.

Property

Our 100% owned subsidiary, Chilwa Minerals Africa Limited, holds two licenses that grant us the exclusive rights to carry out exploration for certain HMS and REE in the license areas. In addition, our 100% owned subsidiary, Phalombe Minerals Limited, has been granted an exploration license. Such exploration licenses are as described in the following table:

Exploration License Number	Subsidiary holding Exploration License	Date First Granted	Valid Until	Area Covered	Region Covered
EL0670/22R1	Chilwa Minerals Africa Limited	September 27, 2022	July 17, 2028	418.2851 km2	Phalombe, Zomba and Mulanje Districts
EL0671/22R1	Chilwa Minerals Africa Limited	September 26, 2022	July 17, 2028	12.84 km2	Chisi Island in Zomba District
EL0835/25	Phalombe Minerals Limited	July 18, 2025	July 17, 2030	449.8885 km2	Mulanje, Phalombe and Zomba Districts

Government and Environmental Regulations

We are subject to a wide range of laws and regulations governing all aspects of our operations, including with respect to investment and exchange controls, environmental protection, exploration, development, taxes, immigration, labor standards and employment issues, occupational health, toxic substances and wastes, securities, and foreign corrupt practices. Complying with these laws and regulations requires significant expenditures, and non-compliance can result in violations, legal claims, fines, penalties, reputational damage, and delays in or suspension of day-to-day operations. Pending or proposed changes to existing laws and regulations, as well as any proposed or contemplated new laws or regulations, could also have significant impacts on our business and results of operations, the extent of which cannot always be predicted.

Our exploration licenses, Number EL0670/22R1, Number EL0671/22R1 and Number EL0835/25, are governed by the Mines and Minerals Act No. 25 of 2023 (the “Mining Act”) and the conditions stipulated in the licenses, and other applicable laws of Malawi. Under the Mining Act:

●	The holder of an exploration license shall have the right, within its license area, to search for all types of minerals and mineral occurrences; apply on an exclusive first-come, first-considered basis for a retention license or a mining license; erect camps and temporary buildings; erect installations in any waters for exploration purposes; remove any camps, temporary buildings or installations the holder erected; fly over the area for the purpose of performing geophysical or other aerial surveys; use remote sensing to gather data and useful information to understand the area’s geological, environmental and geographical attributes; enter upon any part of the license area for the purpose of carrying out exploration on that land; request a land access order pursuant to section 221 of the Mining Act; conduct drilling, trenching and pitting works; take and remove specimens and samples not exceeding such limit as is required for exploration and to analyze said specimens; surrender part or all of the license area subject to meeting the surrender requirements imposed under the Mining Act; and do all other things necessary or expedient for the undertaking of exploration on the land.

●	The holder of an exploration license shall (i) conduct exploration in accordance with its approved exploration work program, the conditions of its license, the Mining Act, and applicable law, in a good and professional manner consistent with good practice in the mining industry; (ii) commence exploration fieldwork, where the fieldwork is part of its approved exploration work program, within 180 calendar days of the date of grant of the license; (iii) where the Mining and Minerals Regulatory Authority (“Authority”) requires, provide temporary training attachments, within its operations, to an officer in the Authority’s office or the Department of Geological Survey for a period not exceeding 30 days; (iv) notify the Authority when there is change in the control of the company that holds the license; (v) pay compensation for damages caused by its work as required under section 216 of the Mining Act; (vi) submit all reports required under the Mining Act; (vii) expend in, on, or in relation to the exploration license area the minimum annual amount required; and (viii) pay annual ground rentals.

●	The initial term of an exploration license is five years (however, under the previous Mining Act, the initial term was three years); a holder of an exploration license may apply for an extension of the term of its license for a period of up to three years; and an application for extension of the term of an exploration license may be made on not more than two occasions with a mandatory relinquishment of at least 50% of the license area on each extension. However, if such relinquishment would result in a license area of less than 25 km², the holder of such an exploration license may apply for and have approved an area of up to 25 km².

●	Where a mineral tenement is held by a company and there is a change in the control of the company occasioned by a sale of a majority ownership interest or a majority of its shares, the holder of the mineral tenement shall, within 14 calendar days, notify the Authority.

●	Subject to limited exceptions, the Authority may, by notice in writing served on the holder of the mineral tenement license, suspend or cancel the license, where the holder of the mineral tenement license (i) fails to use, in good faith, the land the subject of its license for the purpose for which the license was granted; (ii) uses that land subject of its license for any purpose other than the purpose for which its license was granted; (iii) fails to comply with any requirement of the Mining Act with which it is bound to comply and is not exempt from compliance under the Mining Act; (iv) fails to comply with a condition of its license and is not exempt from compliance under the Mining Act; (v) fails to comply with a direction lawfully given under the Mining Act or with a condition on which any certificate of surrender is issued or on which any exemption or consent is given under the Mining Act; (vi) fails to comply with the conditions relating to the exercise of its rights under its license; (vii) fails to pay any amount payable by the license holder under the Mining Act within two months of the amount becoming due; or (viii) does or fails to do anything specified in the Mining Act where the respective provision of the Mining Act requires suspension or cancellation.

Our exploration licenses, Number EL0670/22R1, Number EL0671/22R1 and Number EL0835/25 permit us to explore for HMS and REE subject to the following terms and conditions:

●	conduct approved exploration program (mapping, sampling, analysis, feasibility studies);

●	conduct operations in accordance with the approved Environmental and Social Management Plan (“ESMP”);

●	start operations within 180 days and perform community consultations before beginning work;

●	meet minimum annual exploration expenditure as per regulations;

●	prioritize employment and training of Malawian citizens; hire non-citizens only where skills are unavailable locally;

●	procure goods/services locally where competitive; use local subcontractors through transparent tendering; import equipment through Malawi-based traders;

●	comply with all exploration license laws, protect the environment, rehabilitate disturbed areas, manage excavations safely, and prevent pollution, particularly of watercourses;

●	indemnify the Malawian government, and submit all statutory required reports (expenditure, mid-year, annual technical); and

●	license may be cancelled under applicable laws.

Mining and sales

To mine and sell mineral products we must obtain and maintain a mining license issued by the Authority under the Mining Act. An applicant applies for either a medium-scale mining license or a large-scale mining license, which is determined by annual tons of production (excluding waste), the number of employees following construction and the proposed capital investment in the first ten years of the project.

Environmental and social approvals

Prior to the issue of a mining license by the Authority, the Malawi Environmental Protection Authority (“MEPA”) must issue written approval under the Environmental Management Act, 2017. No mining license can be issued without MEPA’s written confirmation.

Export permits

The export of minerals with commercial value requires a mineral export permit. Exporting without the permit is an offence subject to fines and other penalties.

Mining Development Agreements

Following the grant of a mining license, large-scale operations typically negotiate a Mining Development Agreement (“MDA”) with the Malawian government (led by the Ministry of Finance and Ministry of Mining). MDAs ordinarily contain fiscal, tax, exchange-control support and other undertakings but do not replace statutory approvals. The MDA is governed by Malawian law.

Status

Before a company receives a mining license and enters into a MDA, and provided its exploration licenses remain in full force and effect, the company remains in the exploration stage during which it engages in exploration activities; advances technical studies and ESIA work; prepares the license application (including the required plans such as the mining operations plan, mine waste management plan, rehabilitation and mine closure plan, employment and training plan, goods and services procurement plan, resettlement management plan, community engagement plan, and, for a large-scale mining license, a feasibility study); and engages the Authority and MEPA as required under law.

Our business and operations are subject to extensive regulation under the laws of Malawi. These regulate our ability to explore for, develop, mine, export and sell mineral products, finance our operations, manage foreign currency flows and distribute returns to investors. The principal regulatory authorities and their respective areas of oversight are described below.

Mining regulation

Mining activities in Malawi are governed primarily by the Mining Act, and the regulations promulgated thereunder. The Authority is the primary regulatory body responsible for administering the mining regime and has authority to receive and process mineral tenement applications, grant, renew, suspend or cancel licenses, maintain the mineral tenements register, monitor compliance with license conditions and enforce the Mining Act.

The Company’s operations are dependent on the continued validity of its mining licenses (whether exploration or mining) and on compliance with prescribed work programs, reporting obligations, approved technical and operational plans, payment of ground rent and royalties, and other statutory obligations. Failure to comply with applicable mining laws or license conditions could result in administrative sanctions, suspension or cancellation of licenses, or delays in project development.

Environmental regulation

Environmental regulation applicable to mining operations is principally found in the Environment Management Act and related regulations. MEPA is the regulator responsible for environmental approvals, monitoring and enforcement.

Projects that require an environmental and social impact assessments (ESIA) may not proceed unless MEPA issues written approval of the project. MEPA also regulates waste management, water abstraction and effluent discharge, air emissions, hazardous substances, noise and environmental audits. Compliance with environmental legislation requires the Company to incur significant upfront and ongoing costs, including costs associated with environmental studies, mitigation measures, rehabilitation planning, financial assurance for mine closure and periodic reporting and inspections.

MEPA has the power to impose administrative penalties, suspend or revoke environmental approvals and prosecute environmental offences.

Other regulatory authorities

Depending on the scope of the Company’s activities, additional regulatory bodies may have oversight over specific aspects of the project, including the National Water Resources Authority (water abstraction and effluent discharge permits), the Malawi Energy Regulatory Authority (power generation or electricity supply arrangements), and immigration and labor authorities (work permits and employment compliance). Each of these regimes imposes compliance obligations that may affect project costs and timelines.

ESIA and permitting

Compliance requires baseline studies, ESIA preparation and approval, ongoing adherence to MEPA permit conditions and environmental quality standards (air, water, effluent, waste, noise). These steps typically require third-party consultants, stakeholder engagement and design/mitigation investments, with ongoing monitoring, reporting and audit exposure.

Mine waste, tailings, rehabilitation and closure

A mining license application must include a mine waste management plan and a rehabilitation and mine closure plan (with post-closure monitoring). Before mining commences, the holder must post financial assurance (e.g., letters of credit, performance bonds, trust funds or combined instruments) and update it periodically as plans evolve - tying up collateral or cash and adding carrying costs.

Liability and sanctions

The Mining Act imposes strict liability on holders of mineral tenements for harm or damage caused by mining or mineral processing operations and mandates statutory compensation mechanisms. In addition, under the Environment Management Act, 2017, MEPA may impose administrative penalties, suspend or revoke environmental approvals, and prosecute environmental offences, which could result in work stoppages, project redesigns, or increased capital and operating costs.

Community, resettlement and social spend

Large-scale projects must conclude Community Development Agreements and spend ≥0.45% of annual gross sales on community development; projects requiring resettlement must implement a Resettlement Management Plan with compensation consistent with statute, which increases pre-production costs and requires staged cash flows during development and operation.

Foreign exchange transactions are governed by the Foreign Exchange Act, 2025 (the “FE Act”). The Reserve Bank of Malawi (“RBM”) is the authority responsible for administering the foreign exchange regime. The FE Act regulates, among other matters, capital inflows and outflows, the operation of foreign currency accounts, offshore bank accounts, export proceeds, foreign currency payments and the repatriation of dividends, interest and capital. RBM retains broad discretion in the granting and administration of approvals.

Repatriation of Export Proceeds and Mandatory Conversion into Local Currency

Malawi applies a mandatory conversion ratio on the repatriation of export proceeds to Malawi, meaning a proportion of export proceeds must be converted into local currency. The mandatory conversion ratio is currently set at 25%.

The FE Act requires all exporters to register with the RBM. All export proceeds that enter Malawi to a resident account must represent a return for the goods and reflect the true export value of the goods. In terms of the FE Act, read with the Foreign Exchange (Repatriation of Export Proceeds) Directive, 2025 (the “Export Proceeds Directive”) issued by the RBM, export proceeds are required to be declared and repatriated to Malawi and are subject to mandatory conversion into local currency.

An exporter may apply to the RBM for an exemption of the mandatory conversion requirement where the applicant:

●	can show at least 10% growth in export quantities over the previous four years;

●	manufacturers and can demonstrate minimum 35% value addition over the prior four years;

●	proves that 70% of raw materials used over the previous four years were locally sourced;

●	shows that no more than 30% of service fees paid in the previous four years went to foreign service providers;

●	demonstrates that 80% of total remuneration over the previous four years was paid to Malawian employees; and

●	demonstrates that their export prices are not more than 5% below comparable global prices.

As a general principle, a registered exporter may not be paid for goods or services into an offshore bank account, however, the Export Proceeds Directive permits an exporter to open a foreign-currency denominated bank account in Malawi. In addition, registered exporters are entitled to open offshore bank accounts, however, repatriable funds which relate to export proceeds cannot be deposited directly into those accounts in terms of the FE Act. If foreign currency denominated funds held in Malawi are to be transferred to such offshore account, that can only occur in accordance with RBM procedures and approvals. Failure to comply with these requirements may attract administrative penalties. In addition, the failure to repatriate foreign currency within 120 days from the date of export shall attract a fine of 150% of the value of the goods or services and the RBM may deregister the exporter.

It should be noted that in terms of an Executive Order of the President of Malawi dated October 23, 2025 and with effect from October 21, 2025, the exportation of all raw minerals extracted in Malawi is prohibited – including for HMS and REE. The prohibition does not apply to minerals that have been processed, refined or value-added in Malawi. Persons found in violation of this Executive Order shall be subject to fines, penalties and such other sanctions as may be applicable under Malawi law.

Local Payments in Foreign Currency

The FE Act prohibits the use of foreign currency in domestic commercial transactions unless the RBM’s prior written permission is obtained. A breach of these prohibitions constitutes an offence under the FE Act. Specifically, the FE Act restricts any person in Malawi from:

●	quoting prices for goods or services in foreign currency;

●	indexing or determining the Malawi Kwacha amount payable for local goods or services by reference to foreign currency;

●	accepting quotations in foreign currency; or

●	demanding or making payment in foreign currency for goods or services supplied within Malawi.

Dividends and Repatriation of Capital

The FE Act provides that any person intending to make a capital transfer into or out of Malawi (which includes loans, equity injections, or any other form of capital investment) must first obtain prior written approval from the RBM. In practice, foreign investors are required to register their investment with the RBM to secure the right to remit dividends, service shareholder loans, and repatriate capital upon disinvestment.

Government Equity Interest

Under Section 260 of the Mining Act, the Malawian government retains a statutory right to acquire a free, non-dilutable equity interest in any company that applies for a large-scale mining license. This option may be exercised at no cost to the Malawian government, and does not require the Malawian government to contribute capital, fund project costs, or assume operational obligations. The Malawian government’s equity participation right becomes exercisable upon submission of a large-scale mining license application and expires once the license is either granted or denied.

While the Mining Act does not expressly state the extent of the Malawian government’s equity interest, current market practice shows that the Malawian government typically takes a 10% equity interest, although in theory, this could be higher or lower.

The Mining Act requires the Authority to recommend whether this option should be exercised, after which the Minister responsible for mining, following consultation with the Minister of Finance, must notify the applicant within 30 days. Failure to issue a decision within this statutory period results in a deemed waiver of the Malawian government’s participation right.

If the Malawian government elects to take up its free equity interest, the applicant must:

●	issue the required equity to the Malawian government before the license is granted;

●	enter into a shareholder agreement outlining minority-protection rights and profit-distribution terms;

●	appoint a board member nominated by the Government of Malawi; and

●	satisfy all other licensing requirements prior to license issuance.

This Malawian government equity does not create any exemption from taxes, royalties, duties, rentals, or other statutory fees for the company.

The Malawian government may later divest its interest, and any acquirer inherits future project obligations proportionate to the acquired stake. The Malawian government also retains the right to negotiate additional participation on a market-value basis.

Legal Proceedings

We are not involved in any material legal proceedings, nor are we aware of any legal proceedings threatened or in which any director or officer or any of their affiliates is a party adverse to our Company or has a material interest adverse to us.

Competition

We compete with other mining and exploration companies in connection with respect to the acquisition of mining claims, the amount and quality of mineral reserves and resources, capital, and the recruitment and retention of qualified managerial and technical employees. In addition to our company, there are several other mineral sands projects in Malawi at various stages of development, such as Sovereign Metals, Mawei Mining, Crown Minerals Ltd, and Globe Metals & Mining Ltd. Some of these companies are larger than us, have greater financial resources or have been in the mining business for much longer than we have, and may therefore be in a better position through size, finances, and experience to acquire suitable exploration and development properties. We may not be able to compete against these companies in acquiring new properties and/or qualified people to work on our current project, or any other properties that may be acquired in the future.

Employees

As of June 30, 2026, we had 40 employees, of which 39 were full-time employees. Of our 40 employees, 37 employees are based in Malawi and 3 are based in Australia. In Malawi, we have 3 employees providing administrative services, 1 employee providing accounting services, 7 geologists, 2 diamond core samplers, 1 trainee logger, 14 sample preparation technicians, 2 laboratories personal (a laboratory supervisor and a lab technician) and 7 support staff. In Australia, we have 1 Managing Director, 1 employee providing accounts payable services and 1 corporate services manager.

Management

Directors and Senior Management

The following table sets forth our directors and senior management, their age and the positions. There are no family relationships among any of the members of our board of directors and our senior management.

Name	Position
Cadell Buss	Chief Executive Officer and Managing Director
José Martins	Director
Manuel Mota	Director
Graham Hewson	Director
Alexander Shaw	Chairman
Mark Laybourn	Chief Financial Officer

Cadell Buss. Cadell Buss has been our Chief Executive Officer and Managing Director since February 2022. Mr. Buss is a multi-industry senior executive with over 20 years’ international experience in marketing, project development and capital markets. Mr. Buss was the CEO of Western Australia’s longest serving stockbroking firm DJ Carmichael for 4.5 years and has consulted for a number of ASX-listed companies with African based assets. Mr. Buss was previously Project and Finance Director with Luso Global Mining (Luso), an angel investor to African based exploration companies. Mr. Buss is also a director of Atlas Pearls Ltd (ASX: ATP). Mr. Buss has a Masters degree in Project Management, an MBA from Murdoch University and is a graduate of the Australian Institute of Company Directors.

José Martins. José Martins has been a Director since October 2025. Mr. Martins is a finance executive with over 25 years’ experience in the management of public and private companies. Mr. Martins previously held CFO roles with Alliance Mining Commodities Limited (owner of a major bauxite project in Guinea, West Africa) and ASX listed Macmahon Holdings Limited and Ausdrill Limited (now part of Perenti). Mr. Martins qualified as a Chartered Accountant in South Africa, and holds a Bachelor of Accountancy (with distinction) from the University of Witwatersrand, Johannesburg, and is a graduate of the Australian Institute of Company Directors. Mr. Martins has also served as director of GenusPlus Group Limited since 2018. Mr. Martins has also served as director and Chairman of Atlas Pearls Ltd since May 2024 and January 2025, respectively.

Manuel Mota. Manuel Mota has been a Director since April 2023. Mr. Mota is a board member of Mota-Engil Group, which indirectly owns approximately 31% of Chilwa, and has been its Chief Business Development Officer since June 2021. Mr. Mota has been a board member of Mota-Engil Group since February 2016, when he was also appointed CEO for Africa, and he was subsequently also appointed as CEO for Middle East and Europe in March 2019. Previously, Mr. Mota was a member of the board of Mota-Engil Europe Engineering & Construction. Mr. Mota has acted as Chief Executive Officer for Mota-Engil Central Europe since May 2013, which included responsibility for Poland, Czech Republic and other central European countries. Mr. Mota started working as an engineer at Mota-Engil Group in Angola since 2009 and also served as director of Mota-Engil Angola. He graduated with a Masters in Civil Engineering from University College London.

Alexander Shaw. Alexander Shaw has been a Director since February 2022 and was appointed as our Chairman in October 2023. Mr. Shaw is an accomplished geologist with more than 15 years of global experience in mineral exploration and production. Mr. Shaw spent the majority of his career exploring for and developing diamond, base and precious metal deposits within Africa and Central and South America. Mr. Shaw has significant knowledge of the Africa region, having obtained his DPhil from the University of Oxford on the geology of the Mega Kalahari Basin and having managed and developed projects in Angola, Zambia, DRC, Botswana and Namibia with First Quantum Minerals and BHP. Mr. Shaw is a Fellow of the Geological Society of London and a member of the following professional bodies: Australian Institute of Geoscientists, Southern Africa Institute of Mining and Metallurgy, American Institute of Professional Geologists and the Society of Economic Geologists. Mr. Shaw is the chief executive officer and managing director of Luso Global Mining BV, which is a principal shareholder of Chilwa.

Graham Hewson. Graham Hewson has been a Director since April 2026. Mr. Hewson is an accomplished industrial leader with more than 30 years of global experience in the mineral sands mining, titanium dioxide and titanium metal sectors. Mr. Hewson has expertise in enterprise-wide transformation, greenfield and brownfield project development and strategic mergers and acquisitions. Most recently, Mr. Hewson served as Executive Vice President, Titanium Operations at The National Titanium Dioxide Company Limited (Cristal, now Tronox Holdings plc), where he held operational accountability for a global portfolio spanning heavy mineral sands extraction, high-grade titanium dioxide production and specialized smelting operations. Mr. Hewson currently serves as director of Coogee Chemicals Pty Limited and director of Australian Gold Reagents (WESEF Group). He also provides executive advisory services to companies in the chemical and resource sectors. Mr. Hewson received his Master of Leadership and Management and Bachelor of Science in chemical engineering from Curtin University in Australia.

Mark Laybourn. Mark Laybourn has been our Chief Financial Officer since February 2026. Mr. Laybourn is a Fellow Chartered Accountant with over 20 years of finance leadership experience spanning corporate transactions, consulting, and executive management. Mr. Laybourn was a senior finance executive at HBF Health Limited for 5 years from July 2020 to November 2025, serving as Chief Financial Officer of HBF Wellness, Acting Chief Financial Officer of HBF Health, General Manager, Group Finance, and General Manager, Commercial Finance. Mr. Laybourn was previously the Chief Financial Officer of Digital CC Limited (ASX: DCC) from June 2014 to April 2015, during which he led its ASX listing, the world’s first blockchain technology company to list on a public exchange and scaled the business to A$40 million in revenue in its first 12 months. Mr. Laybourn also previously headed Deloitte’s CFO Advisory and Digital Controllership practices in Perth from January 2018 to June 2020 and was a Senior Manager at Accenture from May 2015 to December 2017. Earlier in his career, Mr. Laybourn was an Associate Director of Corporate Finance at Euroz Securities Limited from October 2008 to May 2014. Mr. Laybourn was a Non-Executive Director and Finance & Audit Committee Chair at All Saints College from January 2023 to December 2025. Mr. Laybourn does not hold any other current directorships for public companies. Mr. Laybourn holds a Master of Business Administration from the University of Western Australia and a Bachelor of Commerce from Curtin University.

Compensation

Remuneration Principles

Remuneration of all executive and non-executive directors and officers is determined by the board of directors.

We are committed to remunerating senior executives and executive directors in a manner that is market-competitive and consistent with “Best Practice” including the interests of shareholders. Remuneration packages are based on fixed and variable components, determined by the executives’ position, experience and performance, and may be satisfied via cash or equity.

Non-executive directors are remunerated out of the aggregate amount approved by shareholders and at a level that is consistent with industry standards. Non-executive directors do not receive performance-based bonuses and prior shareholder approval is required to participate in any issue of equity. No retirement benefits are payable other than statutory superannuation, if applicable.

Our remuneration policy is not directly based on our financial performance, rather on industry practice, given we operate in the mineral exploration sector and our primary focus is exploration activities with a long-term objective of developing and commercializing metals from our mineral properties.

We envisage our performance in terms of earnings will remain negative while we continue in the exploration phase.

The purpose of a performance bonus is to reward individual performance in line with our objectives. Consequently, performance-based remuneration is paid to an individual where the individual’s performance clearly contributes to a successful outcome. This is regularly measured in respect of performance against key performance indicators.

We use a variety of key performance indicators to determine achievement, depending on the role of the executive being assessed. These include the achievement of key project milestones within scheduled time and/or budget, such as completion of drilling, assay results, and feasibility studies.

Executive Compensation

The following table sets forth all the compensation awarded to, earned by or paid to each individual who served as directors and executive officers in fiscal 2026.

	Short-term Benefits			Post Employment Benefits	Long-term (share based payments) Performance
June 30, 2026	Cash salary and fees	Cash bonus	Non Monetary*	Super- annuation	Rights, Shares and Options	Total
	A$	A$	A$	A$	A$	A$
Directors and Executive Officers
Cadell Buss	354,125	64,245	—	50,386	784,290	1,253,046
José Martins (1)	23,809	—	—	2,857	61,831	88,497
Manuel Mota	40,000	—	—	—	335,566	375,566
Alexander Shaw	80,000	—	—	—	447,422	527,422
Graham Hewson	6,493	—	—	779	—	7,272
Mark Laybourn(2)	155,100	—	—	—	—	155,100
Dennis Wilkins(3)	26,666		—	—	—	26,666
Total	686,193	64,245	—	54,022	1,629,109	2,433,569

(1)	José Martins was appointed as Director in October 2025.

(2)	Mark Laybourn was appointed as Chief Financial Officer in February 2026.
(3)	Dennis Wilkins served as our Chief Financial Officer from October 2023 to February 2026.

Service Agreements

The following members of key personnel have service agreements as follows:

Cadell Buss	Managing Director and Chief Executive Officer

Agreement commenced:	July 1, 2023

Details	This executive services agreement has no fixed term. Each party can terminate at will by giving twelve months’ notice. However, if the termination is for cause, no notice is required.

Base salary	A$350,000 per year

Alexander Shaw	Chairman

Agreement commenced:	April 4, 2023

Details	This service agreement has no fixed term. This service agreement can be terminated by either party at will.

Base salary	A$80,000 per year.

Manuel Mota	Director

Agreement commenced:	April 4, 2023

Details	This service agreement has no fixed term. This service agreement can be terminated by either party at will.

Base salary including superannuation	A$40,000 per year.

Mark Laybourn	Chief Financial Officer

Agreement commenced:	February 17, 2026

Details	This service agreement has no fixed term. This service agreement can be terminated by either party at will by giving 1-month notice.

Base salary including superannuation	A$2,350 per day of work.

José Martins	Director

Agreement commenced:	October 16, 2025

Details	This service agreement has no fixed term.

Base salary including superannuation	A$40,000 per year.

Graham Hewson	Director

Agreement commenced:	April 27, 2026

Details	This service agreement has no fixed term.

Base salary including superannuation	A$40,000 per year.

Performance Rights

The Company does not currently have any Employee Share Option Plan or Performance Rights Plan. In the event that the directors determined that such plans were necessary, the Company would seek shareholder approval for any such plan prior to their use.

Between July 1, 2023 and June 30, 2026, the Company has issued performance rights to directors or management as part of their remuneration or as performance incentives. All these issuances have been approved by shareholders and are summarized below:

Recipient	Quantity	Type	Shareholder approval date
José Martins	500,000	Performance Rights	November 27, 2025
Manuel Mota	1,500,000	Performance Rights	November 27, 2025
Alexander Shaw	2,000,000	Performance Rights	November 27, 2025
Cadell Buss	3,000,000	Performance Rights	November 27, 2025
Cadell Buss	1,500,000	Performance Rights	November 7, 2024
Alexander Shaw	1,000,000	Performance Rights	November 7, 2024
Manuel Mota	750,000	Performance Rights	November 7, 2024
Cadell Buss	1,721,740	Performance Rights	November 30, 2023
Cadell Buss	765,218	Performance Rights	November 30, 2023
Cadell Buss	956,521	Performance Rights	November 30, 2023
Cadell Buss	956,521	Performance Rights	November 30, 2023

Short-term incentive

In accordance with the remuneration provisions of the Executive Services Agreement between the Company and Cadell Buss that commenced on July 1, 2023, Mr. Buss is entitled to cash bonuses upon the achievement of the following key performance indicators:

1. A$140,074 upon admittance to the Official List of the ASX within 3 months of the date of the agreement;

2. A$70,000 when: (a) 6,000 meters of drilling is completed; and (b) assay results achieved from the 6,000 meter drilling program; and

3. A$70,000 when: (a) a maiden Indicated Resources is achieved; and (b) an Indicated Resource of over 3mt of THM at 1% cut-off grade is achieved.

As at the date of this report, the achievement of each of these three milestones has been completed and payment of short term incentives has been made to Mr. Buss as disclosed in the “Executive Compensation” section above.

Long-term incentive

Performance rights have been granted to key management personnel subject to the achievement of the following key performance indicators:

●	Class A - the announcement by the Company of an Indicated Mineral Resource of 3 million tonnes of THM from the Project by no later than 24 months from the grant of the performance right;

●	Class B - the announcement by the Company of the completion of a Pre-Feasibility Study (as defined in the JORC code) that recommends further proceeding with the Project by no later than 48 months from the grant of the performance rights;

●	Class C - announcement by the Company of the completion of a Feasibility Study (as defined in the JORC Code) that recommends further proceeding with the Project by no later than 48 months from the grant of the performance rights;

●	Class D - the announcement by the Company that a decision to mine the Project has been made by no later than 60 months from the grant of the performance rights; and

●	Class E - the approval and issue of a Mining Licence for Chilwa Critical Minerals Project by November 30, 2028.

For details of performance rights granted to key management personnel during the 2026 financial year, refer to the “Executive Compensation” section above.

Ordinary Share holdings

As at June 30, 2026, the numbers of shares held by our directors and officers were as follows:

2026	Balance at start of the year	Received on conversion of performance rights upon achievement of milestones	Received during the year on the exercise of options	Other changes during the year	Balance at end of the year
Ordinary shares
Cadell Buss	553,796	1,721,740	—	71,654	2,347,190
Alexander Shaw	290,712	—	—	27,253	317,965
Manuel Mota	871,279	—	—	24,000	895,279
Mark Laybourn[1]	—	—	—	—	—
José Martins[2]	—	—	—	300,000	300,000
Graham Hewson[3]	—	—	—	—	—
Total ordinary shares	1,715,787	1,721,740	—	422,907	3,860,434

[1]	Mr. Laybourn was appointed as our Chief Financial Officer in February 2026.
[2]	Mr. Martins was appointed as Director on October 20, 2025.
[3]	Mr. Hewson was appointed as Director on April 27, 2026.

Performance rights

As at June 30, 2026, the numbers of performance rights held by our directors and officers were as follows. Each performance right grants the right to receive one fully paid ordinary share in the Company.

2026	Balance at start of the year	Granted/(Expired) by the Company	Converted to Ordinary shares	Balance at end of the year
Performance rights
Cadell Buss	5,900,000	3,000,000	(1,721,740)	7,178,260
Alexander Shaw	1,000,000	2,000,000	—	3,000,000
Manuel Mota	750,000	1,500,000	—	2,250,000
Mark Laybourn [1]	—	—	—	—
José Martins[2]	—	500,000	—	500,000
Graham Hewson[3]	—	—	—	—
Total performance rights	7,650,000	7,000,000	(1,721,740)	12,928,260

[1]	Mr. Laybourn was appointed as our Chief Financial Officer in February 2026.
[2]	Mr. Martins was appointed as Director on October 20, 2025.
[3]	Mr. Hewson was appointed as Director on April 27, 2026.

Shares under option

Unissued ordinary shares of Chilwa under option on June 30, 2026, are as follows:

Date options granted	Expiration Date	Exercise Price	Number	Listed/Unlisted Options
1 July 2023	30 June 2027	$0.25	83,225	Unlisted
1 July 2023	30 June 2027	$0.30	338,387	Unlisted
1 July 2023	30 June 2027	$0.40	456,261	Unlisted
			877,873

During fiscal year 2026, we issued 1,622,127 ordinary shares as a result of the exercise of options.

Board Practices

Introduction

Our Board of Directors is elected by and accountable to our shareholders. It currently consists of four directors, including three non-executive directors, of which one is the non-executive Chairman of our Board of Directors. The Chairman of our Board of Directors is responsible for the management of the Board of Directors and its functions.

Election of Directors

Directors are elected at our annual general meeting of shareholders. Under our Constitution, a director, other than a managing director, must not hold office for more than three years or beyond the third annual general meeting following his appointment (whichever is the longer period) without submitting himself for re-election. Our Board of Directors has the power to appoint any person to be a director, either to fill a vacancy or as an additional director (provided that the total number of directors does not exceed the maximum allowed by law), and any director so appointed may hold office only until the next annual general meeting (“AGM”) when he or she shall be eligible for election.

The appointment and expiration dates of each director in office is as follows:

Name	Position	Year first appointed	Current term expires
Cadell Buss	Managing Director and CEO	2022	—(1)
Alexander Shaw	Chairman	2022	2027 (2)
Manuel Mota	Director	2023	2028 (2)
José Martins	Director	2025	2028(2)
Graham Hewson	Director	2026	2029(2)

(1)	According to our Constitution and consistent with Australian market practice, the appointment of a Managing Director is not subject to expiration.
(2)	Term expires on the date of the AGM for that year.

Corporate Governance

ASX Corporate Governance Principles

In Australia, there are no defined corporate governance structures and practices that must be observed by a company listed on the ASX, except that entities are required to have a trading policy that complies with the requirements of the ASX Listing Rules and entities of a certain size are required to have audit and remuneration committees. Instead, the ASX Corporate Governance Council has published the Corporate Governance Principles and Recommendations (“Recommendations”) which set out recommended corporate governance practices for entities listed on the ASX that, in the ASX Corporate Governance Council’s view, are likely to achieve good governance outcomes.

Under ASX Listing Rule 4.10.3, each ASX listed company is required to attach a copy of its governance statement (which has been approved by the Board) and provide a statement in their annual report to shareholders disclosing the extent to which they have followed the Recommendations in the reporting period and where they have not followed all the Recommendations, identify the Recommendations that have not been followed, and the reasons for not following them and what (if any) alternative governance practices it adopted in lieu of the Recommendations during that period. It is not mandatory to follow the Recommendations. As compliance with all the Recommendations would entail excessive costs to us, and in light of our current size, we follow most of the Recommendations, as appropriate, because the costs of complying with all the Recommendations would outweigh the benefits.

Non-Executive and Independent Directors

Australian law does not require a company to appoint a certain number of independent directors to its board of directors or audit committee. However, under the Recommendations, the ASX Corporate Governance Council recommends, but does not require, that an ASX-listed company have a majority of independent directors on its board. Our Board of Directors has determined that each of Jose Martins and Graham Hewson qualifies as an independent director under the requirements of the ASX.

Our Board of Directors does not have regularly scheduled meetings at which only independent directors are present. The Board of Directors does meet regularly and independent directors are expected to attend all such meetings.

Committees of the Board of Directors

Audit Committee. Nasdaq Marketplace Rules require us to establish an audit committee comprised of at least three members, each of whom is financially literate and satisfies the respective “independence” requirements of the SEC and Nasdaq and one of whom has accounting or related financial management expertise at senior levels within a company.

Our Audit Committee assists our Board of Directors in overseeing the accounting and financial reporting processes of our company and audits of our financial statements, including the integrity of our financial statements, compliance with legal and regulatory requirements, our independent public accountants’ qualifications and independence, and such other duties as may be directed by our Board of Directors. The Audit Committee is also required to assess risk management.

Our Audit Committee currently consists of two board members, Jose Martins and Graham Hewson. Jose Martins is a chartered accountant and satisfies the “financial expert” requirements of the U.S. Securities and Exchange Commission. Each of Jose Martins and Graham Hewson satisfies the “independence” requirements of the U.S. Securities and Exchange Commission and Nasdaq Marketplace Rules. As permitted by Nasdaq Marketplace Rules, we will appoint a third independent board member to the audit committee within one year of listing on Nasdaq. The Audit Committee meets at least two times per year.

Corporate Governance Requirements under Nasdaq Listing Rules.

As we are incorporated in Australia, we are allowed to follow Australian “home country” corporate governance practices in lieu of the otherwise applicable Nasdaq corporate governance standards, as long as we disclose each requirement of Rule 5600 that we do not follow and describe the home country practice we follow in lieu of the relevant Nasdaq corporate governance standards. We intend to take all actions necessary to maintain compliance with applicable corporate governance requirements under the rules adopted by the SEC and listing standards of Nasdaq. We follow Australian corporate governance practices in lieu of the corporate governance requirements of the Nasdaq Marketplace Rules in respect of:

●	Nasdaq requirement under Rule 5605(d) that a compensation committee be constituted — The ASX Listing Rules do not have an express requirement that each issuer listed on ASX have a compensation committee. We expect to rely on an exemption from the requirement to constitute a compensation committee under the Nasdaq listing rules and we seek to claim such exemption.

●	Nasdaq requirement under Rule 5605(e) that a nominations committee be constituted — The ASX Listing Rules do not have an express requirement that each issuer listed on ASX have a nominations committee. We expect to rely on an exemption from the requirement to constitute a nominations committee under the Nasdaq listing rules and we seek to claim such exemption.

●	Nasdaq requirement under Rule 5620(c) that a quorum consist of holders of 33 1/3% of the outstanding ordinary shares — The ASX Listing Rules and the Australian Corporations Act do not have an express requirement that each issuer listed on ASX have a quorum of any particular number of the outstanding ordinary shares, but instead allow a listed issuer to establish its own quorum requirements. Our quorum is currently two persons who are entitled to vote. We believe this quorum requirement is consistent with the requirements of the ASX and is appropriate and typical of generally accepted business practices in Australia.

●	Nasdaq requirements under Rules 5605(b)(1) and (2) relating to director independence, including the requirements that a majority of the board of directors must be comprised of independent directors and that independent directors must have regularly scheduled meetings at which only independent directors are present — The Nasdaq and ASX definitions of what constitute an independent director are not identical and the requirements relating to the roles and obligations of independent directors are not identical. The ASX, unlike Nasdaq, permits an issuer to establish its own materiality threshold for determining whether a transaction between a director and an issuer affects the director’s status as independent and it does not require that a majority of the issuer’s board of directors be independent, as long as the issuer publicly discloses this fact. In addition, the ASX does not require that the independent directors have regularly scheduled meetings at which only independent directors are present. We believe that our Board composition is consistent with the requirements of the ASX and that it is appropriate and typical of generally accepted business practices in Australia.

●	The requirement that our independent directors meet regularly in executive sessions under Nasdaq Listing Rules. The ASX Listing Rules and the Corporations Act do not require the independent directors of an Australian company to have such executive sessions.

●	The Nasdaq requirements under Rules 5605(d) that compensation of an issuer’s officers must be determined, or recommended to the Board for determination, either by a majority of the independent directors, or a compensation committee comprised solely of independent directors, and that director nominees must either be selected, or recommended for the Board’s selection, either by a majority of the independent directors, or a nominations committee comprised solely of independent directors. The Nasdaq compensation committee requirements are not identical to the ASX remuneration and nomination committee requirements. Issuers listed on the ASX are recommended under applicable listing standards to establish a remuneration committee consisting of a majority of independent directors and an independent chairperson, or publicly disclose that it has not done so. We do not have a compensation committee.

●	The requirement prescribed by Nasdaq Listing Rules that issuers obtain shareholder approval prior to the issuance of securities in connection with certain acquisitions, private placements of securities, or the establishment or amendment of certain share option, purchase or other compensation plans. Applicable Australian law and the ASX Listing Rules differ from Nasdaq requirements, with the ASX Listing Rules providing generally for prior shareholder approval in numerous circumstances, including (i) issuance of equity securities exceeding 15% (or 25% under certain circumstances) of our issued share capital in any 12-month period (but, in determining the 15% limit, securities issued under an exception to the rule or with shareholder approval are not counted), (ii) issuance of equity securities to related parties (as defined in the ASX Listing Rules) and (iii) issuances of securities to directors or their associates under an employee incentive plan.

Indemnification of Directors and Officers

Our Constitution provides that, we may indemnify a person who is, or has been, a director or an officer of our company, to the full extent permissible by law, out of our property against any liability incurred by such person as a director or an officer in defending proceedings, whether civil or criminal, and whatever their outcome.

In addition, our Constitution provides that to the extent permitted by law, we may pay, or agree to pay, a premium in respect of a contract insuring a person who is or has been a director or an officer of our company or one of our subsidiaries against any liability:

●	incurred by the person in his or her capacity as a director or an officer of our company or a subsidiary of our company, and

●	for costs and expenses incurred by that person in defending proceedings relating to that person acting as a director or an officer of our company or a subsidiary of our company, whether civil or criminal, and whatever their outcome.

We maintain a directors’ and officers’ liability insurance policy. We have established a policy for the indemnification of our directors and officers against certain liabilities incurred as a director or officer, including costs and expenses associated in successfully defending legal proceedings.

Share Ownership

Ownership of Senior Management and Directors

The following table sets forth certain information as of June 30, 2026 regarding the ownership of our ordinary shares by each of our directors and senior management and by all of our directors and senior management as a group. The percentages shown are based on 98,006,092 ordinary shares issued and outstanding as of June 30, 2026.

Name	Number of Ordinary Shares Owned	Percentage of Ownership
Cadell Buss	2,347,190	2.39%
Alexander Shaw	317,965	0.32%
Manuel Mota	895,279	0.91%
Mark Laybourn	-	-%
José Martins	300,000	0.31%
All directors and executive officers as a group (5 persons) –	3,860,434	3.94%

Code of Conduct

We have adopted a Code of Conduct applicable to all our directors, officers and employees. Our Code of Conduct is available on our website at www.chilwaminerals.com.au. We post on our website all disclosures that are required by law, ASX Listing Rules or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Conduct. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of, this prospectus.

Principal Shareholders

The following table presents the beneficial ownership of our ordinary shares based on 98,006,092 ordinary shares outstanding at June 30, 2026 by each person known by us to be the beneficial owner of more than 5% of our ordinary shares.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own.

Applicable percentage ownership before the offering is based on 98,006,092 ordinary shares outstanding as of June 30, 2026. Applicable percentage ownership after the offering is based on ordinary shares outstanding immediately after the closing of this offering (after giving effect to the sale and issuance of ADSs representing 7,270,000 ordinary shares at an ADS-to-ordinary share ratio of 1-to-10), assuming no exercise by the underwriter of its option to purchase additional ADSs. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of such person or entity, we deemed to be outstanding all shares subject to options and warrants held by the person or entity that are currently exercisable, or exercisable within 60 days of June 30, 2026. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person or entity.

	Ordinary Shares Beneficially Owned prior to the Offering		Ordinary Shares Beneficially Owned after the Offering
Shareholder	Number	Percentage	Number	Percentage
Luso Global Mining BV	30,555,432	31.2%	30,555,432	29.0%
Dreamers Holdings Pty Ltd	5,686,600	5.8%	5,686,600	5.4%

As of June 30, 2026, there were 606 holders of record of our ordinary shares, of which none had registered addresses in the United States. These numbers are not representative of the number of beneficial holders of our shares nor are they representative of where such beneficial holders reside, as many of these ordinary shares were held of record by brokers or other nominees.

To our knowledge, we are not directly or indirectly controlled by another corporation, by any foreign government or by any other natural or legal person severally or jointly. There are no agreements known to us, the operation of which may at a subsequent date result in a change in control of Chilwa.

Certain Relationships and Related Party Transactions

The following is a description of our related party transactions since July 1, 2023.

Mota-Engil Group (“Mota”), which holds a 100% interest in Luso Global Mining (“Luso”), is a major ultimate shareholder of Chilwa Minerals Limited. Both companies provide technical and drilling services in Malawi in relation to the Project. For the financial years 2026, 2025 and 2024, the total value of the services provided by the companies was A$3,384,822, A$2,888,004 and A$2,405,321, respectively. The expenditure was recognized as an exploration and evaluation asset of the Project. As of June 30, 2026, June 30, 2025 and June 30, 2024, respectively, A$1,336,430 (comprising trade payables of A$369,001 and accrued drilling and services of A$967,429), A$1,859,338 and A$1,730,266 were owed by Chilwa to Mota.

In addition, on July 1, 2023, 18,750,000 performance rights were issued to Luso as part of the consideration for the acquisition of Chilwa Minerals Africa Limited. The share-based payment expense of A$3,750,000 was recognized in fiscal year 2024, and capitalized to the exploration and evaluation asset of the Project.

In fiscal year 2024, Mota-Engil Engenharia e Construção África, S.A., an entity within the Mota-Engil group of companies, provided Chilwa Minerals Africa Limited an unsecured loan of MWK 50 million (A$43,304 using an exchange rate at June 30, 2024) for working capital purposes. The loan is interest-free and repayable upon demand.

In fiscal years 2025 and 2024, respectively, Chilwa paid A$40,000 and A$28,000 in fees to DWCorporate Pty Ltd (“DWCorporate”) as consideration for the services of Dennis Wilkins as a director of Chilwa. Mr. Wilkins is the founder and principal of DWCorporate. In addition to the remuneration paid to DWCorporate for the provision of Mr. Wilkins’ services as director, a total of A$429,373 and A$180,264 was paid to DWCorporate in fiscal years 2025 and 2024, respectively, for company secretarial and accounting services. The amounts paid were at usual commercial rates with fees charged on an hourly basis. As of June 30, 2025 and June 30, 2024, respectively, there was A$27,810 and A$19,506 owed to DWCorporate.

Description of Share Capital

General

As of June 30, 2026, we had 98,006,092 ordinary shares outstanding that were held by approximately 600 shareholders on record, unquoted options to purchase 877,873 ordinary shares at a weighted-average exercise price of A$0.35 per share, class B performance rights for 5,000,000 ordinary shares issued, class C performance rights for 5,000,000 ordinary shares issued, class D performance rights for 5,000,000 ordinary shares issued and class E performance rights for 3,250,000 ordinary shares and class F performance rights for 7,000,000 ordinary shares.

Memorandum and Articles of Association

General

Our constituent document is a Constitution. The Constitution is subject to the terms of the ASX Listing Rules and the Australian Corporations Act. The Constitution may be amended or repealed and replaced by special resolution of shareholders, which is a resolution of which notice has been given and that has been passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution.

Purposes and Objects

As an Australian public company, we have all the rights, powers and privileges of a natural person. Our Constitution does not provide for or prescribe any specific objects or purposes.

The Powers of the Directors

Under the provision of our Constitution our directors may exercise all the powers of our company except any powers that the Corporations Act or the constitution attributes to Chilwa.

Interested Directors

According to our constitution, if a Director discloses his or her in accordance with the Corporations Act, the director may (i) contract or make an arrangement with the Company, or a related body corporate of the Company or a body corporate in which the Company is interested, in any matter in any capacity, (ii) be counted in a quorum for a meeting of Directors considering the contract or arrangement, (iii) vote on whether the Company enters into the contract or arrangement, and on any matter that relates to the contract or arrangement, (iv) sign on behalf of the Company, or witness the affixing of the common seal of the Company to, any document in respect of the contract or arrangement, (v) retain the benefits under the contract or arrangement.

Unless a relevant exception applies, the Corporations Act requires our directors to provide disclosure of certain interests or conflicts of interests and prohibits directors from voting on matters in which they have a material personal interest and from being present at the meeting while the matter is being considered. In addition, the Corporations Act and the ASX Listing Rules require shareholder approval of any provision of related party benefits to our directors.

Directors’ compensation

Our non-executive directors are paid remuneration for their services as directors which is determined, in aggregate, in a general meeting of shareholders. The aggregate, fixed sum for directors’ remuneration is to be divided among the directors in such proportion as the directors themselves agree and in accordance with our Constitution. Our executive directors are paid remuneration for their services as directors which is determined by all directors.

Fees payable to our non-executive directors must be by way of a fixed sum and not by way of a commission on or a percentage of profits or operating revenue. Remuneration paid to our executive directors must also not include a commission or percentage of operating revenue.

Pursuant to our Constitution, any director who performs services that in the opinion of our board of directors, are outside the scope of the ordinary duties of a director may be paid extra remuneration, which is determined by our board of directors.

In addition to other remuneration provided in our Constitution, all our directors are entitled to be paid by us for reasonable travel accommodation and other expenses incurred by the directors in attending general meetings, board meetings, committee meetings or otherwise in connection with our business.

In addition, in accordance with our Constitution, a director may be paid a retirement benefit as determined by our board of directors subject to the limits set out in the Corporations Act and the ASX Listing Rules which broadly restrict our ability to pay our officers a termination benefit in the event of a change of control of the Company or our subsidiaries as well as impose requirements for shareholder approval to be obtained to pay certain retirement benefits to our officers.

Borrowing powers exercisable by Directors

Pursuant to our Constitution, the management and control of our business affairs are vested in our board of directors. Thus, our board of directors has the power to raise or borrow money, and charge any of our property or business or any uncalled capital, and may issue debentures or give any other security for any of our debts, liabilities or obligations or of any other person, in each case, in the manner and on terms it deems fit.

Retirement of Directors

Pursuant to our Constitution and the ASX Listing Rules, each director, other than the managing director, must not hold office for more than three years or beyond the third annual general meeting following his or her appointment (whichever is longer). Further, at least one director is required to retire by rotation at each annual general meeting (such director being the director who has been longest in office since their last election). Directors who retire by rotation are eligible for a re-election to the board of directors unless disqualified from acting as a director under the Corporations Act or our Constitution.

Rights Attached to Our Ordinary Shares

The concept of authorized share capital does not exist in Australia and as a result, our authorized share capital is unlimited. All our outstanding ordinary shares are validly issued, fully paid and non-assessable. The rights attached to our ordinary shares are as follows:

Dividend Rights.

The directors may declare that a dividend be paid to the members according to the shareholders’ pro rata shareholdings and the directors may fix the amount, the time for payment and the method of payment. No dividend is payable except in accordance with the Corporations Act as amended from time to time and no dividend carries interest as against the Company.

Voting Rights.

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person, or by proxy, attorney or representative appointed pursuant to our Constitution. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place. At the reconvened meeting, the required quorum consists of any two members present in person, or by proxy, attorney or representative appointed pursuant to our Constitution. The meeting is dissolved if a quorum is not present within 30 minutes from the time appointed for the meeting.

An ordinary resolution, such as a resolution for the declaration of dividends, requires approval by the holders of a majority of the voting rights represented at the meeting, in person, by proxy, or by written ballot and voting thereon. Under our Constitution, the Corporations Act and the ASX Listing Rules, certain matters must be passed by way of a special resolution. A special resolution must be passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution and who vote at the meeting in person or by proxy. Matters which are not required to be passed by special resolution are required to be passed by ordinary resolution.

Rights in Our Profits.

Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights in the Event of Liquidation.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the capital at the commencement of the liquidation paid up or which ought to have been paid up on the shares held by them respectively. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights, such as the right in winding up to payment in cash of the amount then paid up on the share, and any arrears of dividend in respect of that share, in priority to any other class of shares.

Changing Rights Attached to Shares

According to our Constitution, the rights attached to any class of shares, unless otherwise provided by the terms of the class, may be varied with either the written consent of the holders of not less than 75% of the issued shares of that class or the sanction of a special resolution passed at a separate general meeting of the shares of that class.

Exchange Controls

Australia has largely abolished exchange controls on investment transactions. The Australian dollar is freely convertible into U.S. dollars. In addition, there are currently no specific rules or limitations regarding the export from Australia of profits, dividends, capital or similar funds belonging to foreign investors, except that certain payments to non-residents must be reported to the Australian Cash Transaction Reports Agency, which monitors such transaction, and amounts on account of potential Australian tax liabilities may be required to be withheld unless a relevant taxation treaty can be shown to apply.

The Foreign Acquisitions and Takeovers Act 1975

Under Australian law, in certain circumstances foreign persons are prohibited from acquiring more than a limited percentage of the shares in an Australian company without approval from the Australian Treasurer. These limitations are set forth in the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth) (“FATA”), associated legislation and regulations. These limitations are in addition to the more general overarching Takeovers Prohibition of an acquisition of more than a 20% interest in a public company (in the absence of an applicable exception) under the takeover provisions of Australia’s Corporations Act by any person whether foreign or otherwise.

If an investment is subject to foreign investment approval, it may have compulsory prior notification requirements, being a “notifiable action” or “notifiable national security action” or voluntary prior notification requirements being a “significant action” or “reviewable national security action”. If an investment falls in this voluntary application category, the seeking of approval will extinguish certain future rights the Australian Treasurer has to review and approve the investment. Not applying for approval where the voluntary notification provisions apply will not be a breach of the FATA.

The Australian foreign investment regime applies differently to ‘foreign government investors’ and private foreign persons. Broadly, entities are considered as foreign persons if (i) a foreign holder (together with its associates) holds a direct or indirect interest of 20% or more in the entity or (ii) multiple foreign holders hold an aggregate interest (direct or indirect) of at least 40%. An entity will be a ‘foreign government investor’ if (i) a foreign government or foreign government owned entity, or a number of foreign government owned entities from the same country own a direct or indirect interest of 20% or (ii) or multiple foreign governments or foreign government owned entities from any country own a direct or indirect interest of 40% is held by foreign government investors from multiple countries.

Under the FATA, foreign persons are required to notify and obtain prior approval from the Foreign Investment Review Board for a range of acquisitions of an interest in an Australian entity on a mandatory basis, including:

●	acquisitions of a direct interest (generally 10% or more) by a foreign government investor in an Australian entity, irrespective of value;

●	acquisitions by any foreign person of:

-	a ‘substantial interest’ (generally 20% or more) in an Australian entity valued above the relevant monetary threshold. This is generally A$281 million (indexed annually) or A$1,498 million in case of U.S. investors, in each case calculated by the higher of the total asset value and the total value of the issued securities of the Australian entity; or

-	a direct interest in a ‘national security business’ or entity that carries on a national security business, or holds ‘national security land’, irrespective of value; and

●	acquisitions of interests in Australian entities operating in sensitive industries (such as media, telecommunications, and encryption and security technologies), land-rich Australian entities or agribusiness Australian entities.

Each foreign person seeking to acquire holdings in excess of the above caps (including their associates) would need to complete an application form setting out the proposal and relevant particulars of the acquisition/shareholding and pay the relevant application fees. The Australian Treasurer then has 30 days to consider the application and make a decision and a further 10 days to notify the applicant. However, the Australian Treasurer has broad powers to extend this time period, including extending the period by up to a further 90 days by publishing an interim order. Most commonly, the Australian Treasurer will request that an applicant agree to an extension to avoid needing to publish the interim order, such agreement is usually in the best interest of the applicant as interim orders are made public and by agreeing to an extension the application process is kept confidential. Otherwise applications are strictly confidential and not released to the public.

The Australian Foreign Investment Review Board, an Australian advisory board to the Australian Treasurer, has provided a guideline titled Australia’s Foreign Investment Policy, which provides an outline of the policy. As for the risk associated with seeking approval, the policy provides, among other things, that the Treasurer will reject an application if it is contrary to the national interest.

If an application is made to the Australian Treasurer (whether voluntary or compulsory), the Australian Treasurer may either issue a non-objection notice, a non-objection notice with conditions or a rejection notice.

If the necessary approvals are not obtained, the Treasurer has a range of enforcement powers, including the power to make an order requiring the acquirer to dispose of the shares it has acquired within a specified period of time. Once a foreign person (together with any associate) holds a direct interest or a substantial interest in an entity, any further acquisition of interests, including in the course of trading in the secondary market, would require a new FIRB approval unless an exemption applies.

Once granted, a FIRB approval is valid for a 12-month period, meaning the proposed acquisition which was the subject of an application can occur any time during that 12-month period.

Annual and Extraordinary Meetings

Our directors must convene an annual meeting of shareholders at least once every calendar year. Notice of at least 28 days prior to the date of the meeting is required. A general meeting may be convened by any director, or shareholders in compliance with the Corporations Act.

Limitations on the Rights to Own Securities in Our Company

Subject to certain limitations on the percentage of shares a person may hold in our company, neither our Constitution nor the laws of the Commonwealth of Australia restrict in any way the ownership or voting of shares in our company.

Changes in Our Capital

Pursuant to the ASX Listing Rule 7.1, our directors may in their discretion issue securities to persons who are not related parties of our company, without the approval of shareholders, if such issue, when aggregated with securities issued by our company during the previous 12-month period would be an amount that would not exceed 15% of our issued capital at the commencement of the 12 month period. There is no restriction on the issue price under this ASX rule.

In addition, ASX Listing Rule 7.1A allows “eligible entities” (small to mid-cap companies) to have an additional 10% placement capacity over a 12-month period. It requires a specific approval by shareholders at every year’s annual shareholders meeting. This element of placement capacity has an issue price limit, being a maximum 25% discount to market price.

If issuances of shares in a private placement exceed the 15% or 25% placement capacity (as applicable), then shareholder approval is required with respect to any issuance of shares that exceeds such placement capacity at a special shareholders meeting. Such shareholder approval is valid for 3 months from the date of approval.

Description of AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent 10 shares (or a right to receive 10 shares) deposited with The HSBC Bank Australia Limited, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Australian law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. You may obtain these documents from the Company and the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

●	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Item 10. Additional Information—E. Taxation.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

●	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

●	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of all or certain ADS holders, (ii) distribute those rights to certain ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders entitled to those proceeds, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Alternatively, it could decide to withhold distribution of securities if it has not received reasonably satisfactory assurances from us that the distribution does not require registration under the Securities Act. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

If a distribution would represent a return of all or substantially all the value of the deposited securities underlying ADSs, the depositary may: (i) require payment of or deduct the fee for surrender of ADSs (whether or not it is also requiring surrender of ADSs) as a condition of making that distribution; or (ii) sell all deposited securities other than the subject distribution and add any net cash proceeds of that sale to the distribution, call for surrender of all those ADSs and require that surrender as a condition of making that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as taxes and other governmental charges or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as taxes and other governmental charges or stock transfer taxes or fees, the depositary will direct the custodian to deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. The depositary may charge the surrendering owner a fee and its expenses for giving that direction by cable (including SWIFT) or facsimile transmission. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office or another address specified in the order received, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

When can ADSs be cancelled by the depositary?

The depositary may cancel ADSs if there are no underlying deposited securities, or those deposited securities have become apparently worthless or to the extent there are insufficient underlying deposited securities because of an increase in the number of shares represented by one ADS.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your certificated ADSs for uncertificated ADSs. The depositary will cancel the receipt evidencing those certificated ADSs and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will cancel those uncertificated ADSs and register and deliver to the ADS holder a receipt evidencing the same number of certificated ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary in writing to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary in a manner and by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Australia and the provisions of our constitution, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the shares represented by your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 35 days in advance of the meeting date.

Fees and Expenses

Holders or persons depositing or withdrawing ordinary shares, surrendering ADSs, or to who or from whom ADSs are delivered or cancelled must pay:	For:
US$10.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property or in relation to a change in the number of shares represented by ADSs

Surrender of ADSs for the purpose of withdrawal or cancellation of ADSs, including if the deposit agreement terminates or in relation to a change in the number of shares represented by ADSs

US$0.10 (or less) per ADS (or portion thereof)	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

Fees assessed from time to time, but not exceeding US$0.10 per ADS during any calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement)

Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect fees for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. While aggregate fees for depositary services will not exceed US$0.10 per ADS in a calendar year, an investor may be charged more than one such fee in a consecutive 12-month period. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee attracting services until its fees for those services are paid. The depositary may own and deal in any class of our securities and our affiliates and in ADSs.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender, exchange offer or similar offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, sale of assets substantially as an entirety, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will, if required, surrender the old deposited securities affected and hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders without registration under the Securities Act or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs. If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities. If the number of shares represented by each ADS decreases as a result of a replacement, the depositary may call for surrender of the ADSs to be exchanged on a mandatory basis for a lesser number of ADSs and may sell ADSs to the extent necessary to avoid distributing fractions of ADSs in that exchange and distribute the net proceeds of that sale to the ADS holders entitled to them.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. Upon the effectiveness of an amendment to the form of receipt, including a change in the number of shares represented by each ADS, the depositary may call for surrender of receipts to be replaced with new receipts in the amended form or call for surrender of ADSs to effect that change of ratio. In no event shall any amendment impair the right of the ADS holder to surrender ADSs and receive delivery of the deposited securities represented thereby, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

●	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

●	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement is terminated, then the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs, and those ADS holders will be general creditors of the depositary with respect to those net proceeds and that other cash. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date, the depositary shall continue to receive dividends and other distributions pertaining to deposited securities (that have not been sold), may sell rights and other property and shall deliver deposited securities (or sale proceeds) upon surrender of ADSs (after payment or upon deduction, in each case, of the fee of the depositary for the surrender of ADSs, any expenses for the account of the ADS holder in accordance with the deposit agreement and any applicable taxes or governmental charges). After the termination date, the depositary shall not accept deposits of shares or deliver ADSs. After the termination date, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will not be required to deliver cash proceeds of the sale of deposited securities until all deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	are not liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without negligence or bad faith while it acted as depositary.

●	have no obligation to appear in, prosecute or defend any action, suit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the absence of bad faith on its part, the depositary shall not be responsible for any failure to carry out any instructions to vote any of the deposited securities, or for the manner in which any such vote is cast or the effect of any such vote.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books, or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares;

●	when you owe money to pay fees, taxes and similar charges;

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities;

●	or any other reason that, at the time, is permitted under paragraph I(A)(1) of the General Instructions to Form F-6 under the Securities Act or any successor to that provision.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary directly or indirectly arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Description of WARRANTS

The following summary of certain terms of the Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the Form of Warrant to Purchase ADSs, which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms set forth in the Form of Warrant to Purchase ADSs.

●	Exercisability. The Warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise. The Company will pay any ADS issuance fee of up to US$0.10 per ADS and any other applicable charges and taxes in connection with any such exercise. The Warrant will be issued in electronic form.

●	Maximum Percentage. A holder of a Warrant shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates and certain other persons), would beneficially own in excess of 4.99% (or, at the election of the purchaser, up to 9.99%) (the “Maximum Percentage”) of the ordinary shares outstanding immediately after giving effect to such exercise. Subject to certain exceptions, “beneficial ownership” for purposes of determining the Maximum Percentage is calculated in accordance with Section 13(d) of the Exchange Act and the regulations of the SEC thereunder. Upon request by a Warrant holder, we will provide current information regarding the number of our outstanding ordinary shares.

●	Exercise Price. The initial exercise price per ADS purchasable upon exercise of the Warrants is equal to US$ . The Warrants may not be exercised on a “cashless” or “net exercise” basis except in certain limited circumstances.

●	Anti-Dilution Provisions. The exercise price per Warrant and the numbers of Warrants shall be subject to adjustment from time to time in accordance with the ASX Listing Rules upon the occurrence of certain stock dividends and distributions, stock splits, stock subdivisions and combinations, reclassifications, rights issues, or similar events affecting our ADSs or ordinary shares, or upon the occurrence of a change in ADS ratio.

●	Transferability. Subject to applicable laws, the Warrants may be transferred at the option of the holders upon surrender of the Warrants to us together with the appropriate instruments of transfer.

●	Rights as a Shareholder. Except as otherwise provided by virtue of such holder’s ownership of ADSs or ordinary shares, the holder of Warrants does not have rights or privileges of a holder of ADSs or ordinary shares, including any voting rights, until the holder exercises the Warrant.

●	Exchange Listing. We do not intend to list the Warrants offered in this offering on any securities exchange or other trading market. Without an active trading market, the liquidity of these securities will be limited.

●	Governing Law. The Warrants are governed by New York law.

●	Warrant Agent; Global Certificate. The Warrants will be issued in registered form under a warrant agency agreement between Computershare Inc., as warrant agent, and us. The Warrants will initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co, a nominee of DTC, or as otherwise directed by DTC.

Shares and american depositary shares Eligible for Future Sale

Our ordinary shares have been trading on the ASX since 2023. While we have applied to list the ADSs on Nasdaq, we cannot assure you that an active trading market for the ADSs will develop.

Upon completion of the offering, we expect to have               ADSs outstanding representing               ordinary shares, or approximately 8% of our ordinary shares outstanding. In addition, we will have                 ordinary shares outstanding that are not represented by ADSs. If the underwriters exercise their option to purchase additional ADSs and Warrants in full, we will have                  ADSs outstanding, representing              ordinary shares, or approximately 10% of our ordinary shares in issue and outstanding. All the ADSs and Warrants sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any ADSs and Warrants sold to our “affiliates,” as that term is defined under Rule 144 under the Securities Act.

Future sales of ADSs in the U.S. public market after this offering, and the availability of ADSs for future sale, could adversely affect the market price of the ADSs prevailing from time to time. As described below, a significant number of currently outstanding ordinary shares will not be available for sale shortly after this offering due to contractual restrictions on transfers of ordinary shares and ADSs. However, sales of substantial amounts of ADSs or ordinary shares, or the perception that these sales could occur, could adversely affect prevailing market prices for the ADSs and could impair our future ability to raise equity capital.

Rule 144

In general, a person who has beneficially owned restricted ordinary shares for at least six months would be entitled to sell their securities pursuant to Rule 144 under the Securities Act provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted ordinary shares for at least six months, but who are our affiliates at the time of, or at any time during the 90 days preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

●	1.0% of the number of ordinary shares (including ordinary shares in the form of ADSs) then outstanding; and

●	the average weekly trading volume of our ordinary shares (including ordinary shares in the form of ADSs) during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale, provided, in each case, that we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. Non-affiliate resales of restricted shares under Rule 144 also are subject to the availability of current public information about us until a period of one year has elapsed since the securities were acquired from the issuer or an affiliate of the issuer.

Rule 701

Rule 701 under the Securities Act permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares subject also to Australian law.

The SEC has indicated that Rule 701 will apply to typical options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Lock-up Agreements

Our directors and officers have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 180 days after the date of this prospectus. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers and our major shareholders may be sold subject to any applicable restrictions under the Securities Act or in the United States by means of registered public offerings.

Material United States Federal Income and Australian Tax Considerations

The following summary of the material Australian and U.S. federal income tax consequences of an investment in the ADSs or Warrants is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not deal with all possible tax consequences relating to an investment in the ADSs or Warrants, such as the tax consequences under U.S. state, local and other tax laws other than U.S. federal income tax laws and certain Australian tax laws.

Holders of the ADSs and Warrants should consult their own tax advisors as to the United States, Australian or other tax consequences of the purchase, ownership and disposition of ADSs and Warrants, including, in particular, the effect of any foreign, state or local taxes.

Australian Taxation

In this section we discuss the material Australian tax considerations that apply to non-Australian tax residents with respect to the acquisition, ownership and disposal of the absolute beneficial ownership of ADSs or Warrants, which are evidenced by ADSs and Warrants. This discussion is based upon existing Australian tax law as of the date of this Registration Statement, which is subject to change, possibly retrospectively. This discussion does not address all aspects of Australian income tax law which may be important to particular investors in light of their individual investment circumstances, such as ADSs or Warrants held by investors subject to special tax rules (for example, financial institutions, insurance companies or tax exempt organizations). In addition, this summary does not discuss any foreign or state tax considerations, other than stamp duty. Prospective investors are urged to consult their tax advisors regarding the Australian and foreign income and other tax considerations of the purchase, ownership and disposition of the ADSs or Warrants.

Nature of ADSs and Warrants for Australian Taxation Purposes

Holders of the ADSs and Warrants are treated as the owners of the underlying ordinary shares for Australian income tax and capital gains tax purposes. Therefore, dividends paid on the underlying ordinary shares will be treated for Australian tax purposes as if they were paid directly to the owners of ADSs and Warrants, and the disposal of ADSs and Warrants will be treated for Australian tax purposes as the disposal of the underlying ordinary shares. In the following analysis we discuss the application of the Australian income tax and capital gains tax rules to non-Australian resident holders of ADSs and Warrants.

Taxation of Dividends

Australia operates a dividend imputation system under which dividends may be declared to be “franked” to the extent they are paid out of company profits that have been subject to income tax. Fully franked dividends are not subject to dividend withholding tax. Dividends that are not franked or are partly franked and are paid to non-Australian resident shareholders are subject to dividend withholding tax, but only to the extent the dividends are not franked.

Dividends paid to a non-resident shareholder are subject to withholding tax (a) except to the extent they have been franked and (b) at 30%, unless the shareholder is a resident of a country with which Australia has a double taxation agreement.

In accordance with the provisions of the Double Taxation Convention between Australia and the United States, the maximum rate of Australian tax on any unfranked portion of a dividend to which a resident of the United States is beneficially entitled is 15%, where the U.S. resident holds less than 10% of the voting rights in our company, or 5% where the U.S. resident holds 10% or more of the voting rights in our company. Special rules apply to Regulated Investment Companies and Real Estate Investment Trusts that hold shares and receive dividends. The Double Taxation Convention between Australia and the United States does not apply to limit the tax rate on dividends where the ADSs are effectively connected to a permanent establishment or a fixed base carried on by the owner of the ADSs in Australia through which the shareholder carries on business or provides independent personal services, respectively.

Exercise, Expiration and Disposition of Warrants

A U.S. holder will not recognize gain or loss upon exercise of a Warrant (except with respect to any cash received in lieu of a fractional ordinary share or ADS). A U.S. holder will have a tax basis in the ADSs received upon the exercise of a Warrant equal to the sum of its tax basis in the Warrant and the aggregate cash exercise price paid in respect of such exercise, less any amount attributable to any fractional ordinary share or ADS. The holding period of the ordinary shares or ADSs received upon the exercise of a Warrant will commence on the day after the Warrant is exercised. If a Warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to its tax basis in the Warrant.

Subject to the passive foreign investment company rules discussed below, upon the sale, exchange or redemption of a Warrant, a U.S. holder will recognize a gain or loss equal to the difference between the amount realized on the sale, exchange or redemption of the Warrant and the U.S. holder’s tax basis in such Warrant. Such gain or loss will be long-term capital gain or loss if, at the time of such sale, exchange, or redemption, the Warrant has been held for more than one year. Long term capital gains of individuals (as well as certain trusts and estates) are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to significant limitations. A U.S. holder’s gain or loss on the sale, exchange, or redemption of a Warrant will be treated as U.S. source income or loss for U.S. foreign tax credit limitation purposes.

In the event we are a passive foreign investment company, a U.S. holder will be taxed upon the sale, exchange, redemption or other taxable disposition of a Warrant in the same manner that such U.S. holder would be taxed upon the sale, exchange, redemption or other taxable disposition of shares in a passive foreign investment company, except that the Warrants will not be eligible for the mark-to-market election. See the discussion under “—Passive Foreign Investment Companies” below.

Tax on Sales or other Dispositions of Shares — Capital Gains Tax

Australian capital gains derived by non-Australian residents in respect of the disposal of capital assets that are not taxable Australian property will be disregarded. Non-Australian resident shareholders will not be subject to Australian capital gains tax on the capital gain made on a disposal of our shares, unless they, together with associates, hold 10% or more of our issued capital, tested either at the time of disposal or over any continuous 12 month period in the 24 months prior to disposal, and the value of our shares at the time of disposal is principally attributable to Australian real property assets.

Australian capital gains tax applies to net capital gains at a taxpayer’s marginal tax rate but for certain shareholders a discount capital gain may apply if the shares have been held for 12 months or more. For individuals, this discount is 50%. Net capital gains are calculated after reduction for capital losses (including certain prior year capital losses), which may only be offset against capital gains.

Tax on Sales or other Dispositions of Shares — Shareholders Holding Shares on Revenue Account

Some non-Australian resident shareholders may hold shares on revenue rather than on capital account, for example, share traders. These shareholders may have the gains made on the sale or other disposal of the shares included in their assessable income under the ordinary income provisions of the income tax law, if the gains are sourced in Australia.

Non-Australian resident shareholders assessable under these ordinary income provisions in respect of gains made on shares held on revenue account would be assessed for such gains at the Australian tax rates for non-Australian residents, which start at a marginal rate of 32.5% for non-Australian resident individuals. Some relief from the Australian income tax may be available to such non-Australian resident shareholders under the Double Taxation Convention between the United States and Australia, for example, because the shareholder does not have a permanent establishment in Australia.

To the extent an amount would be included in a non-Australian resident shareholder’s assessable income under both the capital gains tax provisions and the ordinary income provisions, the capital gain amount would generally be reduced, so that the shareholder would not be subject to double tax on any part of the income gain or capital gain.

Dual Residency

If a shareholder were a resident of both Australia and the United States under those countries’ domestic taxation laws, that shareholder may be subject to tax as an Australian resident. If, however, the shareholder is determined to be a U.S. resident for the purposes of the Double Taxation Convention between the United States and Australia, the Australian tax applicable would be limited by the Double Taxation Convention. Shareholders should obtain specialist taxation advice in these circumstances.

Stamp Duty

A transfer of shares of a company listed on the ASX is not subject to Australian stamp duty.

Australian Death Duty

Australia does not have estate or death duties. No capital gains tax liability is realized upon the inheritance of a deceased person’s shares. The disposal of inherited shares by beneficiaries, may, however, give rise to a capital gains tax liability.

Goods and Services Tax

The issue or transfer of shares will not incur Australian goods and services tax.

U.S. Taxation

The following is a summary of material U.S. federal income tax consequences that generally apply to U.S. Holders (as defined below) who hold ADSs as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code, its legislative history, final, temporary and proposed United States Treasury regulations promulgated thereunder, published rulings and court decisions, and the bilateral income tax convention between Australia and the United States (the “Treaty”), all as in effect on the date hereof and all of which are subject to change, or changes in interpretation, either prospectively or retroactively. This discussion does not address all of the tax consequences relating to the purchase, ownership, and disposition of ADSs and does not take into account U.S. Holders who may be subject to special rules, including: financial institutions, insurance companies, , tax-exempt organizations, real estate investment trusts, regulated investment companies, grantor trusts, non-resident aliens of the United States or taxpayers whose functional currency is not the U.S. dollar, persons who hold the ADSs through partnerships or other pass-through entities, persons who acquired their ADSs through the exercise or cancellation of any employee share options or otherwise as compensation for their services, investors that actually or constructively own 10% or more of our shares, dealers or traders in securities or currencies, certain former citizens or long-term residents of the United States, dual resident corporations, persons that generally mark their securities to market for United States federal income tax purposes, persons who are residents of Australia for Australian income tax purposes, and investors holding ADSs as part of a straddle or appreciated financial position or as part of a hedging or conversion transaction. This summary does not address the Medicare tax imposed on certain investment income, any state, local and foreign tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations relevant to the purchase, ownership and disposition of the ADSs. In addition, this discussion is based in part upon the assumption that each obligation in the deposit agreement and any related agreements will be performed according to its terms.

If a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns ADSs, the U.S. federal income tax treatment of its partners will generally depend upon the status of the partner and the activities of the partnership. A partnership should consult its tax advisors regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of ADSs.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of ADSs that is for U.S. federal income tax purposes: an individual who is a citizen or resident of the United States; a corporation that is created or organized in or under the laws of the United States or any political subdivision thereof; an estate whose income is subject to U.S. federal income tax regardless of its source; or a trust if (a) a court within the United States is able to exercise primary supervision over administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

For U.S. federal income tax purposes, a U.S. Holder of ADSs will be treated as owning the ordinary shares underlying the ADSs. Subject to the passive foreign investment company rules discussed below, the gross amount of any distribution received by a U.S. Holder with respect to our ordinary shares or ADSs, including the amount of any Australian taxes withheld therefrom, will be included in gross income as a dividend to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of a U.S. Holder’s tax basis in the ADSs and thereafter will be treated as gain from the sale or exchange of the ADSs. We have not maintained and do not plan to maintain calculations of earnings and profits for U.S. federal income tax purposes. As a result, a U.S. Holder may need to include the entire amount of any such distribution in income as a dividend. Dividends will not, however, be eligible for the “dividends received deduction” generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

The U.S. dollar value of any distribution on the ADSs made in Australian dollars generally should be calculated by reference to the spot exchange rate between the U.S. dollar and the Australian dollar in effect on the date the distribution is actually or constructively received by the U.S. Holder regardless of whether the Australian dollars so received are in fact converted into U.S. dollars. A U.S. Holder who receives payment in Australian dollars and converts those Australian dollars into U.S. dollars at an exchange rate other than the rate in effect on such day may have a foreign currency exchange gain or loss, which would generally be treated as ordinary income or loss from sources within the United States for U.S. foreign tax credit purposes.

Subject to complex limitations and certain holding period requirements, a U.S. Holder may elect to claim a credit for Australian tax withheld from distributions against its U.S. federal income tax liability. The limitations set out in the Code include computational rules under which foreign tax credits allowable with respect to specific classes of income cannot exceed the U.S. federal income taxes otherwise payable with respect to each such class of income. Dividends generally will be treated as foreign-source passive category income for U.S. foreign tax credit purposes or in the case of certain U.S. Holders as foreign source “general category” income. A U.S. Holder that does not elect to claim a U.S. foreign tax credit may instead claim a deduction for Australian tax withheld.

Subject to certain limitations, dividends received by a non-corporate U.S. Holder are subject to tax at a reduced maximum tax rate of 20 percent if the dividends are “qualified dividends”. Dividends are qualified dividends if: (a)(i) the issuer is entitled to benefits under the Treaty or (ii) the shares are readily tradable on an established securities market in the United States and (b) certain other requirements are met. We believe that we are entitled to benefits under the Treaty and that the ADSs currently are readily tradable on an established securities market in the United States. However, no assurance can be given that the ADSs will remain readily tradable. Further, the reduced rate does not apply to dividends if we are a PFIC in the year prior to or the year in which the dividend is paid.

The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. Holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described above, applicable to dividends received by certain non-corporate holders. Accordingly, the analysis of the creditability of Australian taxes and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described above, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our Company.

Disposition of ADSs

If you sell or otherwise dispose of ADSs, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized on the sale or other disposition and your adjusted tax basis in the ADSs. Subject to the passive foreign investment company rules discussed below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if you have held the ADSs for more than one year at the time of the sale or other disposition. In general, any gain that you recognize on the sale or other disposition of ADSs will be gain from U.S. sources for purposes of the foreign tax credit limitation; losses will generally be allocated against U.S. source income. The deduction of capital losses is subject to certain limitations under the Code.

In the case of a cash-basis U.S. Holder who receives Australian dollars in connection with the sale or other disposition of ADSs, the amount realized will be calculated based on the U.S. dollar value of the Australian dollars received as determined by reference to the spot rate in effect on the settlement date of such exchange. A U.S. Holder who receives payment in Australian dollars and converts Australian dollars into U.S. dollars at a conversion rate other than the rate in effect on the settlement date may have foreign currency exchange gain or loss that would be treated as ordinary income or loss from sources within the United States for U.S. foreign tax credit purposes.

An accrual-basis U.S. Holder may elect the same treatment required of cash-basis taxpayers with respect to a sale or disposition of ADSs, provided that the election is applied consistently from year to year. Such election may not be changed without the consent of the Internal Revenue Service (“IRS”). In the event that an accrual-basis U.S. Holder does not elect to be treated as a cash-basis taxpayer (pursuant to the Treasury regulations applicable to foreign currency transactions), such U.S. Holder may have foreign currency gain or loss for U.S. federal income tax purposes because of differences between the U.S. dollar value of the currency received prevailing on the trade date and the settlement date. Any such currency gain or loss would be treated as ordinary income or loss from sources within the United States for U.S. foreign tax credit purposes. However, if foreign currency is converted into U.S. dollars on the date received by the U.S. Holder, a cash-basis or electing accrual-basis U.S. Holder should not recognize any gain or loss on such conversion.

Passive Foreign Investment Companies

There is a risk that we may be a passive foreign investment company (“PFIC”), for U.S. federal income tax purposes. Our treatment as a PFIC could result in a reduction in the after-tax return to the U.S. Holders of the ADSs and may cause a reduction in the value of such securities.

For U.S. federal income tax purposes, we will be classified as a PFIC for any taxable year in which (i) 75% or more of our gross income is passive income, or (ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income. For this purpose, cash is considered to be an asset which produces passive income. Passive income for these purposes generally includes dividends, interest, royalties, rents, annuities and the excess of gains over losses from the disposition of assets which produce passive income. In making a PFIC determination, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the share capital. Based on the composition of our assets and income, we believe that we should not be treated as a PFIC for U.S. federal income tax purposes with respect to fiscal year 2026. However, the determination of PFIC status is a factual determination that must be made annually at the close of each taxable year and, therefore, there can be no certainty as to our status in this regard until the close of the current or any future taxable year. Changes in the nature of our income or assets or a decrease in the trading price of the ADSs may cause us to be considered a PFIC in the current or any subsequent year. If we were a PFIC in any year during a U.S. Holder’s holding period for the ADSs, we would ordinarily continue to be treated as a PFIC for each subsequent year during which the U.S. Holder owned the ADSs.

Under the default PFIC “excess distribution” regime, if we are a PFIC in any taxable year during which a U.S. Holder owns ADSs, such U.S. Holder could be liable for additional taxes and interest charges upon (i) certain distributions by us (generally any distribution paid during a taxable year that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for the ADSs), and (ii) any gain realized on a sale, exchange or other disposition, including a pledge, of the ADSs, whether or not we continue to be a PFIC for the year of the disposition. In these circumstances, the tax will generally be determined by allocating such distributions or gain ratably over the U.S. Holder’s holding period for the ADSs. The amount allocated to the current taxable year and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income (rather than capital gain) earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest applicable marginal rates for the year and an interest charge at the rate applicable to underpayments of tax will also be imposed on the amount of taxes allocated to such other taxable years.

An indirect shareholder may be taxed on a distribution paid to the direct owner of a PFIC and on a disposition of the share indirectly owned. Indirect shareholders are strongly urged to consult their tax advisors regarding the application of these rules.

If we are a PFIC and subsequently cease to be a PFIC in a future year, a U.S. Holder may avoid the continued application of the tax treatment described above by electing to be treated as if it sold its ADSs on the last day of the last taxable year in which we were a PFIC. Any gain would generally be recognized and subject to tax under the excess distribution regime described above. Loss would not be recognized. A U.S. Holder’s basis in its ADSs would be increased by the amount of gain, if any, recognized on the deemed sale. A U.S. Holder would be required to treat its holding period for its ADSs as beginning on the day following the last day of the last taxable year in which we were a PFIC.

If the ADSs are considered “marketable stock” and if a U.S. Holder properly elects to “mark-to-market” its ADSs in a timely fashion, the U.S. Holder would not be subject to tax under the excess distribution regime described above. Instead, the U.S. Holder would generally include in income any excess of the fair market value of the ADSs at the close of each tax year over the adjusted tax basis of the ADSs. If the fair market value of the ADSs had depreciated below the adjusted basis at the close of the tax year, the U.S. Holder would be entitled to deduct the excess of the adjusted basis of the ADSs over their fair market value at that time. However, such deductions generally would be limited to the net mark-to-market gains, if any, the U.S. Holder included in income with respect to such ADSs in prior years. Income recognized and deductions allowed under the mark-to-market provisions, as well as any gain or loss on the disposition of ADSs with respect to which the mark-to-market election is made, is treated as ordinary income or loss (except that loss is treated as capital loss to the extent the loss exceeds the net mark-to-market gains, if any, that a U.S. Holder included in income with respect to such ordinary shares in prior years). However, gain or loss from the disposition of ADSs (as to which a “mark-to-market” election was properly made) in a year in which we are no longer a PFIC, will be capital gain or loss. Our ordinary shares or ADSs will be “marketable” stock as long as they remain regularly traded on a national securities exchange, such as the Nasdaq, or a foreign securities exchange regulated by a governmental authority of the country in which the market is located and which meets certain requirements, including that the rules of the exchange effectively promote active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter, but no assurances can be given in this regard. Our ordinary shares are traded on the ASX, which may qualify as an eligible foreign securities exchange for this purpose. Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes, including shares in any of our subsidiaries that are treated as PFICs.

A U.S. Holder of ADSs should not be able to avoid the tax consequences described above by electing to treat us as a qualified electing fund. In general, a qualified electing fund is, with respect to a U.S. person, a PFIC if the U.S. person has elected to include its proportionate share of a company’s ordinary earnings and net capital gains in U.S. income on an annual basis. A qualified electing fund election can only be made with respect to us if we provide U.S. Holders with certain information on an annual basis and we do not intend to prepare the information that U.S. Holders would need to make the qualified electing fund election.

Backup Withholding and Information Reporting

Payments in respect of ADSs may be subject to information reporting to the IRS and to U.S. backup withholding tax (at a rate of 24% under current law). Backup withholding will not apply, however, if a U.S. Holder (i) is a corporation, (ii) satisfies an applicable exemption, or (iii) furnishes correct taxpayer identification.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

Underwriting

We are offering the ADSs and Warrants described in this prospectus through Maxim Group LLC as the sole representative of the underwriters (“Maxim” or the “Representative”). We will enter into an underwriting agreement with Maxim. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of ADSs and Warrants listed next to its name in the following table:

Underwriter	Number of ADSs and accompanying Warrants
Maxim Group LLC

The underwriting agreement provides that the underwriters must buy all of the ADSs and Warrants being sold in this offering if it buys any of them. However, the underwriters are not required to take or pay for the ADSs or Warrants covered by the underwriters’ option to purchase additional ADSs and/or Warrants as described below.

Option to Purchase Additional Securities

We have granted the underwriters an option exercisable within 45 days of the date of this prospectus to purchase from us up to additional 120,000 ADSs and/or 120,000 Warrants. The option may be used to purchase such ADSs and/or Warrants, or any combination thereof, as determined by the underwriters. If the underwriters exercise all or part of this option, they will purchase securities covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discounts and commissions to cover over-allotments, if any.

Discount, Commissions and Expenses

ADSs and Warrants sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the ADSs and Warrants to other securities dealers at such price less a concession of US$_____ per ADS and Warrant. If all the ADSs and Warrants are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriter will be obligated to purchase the ADSs and Warrants at the prices and upon the terms stated therein.

The following table shows the per ADS and accompanying Warrant amount and total underwriting discount we will pay to the underwriters assuming both no exercise and full exercise of the underwriter’s option to purchase from us up to 120,000 additional ADSs and/or up to 120,000 additional Warrants, less the underwriting discounts and commissions to cover over-allotments, if any.

		Per ADS and accompanying		No Exercise of Over-Allotment		Full Exercise of Over-Allotment
		Warrant		Total		Total
Public offering price	US$		US$		US$
Underwriting discounts and commissions(1)	US$		US$		US$
Proceeds to us, before expenses	US$		US$		US$

(1)	The underwriting discount and commissions shall equal up to 8.0% of the gross proceeds of the ADSs and Warrants sold by us in this offering.

We have agreed to pay the Representative’s out-of-pocket accountable expenses, actually incurred, including the Representative’s legal fees, up to a maximum amount of US$125,000 if this offering is completed and up to US$50,000 if this offering is not completed.

We have paid an expense deposit of US$25,000 to the Representative, which will be applied against the accountable expenses that will be paid by us to the Representative in connection with this offering.

We estimate that the total expenses of the offering payable by us, not including the underwriting discounts and commissions, will be approximately US$770,000. This amount includes the Representative’s expenses described above.

Underwriting Discount

We must pay an underwriting discount of up to 8.0% of the public offering price with respect to ADSs and Warrants issued.

Representative’s Warrant

We have agreed to issue the Representative’s Warrant to Maxim, or its designees, upon the closing of this offering, which entitle it to purchase a number of ADSs equal to 5.0% of the total ADSs sold at the closing of this offering. The Representative’s Warrant will be exercisable at a per ADS exercise price equal to US$__ (125% of the public offering price). The Representative’s Warrant will be exercisable immediately upon issuance, at any time and from time to time, in whole or in part, during the five-year period commencing from the commencement of sales of this offering. The Representative’s Warrant may not be transferred, assigned or hypothecated for a period of six (6) months following the Closing, except as permitted pursuant to FINRA Rule 5110(e)(2). The Representative’s Warrant will provide for cashless exercise and will contain provisions for one demand registration of the sale of the underlying ADSs at the Company’s expense, an additional demand registration at the warrant holders’ expense, and unlimited “piggyback” registration rights for a period of five (5) years after the closing of this offering at the Company’s expense. The Representative’s Warrant shall further provide for anti-dilution protection (adjustment in the number and price of such warrants and the ADSs underlying such warrants) resulting from corporate events (which would include dividends, reorganizations, mergers, stock splits, etc.) and will, at all times, comply with applicable law and the rules of any applicable securities exchange. The Representative’s Warrant and the ADSs underlying the Representative’s Warrant are being registered on the registration statement of which this prospectus is a part.

Tail Financing Payments

Upon closing of this offering, or if we terminate our engagement agreement with Maxim (other than for cause), then upon such termination, we subsequently complete any financing of equity, equity-linked, convertible or debt or other capital raising activity from which the Company receives any proceeds any time during the twelve (12) months after closing of the offering or upon such termination with any investors contacted or introduced to the Company by Maxim, then Maxim shall be entitled to receive up to an 8.0% cash fee and the same warrant compensation for such offering as it would have been entitled to in connection with this offering.

Right of First Refusal

Upon the closing this offering or an Alternative Offering (as defined in our engagement agreement with Maxim) for a period of eighteen (18) months from such closing, the Company grants Maxim the right of first refusal to act as sole managing underwriter and sole book runner, sole placement agent, or sole sales agent, for any and all future public or private equity, equity-linked, convertible or debt (excluding commercial bank debt) offerings for which the Company retains the service of an underwriter, agent, advisor, finder or other person or entity in connection with such offering during such eighteen (18) month period of the Company, or any successor to or any subsidiary of the Company. The Company shall not offer to retain any entity or person in connection with any such offering on terms more favorable than terms on which it offers to retain Maxim. Such offer shall be made in writing in order to be effective. Maxim shall notify the Company within ten (10) business days of its receipt of the written offer contemplated above as to whether or not it agrees to accept such retention. If Maxim should decline such retention, the Company shall have no further obligations to Maxim with respect to the offering for which it has offered to retain Maxim, except as otherwise provided for herein.

Lock-Up Agreements

We and each of our officers, and directors, and its major shareholder have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber for the sale of or otherwise dispose of any of the ADSs or ordinary shares or other securities convertible into or exercisable or exchangeable for the ADSs or ordinary shares for six (6) months after this offering is completed without the prior written consent of the Representative.

The Representative may in its sole discretion and at any time without notice release some or all of the securities subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release securities from the lock-up agreements, the Representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriter may be required to make in respect of those liabilities.

Stock Exchange

Our Ordinary Shares are presently quoted on the ASX under the symbol “CHW”. We have applied to list the ADSs on the Nasdaq Capital Market under the symbol “CHWM”. No assurance can be given that our application will be approved. In addition, there is no established public trading market for the Warrants and we do not expect a market to develop. We do not intend to apply for a listing of the Warrants on any national securities exchange.

Depositary

The depositary for the ADS program is The Bank of New York Mellon.

Determination of Offering Price

The actual public offering price of the ADSs and Warrants we are offering was negotiated between us and the underwriter based on the trading of our ordinary shares of the ASX prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the underwriter. In connection with the offering, the underwriter or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as an underwriter and should not be relied upon by investors.

Price Stabilization, Short Positions

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing ADSs in the open market.

●	Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. If the underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq or otherwise and, if commenced, may be discontinued at any time.

Other Relationships and Affiliations

Certain of the underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the Underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that it acquires, long and/or short positions in these securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus, including the restrictions discussed below. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (Cth) (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Brazil. The offer of securities described in this prospectus will not be carried out by means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, under the CVM Rule (Instrução) No. 400, of December 29, 2003. The offer and sale of the securities have not been and will not be registered with the Comissão de Valores Móbilearios in Brazil. The securities have not been offered or sold, and will not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are “accredited investors”, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are “permitted clients”, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the Underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding conflicts of interest in connection with this offering.

Notice to Canadian investors: Maxim is not registered as a dealer in Canada and is relying upon the international dealer exemption in Alberta, British Columbia, Nova Scotia, Ontario and Québec as permitted under National Instrument 31-103. Maxim is located in the United States, all its assets are situated outside Canada and, as a result, there may be difficulty enforcing any legal rights against Maxim.

Cayman Islands. No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

European Union (excluding Austria). This document has not been, and will not be, registered with or approved by any securities regulator in the European Union. Accordingly, this document may not be made available, nor may the securities be offered for sale, in the European Union except in circumstances that do not require a prospectus under Article 1(4) of Regulation (EU) 2017/1129 of the European Parliament and the Council of the European Union (the “Prospectus Regulation”).

In accordance with Article 1(4)(a) of the Prospectus Regulation, an offer of securities in the European Union is limited to persons who are “qualified investors” (as defined in Article 2(e) of the Prospectus Regulation).

Hong Kong. The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) the ADSs may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Israel. This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the ADSs is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

The People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.

Taiwan. The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

United Kingdom. This document has not been delivered for approval to the Financial Conduct Authority in the United Kingdom and no prospectus (within the meaning of Regulation 21 of The Public Offers and Admissions to Trading Regulations 2024 (“POATRs”)) has been published or is required to be published in respect of the securities.

This document is issued on a confidential basis to “qualified investors” (within the meaning of paragraph 2 of Schedule 1 to the POATRs) in the United Kingdom. The securities may not be offered or sold in the United Kingdom by means of this document or any other document except pursuant to an exemption from the general prohibition on offers of relevant securities to the public in the United Kingdom. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) received in connection with the offer or sale of the securities has been, and only will be, communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of the FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (“relevant persons”). The investment to which this document relates is available only to relevant persons. Any person who is not a relevant person should not act or rely on this document.

Expenses Relating to the Offering

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of ADSs and Warrants in the offering. All amounts are estimated except the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq initial listing fee. Except as otherwise noted, all the expenses below will be paid by us.

Expense	Amount
SEC registration fee	US$	1,140
Nasdaq initial listing fee		50,000
Legal fees and expenses		400,000
Accounting fees and expenses		250,000
Printing expenses		10,000
Warrant agent fees		20,000
Miscellaneous fees and expenses, including FINRA filing fee		38,860
Total	US$	770,000

Legal Matters

The validity of the ordinary shares represented by the ADSs and ordinary shares underlying the Warrants to be issued in this offering and certain other matters of Australian law will be passed upon for us by Rimôn Law Pty Ltd. The validity of the Warrants and certain other matters as to U.S. federal law and New York state law will be passed upon for us by Rimôn. Legal counsel to the underwriter in connection with this offering are Ellenoff Grossman & Schole LLP, with respect to U.S. federal law and Lander & Rogers, with respect to Australian law.

Experts

The consolidated financial statements of Chilwa Minerals Limited (the “Company”) as of June 30, 2024 and 2025 and for each of the two years in the period ended June 30, 2025 included in this Prospectus and in the Registration Statement have been so included in reliance on the reports of BDO Audit Pty Ltd, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The offices of BDO Audit Pty Ltd are located at Level 18, 360 Queen Street, Brisbane City QLD 4000.

Enforcement of Civil Liabilities

We are a public limited company incorporated under the laws of Australia. Certain of our directors are non-residents of the United States and substantially all their assets are located outside the United States. As a result, it may not be possible or practicable for you to:

●	effect service of process within the United States upon our non-U.S. resident directors or on us;

●	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in the United States courts in any action, including actions under the civil liability provisions of U.S. securities laws;

●	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

●	bring an original action in an Australian court to enforce liabilities against our non-U.S. resident directors or us based solely upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments that are obtained in U.S. courts against any of our non-U.S. resident directors or us, including actions under the civil liability provisions of the U.S. securities laws.

With that noted, there are no treaties between Australia and the United States that would affect the recognition or enforcement of foreign judgments in Australia. We also note that investors may be able to bring an original action in an Australian court against us to enforce liabilities based in part upon U.S. federal securities laws. The disclosure in this section is not based on the opinion of counsel.

We have appointed Corporation Service Company as our agent to receive service of process with respect to any action brought against us under the federal securities laws of the United States.

Where You Can Find More Information

We have filed with the SEC a Registration Statement on Form F-1 under the Securities Act with respect to the ADSs and Warrants offered in this prospectus. A related registration statement on Form F-6 has been filed with the SEC to register the ADSs. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits for that information. With respect to references made in this prospectus to any contract or other document of Chilwa, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document.

Upon the closing of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, periodic reports and other information, with the SEC.

We are allowed four months after the end of our fiscal year to file our annual report with the SEC, and we are not required to disclose certain detailed information regarding executive compensation that is required from U.S. domestic issuers. Also, as a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing of proxy statements to shareholders, and the members of our board of directors, our senior management and our principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You also can inspect our registration statement, as well as any other information we file with or furnish to the SEC, on this website. This reference to the SEC’s website is an inactive textual reference only and is not a hyperlink.

We expect to make our annual reports and other information filed with or furnished to the SEC available, free of charge, through our website at www.chilwaminerals.com.au as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

CHILWA MINERALS LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Chilwa Minerals Limited

West Perth, Australia, Western Australia

Opinion on Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Chilwa Minerals Limited (the Company) as of June 30, 2025 and 2024, the related consolidated statements of profit or loss and other comprehensive income (loss), consolidated statement of changes in equity, and consolidated cash flows for each of the years then ended, and the related notes (collectively referred to as the ‘consolidated financial statements’). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with International Financial Reporting Standards (‘IFRS’) as issued by the International Accounting Standards Board.

Substantial doubt about the Company’s ability to continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has recurring net cash outflows from operating and investing activities that raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (‘PCAOB’) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2025.

BDO Audit Pty Ltd

/s/ BDO Audit Pty Ltd

Brisbane, Australia
March 12, 2026

Consolidated Statement of Profit or Loss and Other Comprehensive Income
For the years ended June 30, 2025 and 2024

(Expressed in Australian Dollars (“AUD”))

		2025	2024
	Notes	AUD	AUD
REVENUE AND OTHER INCOME
Other Income	7	125,991	202,811

EXPENDITURE
Employee benefits expense		(915,366)	(755,300)
Consultancy and professional fees		(500,844)	(89,777)
Administrative expenses	9	(495,606)	(319,067)
Share-based payments expense	23	(948,505)	(389,741)
Compliance and regulatory costs		(533,782)	(435,116)
Depreciation expense	14,15	(94,983)	(28,419)

LOSS BEFORE INCOME TAX		(3,363,095)	(1,814,609)

Income tax expense/(benefit)	10	-	-
LOSS FOR THE YEAR ATTRIBUTABLE TO OWNERS OF CHILWA MINERALS LIMITED		(3,363,095)	(1,814,609)

OTHER COMPREHENSIVE INCOME/(LOSS)
Items that may be reclassified subsequently to profit or loss
Exchange differences arising on translation of foreign operations		(75,936)	2,345
TOTAL COMPREHENSIVE LOSS FOR THE YEAR ATTRIBUTABLE TO OWNERS OF CHILWA MINERALS LIMITED		(3,439,031)	(1,812,264)

LOSS PER SHARE FOR THE YEAR ATTRIBUTABLE TO THE ORDINARY EQUITY HOLDERS OF THE COMPANY
Basic and diluted Loss per Share (cents per share)	22	(4.63)	(2.71)

The above Consolidated Statement of Profit or Loss and Other Comprehensive Income should be read in conjunction with the accompanying notes.

Consolidated Statement of Financial Position
As at June 30, 2025 and 2024

(Expressed in Australian Dollars (“AUD”))

		2025	2024
	Notes	AUD	AUD
ASSETS
Cash and cash equivalents	11	687,022	4,151,472
Trade and other receivables	12	77,584	2,153
Prepayments	13	64,085	48,916
CURRENT ASSETS		828,691	4,202,541

Prepayments	13	679,832	-
Property, plant and equipment	14	376,467	67,356
Right-of-use assets	15	67,711	74,160
Exploration and evaluation assets	16	18,598,678	11,333,988
NON- CURRENT ASSETS		19,722,688	11,475,504

TOTAL ASSETS		20,551,379	15,678,045

LIABILITIES
Trade and other payables	17	2,717,809	2,405,775
Employee benefit obligations		56,291	26,636
Lease liabilities	18	65,652	71,052
Borrowings		-	43,304
CURRENT LIABILITIES		2,839,752	2,546,767
TOTAL LIABILITIES		2,839,752	2,546,767

EQUITY
Share Capital	19	18,986,249	11,863,857
Reserves	20	5,367,568	4,546,516
Accumulated losses		(6,642,190)	(3,279,095)
TOTAL EQUITY		17,711,627	13,131,278

TOTAL EQUITY AND LIABILITIES		20,551,379	15,678,045

The above Consolidated Statement of Financial Position should be read in conjunction with the Notes to the Consolidated Financial Statements.

Consolidated Statement of Changes in Equity
For the years ended June 30, 2025 and 2024

(Expressed in Australian Dollars (“AUD”))

		Share Capital	Share-based Payments Reserve	Translation Reserve	Accumulated Losses	Total Equity
	Notes	AUD	AUD	AUD	AUD	AUD
BALANCE AT JULY 1, 2023		755,001	95,330	-	(1,464,486)	(614,155)
Total Comprehensive Income
Loss for the year		-	-	-	(1,814,609)	(1,814,609)
Exchange differences on translation of foreign operations		-	-	2,345	-	2,345
TOTAL COMPREHENSIVE LOSS		-	-	2,345	(1,814,609)	(1,812,264)
Transactions with Owners of the Company
Issue of ordinary shares	19	11,800,000	-	-	-	11,800,000
Share issue transaction costs	19	(691,144)	309,100	-	-	(382,044)
Equity-settled share-based payment	23	-	4,139,741	-	-	4,139,741
Total Transactions with Owners of the Company		11,108,856	4,448,841	-	-	15,557,697

BALANCE AT JUNE 30, 2024		11,863,857	4,544,171	2,345	(3,279,095)	13,131,278

BALANCE AT JULY 1, 2024		11,863,857	4,544,171	2,345	(3,279,095)	13,131,278
Total Comprehensive Income
Loss for the year		-	-	-	(3,363,095)	(3,363,095)
Other Comprehensive Loss
Exchange differences on translation of foreign operations		-	-	(75,936)	-	(75,936)
TOTAL COMPREHENSIVE LOSS		-	-	(75,936)	(3,363,095)	(3,439,031)
Transactions with Owners of the Company
Issue of ordinary shares	19	7,094,611	-	-	-	7,094,611
Options conversion to shares	19	51,517	(51,517)	-	-	-
Share issue transaction costs	19	(23,736)		-	-	(23,736)
Equity-settled share-based payment	23	-	948,505	-	-	948,505
Total Transactions with Owners of the Company		7,122,392	896,988	-	-	8,019,380

BALANCE AT JUNE 30, 2025		18,986,249	5,441,159	(73,591)	(6,642,190)	17,711,627

The above Consolidated Statement of Changes in Equity should be read in conjunction with the Notes to the Consolidated Financial Statements

Consolidated Statement of Cash Flows
For the years ended June 30, 2025 and 2024

(Expressed in Australian Dollars (“AUD”))

		2025	2024
	Notes	AUD	AUD
CASH FLOWS FROM OPERATING ACTIVITIES
Payments to suppliers and employees		(2,175,208)	(1,956,056)
Interest received		125,991	202,811
NET CASH OUTFLOW FROM OPERATING ACTIVITIES	24	(2,049,217)	(1,753,245)

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for exploration and evaluation expenditure	16	(7,981,261)	(1,697,772)
Payments for plant and equipment	14	(397,795)	(84,795)
Cash acquired on acquisition of subsidiaries		-	74,165
NET CASH OUTFLOW FROM INVESTING ACTIVITIES		(8,379,056)	(1,708,402)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issue of share capital		7,094,611	-
Payments for share issue transaction costs		(23,736)	(447,044)
Proceeds from future share issue		31,424	-
Proceeds from borrowings		-	43,304
Repayment of borrowings		(43,304)	-
NET CASH (OUTFLOW)/INFLOW FROM FINANCING ACTIVITIES		7,058,995	(403,740)

NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS		(3,369,278)	(3,865,387)
Cash and cash equivalents at the beginning of the financial year		4,151,472	8,022,417
Effects of exchange rate changes on cash and cash equivalents		(95,172)	(5,558)
CASH AND CASH EQUIVALENTS AT JUNE 30	24	687,022	4,151,472

The above Consolidated Statement of Cash Flows should be read in conjunction with the Notes to the Consolidated Financial Statements.

Notes to the Consolidated Financial Statements

1.	REPORTING ENTITY

Chilwa Minerals Limited (the Company) is a for-profit company limited by shares, incorporated and domiciled in Australia. The registered office of the Company is located at Level 28, 140 St George’s Terrace, Perth, Western Australia. Its ordinary shares are listed on the Australian Securities Exchange (ASX) under the symbol “CHW”. The consolidated financial statements comprise the Company and its subsidiaries (together referred to as the Group).

The principal activities of the Group during the reporting period were mineral exploration of the Chilwa Heavy Mineral Sands Project (Project) in Malawi.

2.	BASIS OF PREPARATION

The consolidated financial statements are general purpose financial statements, which have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The consolidated financial statements have been prepared under the historical cost convention, except for business acquisitions and share-based payments, which have been measured at fair value.

The consolidated financial statements are presented in Australian Dollars (AUD), which is the Company’s presentation currency. All amounts have been rounded to the nearest dollar.

Material accounting policies adopted in the preparation of these financial statements are presented in the notes accompanying the consolidated financial statements and have been consistently applied across all periods presented. In the current period there were no changes in the accounting policies from the policies applied in the previous reporting period.

New Accounting Standard and Amendments Issued Not Yet Mandatory

New and amended IFRS standards have been issued but are not yet mandatory for the financial year ending June 30, 2025. The Group has not early adopted any of these pronouncements. The Group will apply each standard on its mandatory effective date.

The following table lists the new and amended accounting standards and their effective dates:

Effective date	New Accounting Standards or Amendments	Impact
January 1, 2027	IFRS 18 – Presentation and Disclosure in Financial Statements	This Standard sets out requirements for the presentation and disclosure of information in general purpose financial statements to help ensure they provide relevant information that faithfully represents an entity’s assets, liabilities, equity, income and expenses. The Company is working through the impact of the new standard.

January 1, 2026	Amendments to IFRS 7 / IFRS 9 – Classification and Measurement of Financial Instruments	The amendments clarify when a financial instrument is derecognised and new disclosure requirements. The Company is working through the impact of the new standard.

2.	BASIS OF PREPARATION (Cont’d)

Going Concern

The consolidated financial statements have been prepared on the going concern basis, which contemplates the continuity of normal business activity and the realisation of assets and the settlement of liabilities in the ordinary course of business.

At June 30, 2025, the Group had cash on hand of AUD 687,022 (2024: AUD 4,151,472) and net current liabilities of AUD 2,011,061. The Group made an operating loss before tax for the financial year ended June 30, 2025 of AUD 3,363,095 (2024: AUD 1,814,609) and had a cash outflow from operating activities and investing activities of AUD 10,428,273 (2024: AUD 3,461,647).

On August 8, 2025, Chilwa Minerals Limited raised AUD 4.1 million through a private placement, issuing 3,544,922 fully paid ordinary shares to its existing shareholders and sophisticated investors.

From October 2025 to January 2026, the Group raised AUD 8 million through another private placement, issuing 6,687,860 fully paid ordinary shares. The funds from both placements were for working capital and to accelerate the Group’s exploration activities at the Chilwa Critical Minerals Project in Malawi.

At the date of signing these financial statements the Group has cash on hand of AUD 3,947,158.

The Group has performed a monthly cash flow forecast through to the period ending June 30, 2027, based on the best cost estimates available. In order to progress the Group’s planned objective of exploration at the Chilwa Project, further funding in the form of debt and/or equity raising will be required. These events give rise to a material uncertainty relating to going concern that may cast significant doubt on the Company’s ability to continue as a going concern to realise its assets and discharge its liabilities in the normal course of business. The directors are of the opinion that there are reasonable grounds to believe that the Group will be able to continue as a going concern for the following reasons:

●	The Group has a history of successful capital raising; and

●	The Group has the ability to adjust expenditure and operational plans and will only commit to expenditure when there is appropriate funding in place;

Should the Group be unable to continue as a going concern it may be required to realise its assets and extinguish its liabilities other than in the normal course of business and at amounts different to those stated in the financial statements. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or to the amount and classification of liabilities that might result should the Group be unable to continue as a going concern and meet its debts as and when they fall due.

3.	USE OF JUDGEMENT AND ESTIMATES

The preparation of these consolidated financial statements required management to make judgements, estimates and assumptions that affect the application of polices and reported amounts of assets and liabilities, and expenses. These estimates and associated assumptions are based on historical experience and various factors that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values if assets and liabilities that are not readily apparent from other sources. These estimates and judgements are disclosed within each relevant note.

4.	FAIR VALUE MEASUREMENT

Some Group’s accounting policies and disclosures require the measurement of fair values, both financial and non-financial assets, and financial and non-financial liabilities. When measuring the fair value of an asset or a liability, The Group uses observable market data as far as possible. Fair values are categorised into different levels in fair value hierarchy based on the inputs used in the valuation techniques as follows:

●	Level 1: quoted prices (unadjusted) in active markets for identical assets and liabilities.

●	Level 2: inputs other than quoted prices included in Level 1 that are observable for eth asset or liability, either directly or indirectly.

●	Level 3: inputs for the assts or liability that are not based on observable market data,

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair hierarchy, then the fair value measurement is categorised in its entirety in the same level of the fair value hierarchy as the lowest input that is significant to the entire measurement.

Further information about the assumptions made in measuring fair values is included in the notes: share-based payments, acquisition of subsidiaries, and financial risk management.

5.	PRINCIPLES OF CONSOLIDATION

Subsidiaries

The Group financial statements consolidate those of the Company and its subsidiaries. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. The Company controls a subsidiary if it is exposed or has rights to variable returns from its involvement within the entity and has the ability to affect those returns through its power over the entity.

Profit or loss and other comprehensive income of subsidiaries acquired or disposed during the period are recognised from the effective date of acquisition, or up to the effective date of disposal, as applicable. The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Company.

All transactions and balances between Group companies are eliminated on consolidation, including unrealised gains and losses on transactions between Group companies. Amounts reported in the financial statements of subsidiaries have been adjusted where necessary to ensure consistency with the accounting policies adopted by the Group.

Functional currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the individual entity operates (the functional currency).

Foreign transactions and balances

Foreign currency transactions are translated into functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the reporting date exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

5.	PRINCIPLES OF CONSOLIDATION (Cont’d)

Exchange differences arising on the translation of monetary items are recognised in profit or loss, except where deferred in equity as a qualifying cash flow or net investment hedge. Exchange differences arising on the translation of non-monetary items are recognised directly in equity to the extent that the gain or loss is directly recognised in equity, otherwise the exchange difference is recognised in profit or loss.

Foreign operations

The financial results and position of foreign operations whose functional currency is different from the Group’s presentation currency are translated as follows:

●	assets and liabilities are translated at year-end exchange rates prevailing at that reporting date;

●	income and expenses are translated at average exchange rates for the period; and

●	retained earnings are translated at the exchange rates prevailing at the date of the transaction.

Exchange differences arising on translation of foreign operations are transferred directly to the Group’s foreign currency translation reserve in equity. These differences are recognised in profit or loss in the period in which the operation is disposed.

6.	SEGMENT INFORMATION

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses (including revenues and expenses relating to transactions with other components of the same entity), whose operating results are regularly reviewed by the Group’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance and for which discrete financial information is available. This includes exploration activities which are yet to earn revenue. Management will also consider other factors in determining operating segments such as the existence of a line manager and the level of segment information presented to the board of directors.

Management has identified that the Group operates in one segment, being the mining exploration sector in Malawi. In determining operating segments, the Group has had regard to the information and reports the Managing Director uses to make strategic decisions regarding resources. The Managing Director is considered to be the chief operating decision maker and is empowered by the board of directors to allocate resources and assess the performance of the Group. The Group operates in two geographical areas, being Malawi and Australia, with Australia being where the corporate head office is located.

The total of non-current assets other than financial assets, broken down by location of the assets, is as follows:

	2025	2024
	AUD	AUD
Australia (Corporate)	84,916	128,893
Malawi	19,637,772	11,346,611
	19,722,688	11,475,504

7.	OTHER INCOME

	2025	2024
	AUD	AUD
Interest received from financial institutions	125,991	202,811
	125,991	202,811

8.	SPECIFIC EXPENSES

	2025	2024
Specific expenses requiring disclosure	AUD	AUD
Superannuation contribution expense	(58,856)	(45,040)

9.	ADMINISTRATIVE EXPENSES

	2025	2024
	AUD	AUD
Travel expenses	(232,870)	(175,793)
IT and communication	(91,859)	(55,133)
Insurance expense	(54,109)	(61,579)
Marketing expense	(7,730)	(11,487)
Office overhead expenses	(13,866)	(9,517)
Net foreign exchange loss	(95,172)	(5,558)
	(495,606)	(319,067)

10.	INCOME TAX

The current income tax for the period is defined as the amount of income taxes payable (recoverable) in respect of the taxable profit (tax loss) for the current accounting period. It also incorporates adjustments to changes in deferred tax assets and liabilities attributable to temporary differences between the tax bases of assets and liabilities and their carrying amounts in the financial statements, and to unused tax losses

Deferred tax assets and liabilities are recognised for temporary differences at the tax rates expected to apply when the assets are recovered, or liabilities are settled. No deferred tax asset or liability is recognised in relation to these temporary differences if they arose on goodwill or in a transaction, other than a business combination, that at the time of the transaction did not affect either accounting profit or taxable profit or loss. Deferred tax assets are recognised for deductible temporary differences and unused tax losses only if it is probable that future taxable amounts will be available to utilise those temporary differences and losses.

The carrying amount of deferred income tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax assets to be utilized.

10.	INCOME TAX (cont’d)

Deferred tax assets and deferred tax liabilities are offset only if a legally enforceable right exists to set off current tax assets against tax liabilities, and the deferred tax liabilities relate to the same taxable entity and the same taxation authority.

	2025	2024
	AUD	AUD
(a) Income tax benefit
Current tax	-	-
Deferred tax	-	-
	-	-

(b) Numerical reconciliation of income tax expense to prima facie tax payable
Loss from continuing operations before income tax expense	(3,363,095)	(1,814,609)
Prima facie tax benefit at the Australian tax rate of 25% (2023: 25%)	(840,774)	(453,652)
Tax effect of amounts which are not deductible (taxable) in calculating taxable income:
Share-based payments	237,126	97,435
Other	80,358	93,834
	(523,290)	(262,383)
Movements in unrecognised temporary differences	5,229	(19,306)
Tax effect of current year tax losses for which no deferred tax asset has been recognised	518,061	281,689
Income tax expense/benefit	-	-

	2025	2024
	AUD	AUD

(c) Unrecognised temporary differences
Deferred Tax Assets (at 25% (2024: 25%))
Section 40-880 costs	61,129	82,713
Other temporary differences	25,877	17,507
Carry forward tax losses	967,731	417,656
	1,054,737	517,876
Deferred Tax Liabilities (at 25% (2024: 25%))
Unrealised foreign exchange gains	16,007	945
Net deferred tax assets	1,038,730	516,931

Net deferred tax assets not been brought to account as it is not probable within the immediate future that tax profits will be available against which deductible temporary differences and tax losses can be utilised. The recoupment of available tax losses as at June 30, 2025 is contingent upon the following:

(i)	The Group deriving future assessable income of a nature and an amount sufficient to enable the benefit from the deductions for the losses to be realised;

(ii)	The Group continues to comply with the conditions for deductibility imposed by tax legislation in Australia; and

(iii)	There being no changes in tax legislation which adversely affect the Group from realising the benefit.

11.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand, deposits held at call with banks, other highly liquid short-term investments with original maturities of 3 months or less, and bank overdrafts.

	2025	2024
	AUD	AUD
Cash at bank and on hand	687,022	4,151,472
Cash and cash equivalents as shown in the statement of financial position and the statement of cash flows	687,022	4,151,472

Cash at bank earns interest at floating rates based on daily bank deposit rates.

12.	TRADE AND OTHER RECEIVABLES

Trade and other receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less allowance for expected credit losses, applying the simplified approach. As most receivables are short term in nature, their carrying amount is assumed to be the same as their fair value.

Trade and other receivables are generally due for settlement within 12 months and therefore are all classified as current. The Estimated Credit Loss has been determined to be 0.5% for both periods and immaterial to the Group.

	2025	2024
	AUD	AUD
Other receivables	29,105	-
GST refund	48,479	2,153
	77,584	2,153

13.	PREPAYMENTS

Prepayments are recognised when payments are made and are amortised on a systematic basis over the period in which the related goods or services are received.

Current prepayments comprise advance payments for geological software subscriptions and insurance premiums.

Non-current prepayments relate to the cost of a drill rig purchased for use under the drilling contract. Under the agreement with Mota Engil, the drill rig is made exclusively available to Mota Engil for use solely in connection with the Chilwa drilling contract. Mota Engil will reduce its drilling service invoices by 30% until the full cost of the drill rig has been amortised. Upon completion of the drilling contract, ownership of the drill rig will transfer to Mota Engil.

As at 30 June 2025, total drill rig costs incurred amounted to AUD 717,536, of which AUD 37,704 had been amortised.

13.	PREPAYMENTS (Cont’d)

	2025	2024
	AUD	AUD
Current
Prepaid Software Subscription	55,800	-
Prepaid Insurance	8,285	48,916
	64,085
Non-current
Prepaid Drilling	679,832	-
	679,832	-

	743,917	48,916

14.	PROPERTY, PLANT AND EQUIPMENT

Items of property, plant and equipment are measured at cost, which includes capitalised borrowing costs. After initial recognition, property plant and equipment are carried at cost less accumulated depreciation and accumulated impairment losses. Depreciation is recognised on a straight-line basis over the estimated useful life of each asset, with plant and equipment estimated useful life between 3 – 7 years and computer equipment estimated useful life between 3-7 years. Depreciation is charged from the date the asset is brought into use.

Property plant and equipment is assessed for impairment at each reporting date. An asset is impaired when its carrying amount exceeds its recoverable amount, where recoverable amount is the higher of fair value less costs of disposal, and value in use. Any gain or loss on disposal of an item of property, plant and equipment is recognised in profit or loss.

	Plant and Equipment	Computer Equipment	Total
	AUD	AUD	AUD
At June 30, 2025
Cost	449,585	44,234	493,819
Accumulated depreciation	(97,834)	(19,518)	(117,352)
Net book amount	351,751	24,716	376,467

Year ended June 30, 2025
Opening net book amount on July 1, 2024	59,490	7,866	67,356
Additions	369,055	28,740	397,795
Depreciation	(76,644)	(11,890)	(88,534)
Exchange differences	(150)	-	(150)
Closing net book amount	351,751	24,716	376,467

14.	PROPERTY, PLANT AND EQUIPMENT (Cont’d)

	Plant and Equipment	Computer Equipment	Total
	AUD	AUD	AUD
At June 30, 2024
Cost	80,681	15,494	96,175
Accumulated depreciation	(21,191)	(7,628)	(28,819)
Net book amount	59,490	7,866	67,356

Year ended June 30, 2024
Opening net book amount on July 1, 2023	-	7,924	7,924
Additions	80,681	4,114	84,795
Depreciation	(21,023)	(4,172)	(25,195)
Exchange differences	(168)	-	(168)
Closing net book amount	59,490	7,866	67,356

15.	RIGHT-OF-USE ASSETS

The assets represent the Group’s right to use underlying leased property and equipment during the lease term. The right-of-use of asset is initially measured at cost and is subsequently depreciated under the straight-line method from the commencement date of the lease term.

	2025	2024
At June 30	AUD	AUD
Cost	77,384	77,384
Accumulated depreciation	(9,673)	(3,224)
Net book amount	67,711	74,160

	2025	2024
At June 30	AUD	AUD
Opening net book amount	74,160	-
Additions	-	77,384
Depreciation	(6,449)	(3,224)
Closing net book amount	67,711	74,160

16.	EXPLORATION AND EVALUATION ASSETS

Exploration and evaluation expenditure encompasses expenditures incurred by the Group in connection with the exploration for and evaluation of mineral resources before the technical feasibility and commercial viability of extracting a mineral resource are demonstrable. For each area of interest, expenditure incurred in the acquisition of rights to explore is capitalised and recognised as an exploration and evaluation asset. Exploration and evaluation costs are carried forward where right of tenure of the area of interest is current and they are expected to be recouped through sale or successful development and exploitation of the area of interest, or, where exploration and evaluation activities in the area of interest have not yet reached a stage that permits reasonable assessment of the existence of economically recoverable reserves.

16.	EXPLORATION AND EVALUATION ASSETS (Cont’d)

Exploration and evaluation expenditure are measured at cost at its recognition, and those exploration and evaluation assets acquired in the business combination are recognised at the cost of acquisition and accumulated separately by area of interest. No amortisation is recognised while operations are in the exploration and evaluation phase.

At the end of each reporting period the exploration and evaluation expenditure shall be assessed for impairment. Exploration and evaluation expenditure are assessed for impairment when facts and circumstances suggest that the carrying amount of an exploration and evaluation asset may exceed its recoverable amount.

The exploration and evaluation asset shall no longer be classified as such when the technical feasibility and commercial viability of extracting a mineral resource are demonstrable or where mineral reserves have been identified. Before reclassification into the mine development asset, exploration and evaluation assets shall be assessed for impairment, and any impairment loss recognised within profit or loss.

Critical accounting judgement

The future recoverability of capitalised exploration and evaluation expenditure is dependent on a number of factors, including whether the Group decides to exploit the related lease itself or, if not, whether it successfully recovers the related exploration and evaluation asset through sale.

Factors that could impact the future recoverability include the level of reserves and resources, future technological changes, costs of drilling and production, production rates, future legal changes (including changes to environmental restoration obligations) and changes to commodity prices.

The carrying value of the Group’s projects was reviewed, and no impairment indicators were identified during the 2025 and 2024 financial years in relation to the Group’s tenements.

		2025	2024
	Notes	AUD	AUD
Exploration and evaluation assets		18,598,678	11,333,988

Balance at the beginning of the year		11,333,988	-
Asset acquisition of Chilwa Project		-	7,475,835
Expenditure incurred		7,264,690	3,858,153
Impairment of exploration and evaluation		-	-
Balance at the end of the year		18,598,678	11,333,988

ASSET ACQUISITION OF THE CHILWA PROJECT

Asset acquisition

On July 1, 2023, Chilwa Minerals Limited (CHW) acquired 100% interest in the Chilwa Heavy Mineral Sands Project (Chilwa Project) pursuant to the Share Sale Agreement (SSA) dated 4 April 2023 and varied by the Deed of Variation of 21 June 2023. The SSA was signed between CHW, Luso Global Mining BV (Luso) and Mota-Engil Investments (Malawi) Limited (MEIML) pursuant to which, CHW acquired 100% of the issued capital of Chilwa Minerals Africa Limited (CMA), who in turn holds 100% of the issued capital of MEIML.  Under SSA on completion of the transaction, the consideration in the form of the equity instruments, being 19,000,000 fully paid ordinary shares and 18,750,000 performance rights, were issued by CHW to Luso.

16.	EXPLORATION AND EVALUATION ASSETS (Cont’d)

As a result of the transaction, CMA and MEIML became subsidiaries of the CHW from the date of completion, with MEIML being, at that time, the 100% owner of granted exploration licenses EL0670/22 and EL0671/22, together with all associated geological information on the Chilwa Project. Subsequent to the acquisition date, the tenements have been transferred from MEIML to CMA.

Based on the successful application of the concentration test, and the absence of substantive processes, the acquisition of the Chilwa Project does not constitute a business combination, and the transaction is therefore accounted for as an asset acquisition.

The following summarises the components of the purchase consideration issued by CHW to Luso for the acquisition of CMA and the fair value of the equity instruments consideration:

AUD
Ordinary shares issued (1)	3,800,000
Performance rights issued (2)	3,750,000
Total purchase consideration	7,550,000

The fair values of the assets and liabilities of CMA as at the date of acquisition are as follows:

AUD
Cash and cash equivalents	74,165
Exploration and evaluation assets	7,475,835
Net identifiable assets acquired	7,550,000

[1]	The fair value of shares is based on the grant date fair value of the equity instruments. This was determined by reference to the IPO price of the CHW share of AUD 0.20 for 19,000,000 shares issued to Luso.

[2]	The IPO price of AUD 0.20 has been determined as the grant date fair value, being the price shares were issued to the general market at the same time. The total value of the performance rights is measured at AUD 3,750,000. The performance rights were issued with the following non-market vesting conditions:

●	Class A: 7,500,000 rights, expiring on June 30, 2025, vest on announcement of a JORC compliant Indicated Resources of 3 million tonnes THM from the Chilwa Project.

●	Class B: 3,750,000 rights, expiring on June 30, 2027, vest on announcement of a PFS (as defined in the JORC Code) that recommends further proceeding with the Chilwa Project.

●	Class C: 3,750,000 rights, expiring on June 30, 2027, vest on announcement of the completion of a feasibility study (as defined in the JORC Code) that recommends further proceeding with the Chilwa Project.

●	Class D: 3,750,000 rights, expiring June 30, 2028, vest on announcement that a decision to mine the Chilwa Project has been made.

(b) Critical accounting estimates and judgements

Accounting for this transaction has required management to exercise a high degree of judgement over the following areas:

Asset acquisition not constituting a business

In determining when an acquisition is an asset acquisition and not a business combination, the Group used significant judgement to assess that the assets acquired did not constitute a business in accordance with IFRS 3. Under IFRS 3 a business is an integrated set of activities and assets that consists of inputs and processes, which when applied to those inputs has the ability to create outputs. Management determined that the purchase of CMA under the SSA was an asset acquisition.

16.	EXPLORATION AND EVALUATION ASSETS (Cont’d)

Fair value at acquisition

On initial recognition, the assets and liabilities of CMA were included in the statement of financial position at their fair values. In measuring fair value of exploration projects, management considered generally accepted technical valuation methodologies and comparable transactions in determining the fair value. Due to the subjective nature of valuation with respect to exploration projects with limited exploration results, management have determined the price paid to be indicative of the fair value of the exploration and evaluation assets acquired.

17.	TRADE AND OTHER PAYABLES

These amounts represent liabilities for goods and services provided to the Group prior to the end of the financial period which are unpaid. The amounts are unsecured and are usually paid within 60 days of recognition. Trade and other payables are presented as current liabilities unless payment is not due within 12 months from the reporting date. The carrying amounts of trade and other payables are considered to represent their fair values, due to their short-term nature.

	2025	2024
	AUD	AUD
Trade and other payables	480,847	467,042
Accrued and other expenses	2,236,962	1,938,733
	2,717,809	2,405,775

18.	LEASE LIABILITIES

At commencement date of the contract, the Group assesses whether a contract is, or contains, a lease. The contract contains lease or a lease component if it conveys the right to control the use of an identifiable asset for a period in exchange for consideration. At the commencement date, the lease liability is measured at the present value of future lease payments, discounted using the appropriate rate. The discount rate shall be either the interest rate implicit in the lease or the incremental borrowing rate.

At each reporting date, after initial recognition, the lease liability is measured at amortised costs using the effective interest method, and is adjusted for lease payments, interest charges, reassessments, and lease modifications. This ensures that the carrying amount reflects the evolving economic obligation under the lease.

	2025	2024
At June 30	AUD	AUD
Balance at the beginning of the year	71,052	76,302
Interest accretion	1,800	1,750
Transferred to accounts payable	(7,200)	(7,000)
Balance at the end of the year	65,652	71,052

In 2024 the Group entered into a 10-year lease agreement with Mota-Engil Engenharia e Construção África, S.A (lessor) for the use of a storage shed. Although the lessor has yet to bill lease charges, the Group has recognised a lease liability in accordance with the terms of the agreement and its obligation under the lease contract and transferred any non-invoiced amounts into accounts payable/accruals. The full amount has been classified as a current liability as the payment will be due upon receipt of the lessor’s invoice. The lessor has confirmed that no amounts beyond the contractual lease payment will be sought from the Company for the use of the shed. The Group will continue to monitor the arrangement for any changes that may affect the measurement or classification of the lease liability.

19.	CONTRIBUTED EQUITY

Contributed equity represents the amount paid by shareholders for issued shares of the Company. The Company has one class of ordinary shares, which carry equal rights to dividends and voting. The Company has issued equity instruments including share options and performance rights. When options are exercised or performance rights vest, the carrying amount in the share-based payment reserve is transferred to contributed equity.

	2025		2024
	Number of shares	AUD	Number of shares	AUD
(a) Share capital
Ordinary shares fully paid	75,765,468	18,986,249	67,200,001	11,863,857
Total contributed equity	75,765,468	18,986,249	67,200,001	11,863,857

(b) Movements in ordinary share capital
Beginning of the financial year	67,200,001	11,863,857	8,200,001	755,001
Issued during the year:
Options exercised at AUD 0.25 on 07/29/2024	166,667	41,667	-	-
Options exercised at AUD 0.30 on 07/29/2024	166,667	50,000	-	-
Options exercised at AUD 0.40 on 07/29/2024	166,666	66,667	-	-
Conversion of options to shares on 07/29/2024 – fair value transfer	-	51,517	-	-
Placement tranche 1 - AUD 0.86 per share on 10/22/2024	5,426,616	4,666,878	-	-
Placement tranche 2 - AUD 0.86 per share on 01/07/2025	2,638,851	2,269,399	-	-
Issued as consideration for acquisition of Chilwa Project on 07/03/2023	-	-	19,000,000	3,800,000
Issued for cash at Initial Public Offer at AUD 0.20 on 07/03/2023	-	-	40,000,000	8,000,000
Transaction costs	-	(23,736)	-	(691,144)
End of the financial year	75,765,468	18,986,249	67,200,001	11,863,857

(c) Movements in options on issue

	Number of options
	2025	2024
Balance at the beginning of the financial year	3,000,000	-
Options vested and exercised at AUD 0.25 on 07/29/2024	(166,667)	-
Options vested and exercised at AUD 0.30 on 07/29/2024	(166,667)	-
Options vested and exercised at AUD 0.40 on 07/29/2024	(166,666)	-
Issued, unlisted, exercisable at AUD 0.25 on or before 06/30/ 2027	-	1,000,000
Issued, unlisted, exercisable at AUD 0.30 on or before 06/30/ 2027	-	1,000,000
Issued, unlisted, exercisable at AUD 0.40 on or before 06/30/ 2027	-	1,000,000
Balance at the end of the financial year	2,500,000	3,000,000

19.	CONTRIBUTED EQUITY (Cont’d)

(d) Movements in performance rights on issue

	Number of performance rights
	2025	2024
Balance at the beginning of the financial year	25,000,000	-
Issued on 11/30/2024, unlisted, expiring 11/30/2028	3,750,000
Issued, Class A expiring 06/30/2025	-	10,000,000
Issued, Class B expiring 06/30/ 2027	-	5,000,000
Issued, Class C expiring 06/30/2027	-	5,000,000
Issued, Class D expiring 06/30/ 2028	-	5,000,000
Balance at the end of the financial year	28,750,000	25,000,000

(e) Ordinary shares

Ordinary shares entitle the holder to participate in dividends and the proceeds on the winding up of the Company in proportion to the number of and amounts paid on the shares held. The fully paid ordinary shares have no par value and the Company does not have a limited amount of authorised capital. On a show of hands every member present, at a meeting of shareholders, in person or by proxy shall have one vote and upon a poll each share shall have one vote.

(f) Capital risk management

The Group’s objectives when managing capital are to safeguard their ability to continue as a going concern, so that they may continue to provide returns for shareholders and benefits for other stakeholders.

Due to the nature of the Group’s activities, being mineral exploration, the Group does not have ready access to credit facilities, with the primary source of funding being equity raisings. Therefore, the focus of the Group’s capital risk management is the current working capital position against the requirements of the Group to meet exploration programmes and corporate overheads. The Group’s strategy is to ensure appropriate liquidity is maintained to meet anticipated operating requirements, with a view to initiating appropriate capital raisings as required. The working capital position of the Group at June 30,2025 and June 30, 2024 are as follows:

	2025	2024
	AUD	AUD
Cash and cash equivalents	687,022	4,151,472
Trade and other receivables	77,584	2,153
Prepayments	743,917	48,916
Trade and other payables	(2,717,809)	(2,405,775)
Lease liabilities	(65,652)	(71,052)
Employee benefit obligations	(56,291)	(26,636)
Borrowings	-	(43,304)
Working capital position	(1,331,229)	1,655,774

On August 7, 2025, the Company raised AUD 4.1 million on issue of 3,544,922 fully paid ordinary shares at an issue price of AUD 1.05 per share.

20.	RESERVES

	2025	2024
	AUD	AUD
Share based payment reserve	5,441,159	4,544,171
Foreign currency translation reserve	(73,591)	2,345
	5,367,568	4,546,516

Nature and purpose of reserves

(i)	Foreign currency translation reserve

The translation reserve comprises all foreign currency differences arising from the translation of the financial statements of foreign operations, as well as the effective portion of any foreign currency differences arising from a net investment in foreign operation. The cumulative amount is reclassified to profit or loss when the net investment is disposed of.

(ii)	Share-based payments reserve

The share-based payments reserve is used to recognise the fair value of options and performance rights granted by the Company.

21.	DIVIDENDS

No dividends were paid during the 2024 or 2025 financial years. No recommendation for payment of dividends has been made post period end.

22.	LOSS PER SHARE

The calculation of basic Loss per Share is based on the following loss attributable to ordinary shareholders and weighted average number of ordinary shares outstanding:

	Cents	Cents
(a) Basic and diluted loss per share
Basic and diluted loss per share attributable to the ordinary equity holders of the Company	(4.63)	(2.71)

	AUD	AUD
(b) Loss used in calculating loss per share
Loss attributable to the owners of the Company used in calculating basic and diluted loss per share	(3,363,095)	(1,814,609)

	Number of shares	Number of shares
(c) Weighted average number of shares used as the denominator
Weighted average number of ordinary shares used as the denominator in calculating basic and diluted loss per share	72,591,494	67,038,799

(d) Information on the classification of options and performance rights

As the Group made a loss for the year ended June 30, 2025 and June 30, 2024, the options and performance rights on issue were considered anti-dilutive and were not included in the calculation of diluted earnings per share. The options and performance rights currently on issue could potentially dilute basic earnings per share in the future.

23.	SHARE BASED PAYMENTS

Equity-settled share-based payments are provided to officers, employees, consultants and other advisors. These share-based payments are measured at the fair value of the equity instrument at the grant date.

Fair value is determined using the Black Scholes option pricing model for the equity instruments with market-based conditions. The share-based payment expense is recognised over the vesting period irrespective of whether the market condition is ultimately satisfied, provided all other service and non-market conditions are met.

Equity-settled awards with non-market-based conditions are valued at the grant date using a fair-value measurement that excludes the impact of those conditions, with vesting outcomes assessed separately through expected-vesting estimates. The fair value is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of equity instruments that will eventually vest. At each reporting date, the Group revises its estimate of the number of equity instruments expected to vest. The impact of the revision of the original estimates, if any, is recognised in profit or loss over the remaining vesting period, with a corresponding adjustment to the share-based payments reserve.

(a)	Options

During the 2024 and 2025 years, no unlisted options were granted to the employees and directors. Options granted in 2024 carry no dividend or voting rights. When exercisable, each option is convertible into one ordinary share in the capital of the Company with full dividend and voting rights.

Fair value of options granted to the IPO lead manager in 2024.

The price was calculated by using the Black-Scholes European Option Pricing Model applying the following inputs:

	2025	2024
Weighted average exercise price (cents)	-	31.7
Weighted average life of the option (years)	-	4.0
Weighted average underlying share price (cents)	-	20.0
Expected share price volatility	-	80.0%
Risk free interest rate	-	3.97%

Set out below is a summary of the share-based payment options granted:

	2025		2024
	Number of options	Weighted average exercise price cents	Number of options	Weighted average exercise price cents
Outstanding at the beginning of the year	3,000,000	31.7	-	-
Granted	-	-	3,000,000	31.7
Forfeited	-	-	-	-
Exercised	(500,000)	31.7	-	-
Expired	-	-	-	-
Outstanding at year-end	2,500,000	31.7	3,000,000	31.7
Exercisable at year-end	2,500,000	31.7	3,000,000	31.7

The weighted average remaining contractual life of share options outstanding at the end of the financial year was 3 years (2024: 4), with exercise prices ranging from AUD 0.25 to AUD 0.40.

23.	SHARE BASED PAYMENTS (Cont’d)

The following assumptions were used to determine the value of the unlisted options using the Black-Sholes European Option Pricing Model:

				Total
Number of Options at the beginning of the year	1,000,000	1,000,000	1,000,000	3,000,000
Exercised	(166,667)	(166,667)	(166,666)	(500,000)
Number of Options at year-end	833,333	8333,333	833,334	2,500,000
Valuation date	07/01/2023	07/01/2023	07/01/2023
Grant date	04/05/2023	04/05/2023	04/05/2023
Expiry date	06/30/2027	06/30/2027	06/30/2027
Vesting date	07/01/2023	07/01/2023	07/01/2023
Fair value at grant date, AUD per option	0.1125	0.1046	0.0920
Exercise price, AUD per option	0.25	0.30	0.40
Underlying share price at grant date	0.20	0.20	0.20
Risk-free rate	3.97%	3.97%	3.97%
Volatility	80%	80%	80%
Dividend rate	nil	nil	nil

(b)	Performance rights

During the 2025 financial year, 3,750,000 performance rights (Class E) were issued to directors with the fair value of AUD 544,791 expensed as share-based payments in the profit or loss for the current period. The fair value of the performance rights is valued on the grant date and based on underlying ordinary share price of AUD 0.83 per share. The fair value of AUD 403,714 relating to current period vesting of performance rights issued in the prior year was expensed as share-based payments in profit and loss.

In April, 2023, performance rights were issued to directors and consultants (total of 6,250,000 with fair value of AUD 485,070 expensed as share-based payments in the profit or loss for 2023 and 2024) and Luso Global Mining BV (a total of 18,750,000 as part consideration for the acquisition of the Chilwa Project with fair value of AUD 3,750,000 recognised as exploration and evaluation assets in the statement of financial position in 2024). The fair value of the performance rights is based on the fair value of the underlying ordinary shares determined by reference to the IPO price of AUD 0.20 per share.

The performance rights will vest upon satisfaction of the respective performance conditions at any time before the applicable expiry date, as detailed below:

Class	Performance Condition
Class A	Announcement of a JORC compliant Indicated Resources of 3 million tonnes THM from the Chilwa Project on or before June 30, 2025.
Class B	Announcement of a PFS (as defined in the JORC Code) that recommends further proceeding with the Chilwa Project on or before June 30, 2027.
Class C	Announcement of the completion of a feasibility study (as defined in the JORC Code) that recommends further proceeding with the Chilwa Project on or before June 30, 2027.
Class D	Announcement that a decision to mine the Chilwa Project has been made on or before June 30, 2028.
Class E	Approval and issue of a Mining Licence for Chilwa Critical Minerals Project by November 30, 2028.

23.	SHARE BASED PAYMENTS (Cont’d)

Set out below is a summary of the share-based payment performance rights granted:

	2025	2024
	Number of performance rights	Number of performance rights
Outstanding at the beginning of the year	25,000,000	-
Granted	3,750,000	25,000,000
Forfeited	-	-
Exercised	-	-
Expired	-	-
Outstanding at year-end	28,750,000	25,000,000

						Total
Number of performance rights	10,000,000	5,000,000	5,000,000	5,000,000	3,750,000	28,750,000
Class	A	B	C	D	E
Grant date	04/05/2023	04/05/2023	04/05/2023	04/05/2023	10/09/2024
Valuation date	07/01/2023	07/01/2023	07/01/2023	07/01/2023	11/07/2024
Expiry date	06/30/2025	06/30/2027	06/30/2027	06/30/2028	11/30/2028
Vesting date (1)	06/30/2025	06/30/2027	06/30/2027	06/30/2028	11/30/2028
Underlying share price at grant date	0.20	0.20	0.20	0.20	0.83
Fair value per performance right	0.20	0.20	0.20	0.20	0.83
Probability of performance condition (1)	100%	100%	100%	100%	100%
Exercise price, AUD	nil	nil	nil	nil	nil

(1)	Refer to section (b) above for vesting performance conditions. At June 30, 2025 and June 30, 2024, the Directors determined the probability of meeting each non-market related performance condition.

(c)	Shares

During the 2025 financial year, no shares were issued to employees or third parties as a consideration for provision of services.

On July 1, 2023, the Company issued 19,000,000 fully paid ordinary shares to Luso Global Mining BV in accordance with the Share Sale Agreement as part consideration for the acquisition of the Chilwa Project. The fair value of the shares recognised is based on the fair value of the equity instruments determined by reference to the IPO price of AUD 0.20 per share and totalled to AUD 3,800,000. This amount was recognised in the statement of financial position as exploration and evaluation assets.

(d)	Share-based payment transactions

Share-based payment transactions recognised during the period were as follows:

	2025	2024
	AUD	AUD
Performance rights issued to employee and contractors (‘share-based payments expense’)	948,505	389,741
Performance rights issued as part consideration for acquisition of Chilwa Project (‘exploration and evaluation assets’)	-	3,750,000
Options issued to lead manager of the IPO (‘share issue transaction costs’)	-	309,100
Shares issued as part consideration for acquisition of Chilwa Project (‘exploration and evaluation assets’)	-	3,800,000
	948,505	8,248,841

24.	RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES

The reconciliation of loss to net cash outflows from operating activities outlines the key non-cash adjustments and movements in working capital that link reported loss with operating cash movement, supporting the Group’s underlying cash-flow performance.

	2025	2024
	AUD	AUD
(a) Reconciliation of net loss after income tax to net cash outflow from operating activities
Net loss for the year	(3,363,095)	(1,814,609)
Non-Cash Items
Share-based payment expense	948,505	389,741
Depreciation expense	94,983	28,419
Net exchange differences	95,172	6,098
Change in operating assets and liabilities
Decrease/(increase) in trade and other receivables	(90,601)	166,091
(Decrease)/increase in trade and other payables	236,164	(555,621)
Increase in employee benefit obligations	29,655	26,636
Net cash outflow from operating activities	(2,049,217)	(1,753,245)

25.	FINANCIAL RISK MANAGEMENT

The board of directors has overall responsibility for establishment and oversight of the Group’s risk management framework. The Managing Director, with the assistance of advisors as required, identifies, analyses and monitors the risks faced by the Group and reports to the board on risk management.

The Group’s activities expose it to a variety of financial risks: market risk (including currency risk and interest rate risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the financial performance of the Group. Given the nature and size of the business operations the Group does not enter into derivative transactions to mitigate the financial risks. This note presents information about the Group’s exposure to each of the above risks, its objectives and processes for measuring and managing risk, and the management of capital.

(a)	Market risk

(i)	Foreign exchange risk

Foreign currency risk is the risk that the fair value of future cash outflows of an exposure will fluctuate because of changes in foreign currency exchange rates.

The Group undertakes certain transactions denominated in foreign currency and is exposed to foreign currency risk through foreign exchange rate fluctuations. Foreign exchange risk arises from future commercial transactions and recognised financial assets and financial liabilities denominated in a currency that is not the Group’s functional currency. The risk is measured using sensitivity analysis and cash flow forecasting.

25.	FINANCIAL RISK MANAGEMENT (Cont’d)

The carrying amount of the Group’s foreign currency denominated financial assets and financial liabilities at the reporting dates were as follows:

	2025	2024
	AUD	AUD
Assets
Malawi Kwacha	16,931	47,946
	16,931	47,946
Liabilities
South African Rand	933	-
Malawi Kwacha	363,628	187,502
Great British Pound	216,376	13,824
US Dollars	220,254	317,875
Euros	1,607,705	1,596,518
	2,408,896	2,115,719
Net liability	2,391,965	2,067,773

The Group had net liabilities denominated in foreign currencies of AUD 2,391,965 at June 30, 2025 and AUD 2,067,773 at June 30, 2024. Based on this exposure, had the Australian dollar weakened by 10% or strengthened by 10% against these foreign currencies with all other variables held constant, the Company’s loss before tax for the years would have been AUD 265,774 higher/AUD 265,774 lower for June 30, 2025 and AUD 206,777 higher/AUD 206,777 lower for June 30, 2024.

The Group has assessed the application of IAS 29 Financial Reporting in Hyperinflation Economies in relation to its subsidiaries in Malawi. The functional currency of these subsidiaries has been determined to be the United Stated dollar, based on the currency that most reasonably represents the economic effects of its underlying transactions. Since these entities do not have material exposure to the Malawian kwacha and its functional currency is United States Dollars, the hyperinflation accounting is not applicable for the periods.

(ii)	Commodity price risk

Given the current level of operations the Group is not exposed to commodity price risk.

(iii) Interest rate risk

The Group’s exposure to the risk of changes in market interest rates relates primarily to the cash and short-term deposits on hand with a floating interest rate. The Group policy is to monitor the interest rate yield curve out to 120 days to ensure a balance is maintained between the liquidity of cash assets and the interest rate return. The proportional mix of floating interest rates and fixed rates to a maximum of six months fluctuate during the years depending on current working capital requirements. The weighted average interest rate received on cash and cash equivalents by the Company was 3.3% for June 30, 2025 and 3.6% for June 30, 2024.

Sensitivity analysis

At June 30, 2025, if interest rates had changed by +/- 100 basis points from the weighted average rate for the year with all other variables held constant, post-tax loss for the Group would have been AUD 38,402 lower/higher. At June 30, 2024, if interest rates had changed by +/- 100 basis points from the weighted average rate for the year with all other variables held constant, post-tax loss for the Group would have been AUD 55,734 lower/higher.

25.	FINANCIAL RISK MANAGEMENT (Cont’d)

(b)	Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations. This arises principally from cash and cash equivalents and receivables.

The maximum exposure to credit risk at the reporting dates is the carrying amount (net of provision for impairment) of those assets as disclosed in the statement of financial position and notes to the financial statements. The only significant concentration of credit risk for the Group is the cash and cash equivalents held with financial institutions. All material deposits at June 30, 2025 and June 30, 2024 are held with the major Australian banks for which the Board evaluate credit risk to be minimal (credit rating AA-).

As the Group does not presently have any significant trade receivables, lending, significant stock levels or any other credit risk, a formal credit risk management policy is not maintained.

(c)	Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group manages liquidity risk by continuously monitoring forecast and actual cash flows and ensuring sufficient cash is available to meet the current and future commitments of the Group. Due to the nature of the Group’s activities, being mineral exploration, the Group does not have ready access to credit facilities, with the primary source of funding being equity raisings. The Board of Directors constantly monitor the state of equity markets in conjunction with the Group’s current and future funding requirements, with a view to initiating appropriate capital raisings as required.

The financial liabilities of the Group are confined to trade and other payables as disclosed in the consolidated statement of financial position. All trade and other payables are non-interest bearing and due within 12 months of the reporting date.

The table below reflects an undiscounted contractual maturity analysis for financial liabilities. The timing of cash flows presented in the table to settle financial liabilities reflects the earliest contractual settlement dates.

	Within 6 Months		6 to 12 Months		Total Contractual Cashflow
	2025	2024	2025	2024	2025	2024
	AUD	AUD	AUD	AUD	AUD	AUD
Financial liabilities due for payment
Trade and other payables	2,717,809	2,405,775	-	-	2,717,809	2,405,775
Borrowings	-	-	-	43,304	-	43,304
Lease liabilities	65,652	71,052	-	-	65,652	71,052
Total contractual outflows	2,783,461	2,476,827	-	43,304	2,783,461	2,520,131

(d)	Fair value estimation

The fair values of the Group’s financial instruments are estimated using valuation techniques appropriate to the nature of each instrument. Where quoted prices in active markets are available, instruments are measured using observable market inputs; otherwise, fair value is determined using valuation models that incorporate discounted cash flows, yield curves, credit-risk adjustments and other relevant assumptions.

There were no financial assets or liabilities at June 30, 2025 and June 30, 2024 requiring fair value estimation and disclosure as they are short-term financial assets and financial liabilities whereas their carrying values approximate fair value.

25.	FINANCIAL RISK MANAGEMENT (Cont’d)

The carrying amounts and estimated fair values of financial assets and financial liabilities are as follows:

	2025	2024
	AUD	AUD
Financial Assets
Cash and cash equivalents	687,022	4,151,472
Total Financial Assets	687,022	4,151,472
Financial Liabilities
Trade and other payables	2,717,809	2,405,775
Borrowings	-	43,304
Lease liabilities	65,652	71,052
Total Financial Liabilities	2,783,461	2,520,131

26.	REMUNERATION OF AUDITORS

During the year the following fees were paid or payable for services provided by the auditor of the parent entity, its related practices and non-related audit firms:

Auditors of the Group

	2025	2024
	AUD	AUD
Audit services
Audit and review of financial reports	45,000	65,500
Total audit and review of financial reports	45,000	65,500
Non-audit services
Tax compliance and advisory services	9,500	8,000
Consulting services	-	19,450
Total other non-audit services	9,500	27,450
Total services provided	54,500	92,950

As part of the planned NASDAQ Listing in 2026, the Group engaged BDO Audit Pty Ltd (“BDO”) to perform the audit services as they are a PCAOB registered audit firm in Australia. Total amounts agreed for services in relation to the audit of June 30, 2025 and June 30, 2024 as well as prospectus related work was AUD 450,000. This is not recorded in these financial years as work was engaged and commenced post year end.

27.	RELATED PARTY TRANSACTIONS

(a)	Parent entity

The ultimate parent entity within the Group is Chilwa Minerals Limited.

(b)	Subsidiaries

Interests in subsidiaries are set out in note 28.

27.	RELATED PARTY TRANSACTIONS (Cont’d)

(c)	Transactions with key management personnel

The aggregate value of transactions and outstanding balances related to key management personnel and entities over which they have control or significant influence are shown below:

(i)	Key management personnel compensation

	2025	2024
	AUD	AUD
Short-term benefits	650,000	738,138
Post-employment benefits	40,250	40,988
Share-based payments	827,625	379,482
	1,517,875	1,158,608

(ii)	Transactions with other related parties

Transactions with key management personnel during the financial year disclosed below:

●	In addition to Mr Shaw and Mr Mota’s remuneration as directors, expenses totalling of AUD 2,888,004 for the year ended June 30, 2025 and AUD 2,405,321 for the year ended June 30, 2024 was paid or due and payable to Mota Engil and associated companies. Mota Engil is a global construction and engineering company listed in Portugal. Both of Mr Shaw and Mr Mota are directors of Luso, a subsidiary of the Mota Engil group of companies, of which Luso is a significant shareholder of the Company. The expenditure incurred was for associated technical and drilling services in Malawi in accordance with the services agreement. At June 30, 2025 and June 30, 2024 the total of AUD 1,859,338 and AUD 1,730,266 was payable to Mota Engil and associated companies respectively.

●	In addition to Mr Wilkins’ remuneration as a director, a total of AUD 429,373 and AUD 180,264 was paid or due and payable to DW Corporate Pty Ltd, a business of which Mr Wilkins is principal for June 30, 2025 and June 30, 2024 respectively. DW Corporate Pty Ltd provided company secretarial, accounting and bookkeeping services to the Group during the years. The amounts charged were on an hourly basis. At June 30, 2025 there was AUD 27,810 owing to DW Corporate Pty Ltd. At June 30, 2024 there was AUD 19,506 owing to DW Corporate Pty Ltd.

28.	SUBSIDIARIES

The consolidated financial statements incorporate the assets, liabilities and results of the following subsidiaries in accordance with the accounting policy described in note 1:

			Equity Holding (1)
	Country of	Class of	2025	2024
Name	incorporation	shares	%	%
Chilwa Minerals Africa Ltd (2)	Malawi	Ordinary	100	100
Mota-Engil Investments (Malawi) Ltd (2)	Malawi	Ordinary	100	100

(1)	The proportion of ownership interest is equal to the proportion of voting power held.

(2)	Both entities were acquired on July 1, 2023.

29.	PARENT ENTITY INFORMATION

The following information relates to the parent company, Chilwa Minerals Limited. The information presented here has been prepared in accordance with the accounting policies of the Group.

	2025	2024
	AUD	AUD
Current assets	811,385	4,152,973
Non-current assets	19,697,515	11,459,287
Total assets	20,508,900	15,612,260

Current liabilities	2,683,170	2,483,327
Total liabilities	2,683,170	2,483,327

Contributed equity	18,986,249	11,863,857
Share-based payments reserve	5,441,158	4,544,171
Accumulated losses	(6,601,677)	(3,279,095)
Total equity	17,825,730	13,128,933

Loss for the year	(3,322,582)	(1,814,609)
Total comprehensive loss for the year	(3,322,582)	(1,814,609)

30.	CONTINGENCIES

There are no material contingent liabilities or contingent assets of the Group at reporting dates.

31.	COMMITMENTS

Exploration commitments

The Group has certain exploration commitments arising from its mineral tenements held by the Group.  These commitments primarily relate to minimum expenditure requirements imposed under the relevant licences to maintain the right to explore. These amounts are discretionary, however if the expenditure commitments are not met then the associated exploration and mining leases may be relinquished.

As at the reporting dates, the Group is required to incur the following amounts of exploration and evaluation expenditure:

	2025	2024
	AUD	AUD
Within one year (1) (2)	189,848	2,085,546
Later than one year but not later than five years	-	668,199
Later than five years	-	-
	189,848	2,753,745

(1)	The 2025 exploration commitment excludes any expenditure that arise from the renewal of exploration licences in July 2025. Refer to the note 32 on the exploration commitments associated with extension of existing licences and grant of a new licence.

(2)	In 2024, a post completion obligation included within the SSA for the acquisition of the Chilwa Critical Minerals Project was for the Group to expend at least AUD 4,500,000 on exploration activities on the Chilwa Critical Minerals Project during the two-year period following listing on the ASX. This was achieved during the 2025 financial year.

32.	EVENTS AFTER THE REPORTING PERIOD

In July 2025 the Group renewed its exploration licenses EL0670/22 and EL0671/22. The tenement area for these licenses was split into three licenses, with the licenses EL0670/22R1 and EL0671/22 renewed for three years in Chilwa Mineral Africa and EL0835/25 granted for five years to a newly formed 100% owned subsidiary, Phalombe Minerals Limited, incorporated in Malawi on 8 July 2025.

Following the Company’s achievement of the performance milestone associated with the Class A Performance Rights, being the Company announcing a JORC compliant Indicated Resource of 3 million tonnes THM no later than June 30, 2025, 10,000,000 class A Performance Rights vested.

On August 4, 2025, the Company announced a two-tranche private placement to institutional, sophisticated and professional investors to raise AUD 4.13 million, issuing 3,930,637 Shares at AUD 1.05 per share in three tranches. (3,544,922 Shares were issued August 8, 2025, 338,096 Shares were issued September 9, 2025 and 47,619 Shares were issued October 10, 2025). The final tranche followed approval by Shareholders at an Extraordinary General Meeting (EGM) held October 8, 2025.

On October 20, 2025, Dennis Wilkins resigned from his role as Non-Executive Director, and Jose Martins was appointed as a Non-Executive Director with effect from the same date.

On October 24, 2025, the Company undertook a two-tranche private placement to raise up to AUD 8 million. Pursuant to the placement the Company issued 6,687,860 shares @ AUD 1.20, 3,891,666 Shares were issued on October 31, 2025, 1,087,667 Shares were issued on November 5, 2025 and 1,708,527 shares were issued to directors and related parties January 19, 2026 following shareholder approval at an EGM held January 7, 2026. On January 20,2026, the Company issued 7 million performance rights to directors following AGM approval and finalisation of associated compliance documentation.

On February 19, 2026, the Company announced the commencement of Mark Laybourn as CFO effective 18 February 2026.

No other matters or circumstances have arisen since the end of the year which significantly affected or may significantly affect the operations of the Group, the results of those operations, or the state of affairs of the Group in future financial periods.

CHILWA MINERALS LIMITED

ABN 43 656 965 589

INTERIM UNAUDITED FINANCIAL STATEMENTS

FOR THE HALF-YEAR ENDED

DECEMBER 31, 2025

This interim unaudited financial statements does not include all the notes of the type normally included in an annual financial report. Accordingly, this report is to be read in conjunction with the Annual Report for the year ended 30 June 2025 and any public announcements made by Chilwa Minerals Limited during the interim reporting period in accordance with the continuous disclosure requirements of the Corporations Act 2001.

CHILWA MINERALS LIMITED

INTERIM UNAUDITED FINANCIAL STATEMENTS DECEMBER 31, 2025

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF Profit or loss and other COMPREHENSIVE INCOME FOR THE HALF-YEAR ENDED December, 31 (Expressed in Australian Dollars (“AUD”))

		Half-Year
	Note	Dec 31, 2025 AUD	Dec 31, 2024 AUD
Revenue and Other Income
Other income		23,968	53,366

Expenditure
Employee benefits expense		(696,408)	(431,188)
Consultancy and professional fees		(231,942)	(89,335)
Administrative expenses		(259,286)	(228,583)
Share-based payments expense	9	(687,482)	(374,795)
Compliance and regulatory costs		(765,667)	(231,607)
Depreciation expense		(60,916)	(24,639)
Other expenses		-	(26,741)
Loss Before Income Tax		(2,677,733)	(1,353,522)
Income tax benefit /(expense)		-	-
Loss After Tax Attributable to Owners		(2,677,733)	(1,353,522)
Other comprehensive income / (loss)		3,222	(2,811)
Total Comprehensive Loss Attributable to Owners		(2,674,511)	(1,356,333)

Basic and diluted loss per share attributable to the owners of Chilwa Minerals Limited (cents)		(3.13)	(1.98)

The above condensed consolidated statement of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes.

CHILWA MINERALS LIMITED

INTERIM UNAUDITED FINANCIAL STATEMENTS DECEMBER 31, 2025

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS AT (Expressed in Australian Dollars (“AUD”))

		Dec 31, 2025	Jun 30, 2025
	Note	AUD	AUD
Current Assets
Cash and cash equivalents	3	3,590,073	687,022
Trade and other receivables		92,158	77,584
Prepayments	4	77,719	64,085
Total Current Assets		3,759,950	828,691

Non-Current Assets
Prepayments	4	669,253	679,832
Plant and equipment	6	387,562	376,467
Right-of-use of assets		63,842	67,711
Exploration and evaluation assets	5	22,729,567	18,598,678
Total Non-Current Assets		23,850,224	19,722,688
Total Assets		27,610,174	20,551,379

Current Liabilities
Trade and other payables	7	1,483,598	2,717,809
Employee benefit obligations		50,987	56,291
Lease liabilities		65,652	65,652
Borrowings		-	-
Total Current Liabilities		1,600,237	2,839,752
Total Liabilities		1,600,237	2,839,752

Equity
Contributed equity	8	31,425,056	18,986,249
Reserves	8	3,904,804	5,367,568
Accumulated losses		(9,319,923)	(6,642,190)
Total Equity		26,009,937	17,711,627

The above condensed consolidated statement of financial position should be read in conjunction with the accompanying notes.

CHILWA MINERALS LIMITED

INTERIM UNAUDITED FINANCIAL STATEMENTS DECEMBER 31, 2025

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY FOR THE HALF-YEAR ENDED DECEMBER, 31 (Expressed in Australian Dollars (“AUD”))

	Contributed Equity AUD	Share-based Payments Reserve AUD	Foreign Currency Translation Reserve AUD	Accumulated Losses AUD	Total Equity AUD

Balance at July 1, 2024	11,863,857	4,544,171	2,345	(3,279,095)	13,131,278
Loss for the half-year	-	-	-	(1,353,522)	(1,353,522)
Foreign currency translation of foreign operations	-	-	(2,811)	-	(2,811)
Total Comprehensive Loss for the Period	-	-	(2,811)	(1,353,522)	(1,356,333)
Transactions with Owners in Their Capacity as Owners
Shares issued	4,825,212	-	-	-	4,825,212
Options conversion to shares	51,517	(51,517)	-	-	-
Share issue transaction costs	(23,736)	-	-	-	(23,736)
Equity-settled share-based payment	-	374,795 *	-	-	374,795
Balance at December 31, 2024	16,716,850	4,867,449	(466)	(4,632,617)	16,951,216

Balance at July 1, 2025	18,986,249	5,441,159	(73,591)	(6,642,190)	17,711,627
Loss for the half-year	-	-	-	(2,677,733)	(2,677,733)
Foreign currency translation of foreign operations	-	-	3,222	-	3,222
Total comprehensive Loss for the Period	-	-	3,222	(2,677,733)	(2,674,511)
Transactions with Owners in Their Capacity as Owners
Shares issued	10,533,827	-	-	-	10,533,827
Options and performance rights conversion to shares	2,153,468	(2,153,468)	-	-	-
Share issue transaction costs	(248,488)	-	-	-	(248,488)
Equity-settled share-based payment	-	687,482	-	-	687,482
Balance at December 31, 2025	31,425,056	3,975,173	(70,369)	(9,319,923)	26,009,937

The above condensed consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

CHILWA MINERALS LIMITED

INTERIM UNAUDITED FINANCIAL STATEMENTS DECEMBER 31, 2025

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE HALF-YEAR ENDED DECEMBER 31 (Expressed in Australian Dollars (“AUD”))

		Half-year
	Note	Dec 31, 2025 AUD	Dec 31, 2024 AUD
Cash Flows from Operating Activities
Payments to suppliers and employees		(1,882,099)	(1,066,145)
Interest received		23,968	53,366
Net cash (outflow) from operating activities		(1,858,131)	(1,012,779)

Cash Flows from Investing Activities
Payments for exploration expenditure capitalised	5	(5,399,038)	(2,458,270)
Payments for plant and equipment	6	(68,674)	(808,657)
Net cash (outflow) from investing activities		(5,467,712)	(3,266,927)

Cash Flows from Financing Activities
Proceeds from issue of share capital	8	10,502,403	4,825,212
Payments of share issue transaction costs		(248,486)	(23,736)
Net cash (outflow) from financing activities		10,253,917	4,801,476

Net increase (decrease) in cash and cash equivalents		2,928,074	521,770
Cash and cash equivalents at the beginning of the half-year		687,022	4,151,024
Effects of exchange rate changes		(25,023)	(27,060)
Cash and Cash Equivalents at the End of the Period		3,590,073	4,645,734

The above condensed consolidated statement of cash flows should be read in conjunction with the accompanying notes.

CHILWA MINERALS LIMITED

INTERIM UNAUDITED FINANCIAL STATEMENTS DECEMBER 31, 2025

Notes to the INTERIM UNAUDITED financial statements

NOTE 1. BASIS OF PREPARATION OF THE INTERIM UNAUDITED FINANCIAL STATEMENTS

Chilwa Limited (“Company”) is a company domiciled in Australia. The consolidated interim unaudited financial statements as at and for the half year ended 31 December 2025 comprises the Company and its subsidiaries (together referred to as “Group”). The Company is a mineral exploration company with prospects in Malawi.

This consolidated interim unaudited financial statements for the half-year reporting period ended December 31, 2025 has been prepared in accordance with IAS 134 Interim Financial Reporting and the Corporations Act 2001.

This consolidated interim unaudited financial statements does not include all the notes of the type normally included in an annual financial report and therefore cannot be expected to provide a full understanding of the financial performance, financial position and financing and investing activities of the Group as full financial statements. Accordingly, this report is to be read in conjunction with the annual report for the year ended 30 June 2025 and any public announcements made by Chilwa Minerals Limited during the interim reporting period in accordance with the continuous disclosure requirements of the Corporations Act 2001.

The accounting policies adopted are consistent with those of the previous financial year and corresponding interim reporting period unless otherwise stated.

These interim unaudited financial statements were authorised for issue by a resolution of directors on March 16, 2026.

The interim unaudited financial statements are presented in Australian Dollars (AUD), which is the Company’s presentation currency. All amounts have been rounded to the nearest dollar.

New and amended standards adopted by the Group

A number of amended standards became applicable for the current reporting period. The Group did not have to change its accounting policies or make retrospective adjustments as a result of adopting these amended standards.

Impact of standards issued but not yet applied by the Group

The Group has also reviewed all new Standards and Interpretations that have been issued but are not yet effective for the half-year ended 31 December 2025. As a result of this review the Directors believe there to be no impact, material or otherwise, on the Group’s financial performance or financial position. However, management continues to formalise its full assessment of the impact of new standards.

Going Concern

The consolidated financial statements have been prepared on the going concern basis, which contemplates the continuity of normal business activity and the realisation of assets and the settlement of liabilities in the ordinary course of business.

At December 31, 2025, the Group had cash on hand of AUD 3,590,073 (June 30, 2025: AUD 687,022) and net current assets of AUD 2,159,713 (June 30, 2025: net current liabilities of AUD 2,011,061). The Group made an operating loss before tax for the half-year ended December 31, 2025 of AUD 2,677,733 (December 31, 2024: AUD 1,353,522) and had a cash outflow from operating activities and investing activities of AUD 7,325,843 (December 31, 2024: AUD 4,279,706).

In January 2026, the Group raised AUD 2 million under Tranche 2 of an October 2025 private placement, issuing 1,708,527 fully paid ordinary shares at AUD 1.20 per share (see ASX Announcement October 24, 2025 “Chilwa Completes AUD 8M Private Placement”). Tranche 2 of the placement included participation in the placement by directors and related parties following shareholder approval at an Extraordinary General Meeting held on January 7, 2026. The funds raised pursuant to the placement will contribute to working capital and will be used to accelerate development at the Group’s Chilwa Critical Minerals Project in Malawi.

At the date of signing these interim unaudited financial statements the Group has cash on hand of AUD 2,098,034.

The Group has performed a monthly cash flow forecast through to the period ending June 30, 2027, based on the best cost estimates available. In order to progress the Group’s planned objective of exploration at the Chilwa Project, further funding in the form of debt and/or equity raising will be required. These events give rise to a material uncertainty relating to going concern that may cast significant doubt on the Company’s ability to continue as a going concern to realise its assets and discharge its liabilities in the normal course of business. The directors are of the opinion that there are reasonable grounds to believe that the Group will be able to continue as a going concern for the following reasons:

●	The Group has a history of successful capital raising; and

●	The Group has the ability to adjust expenditure and operational plans and will only commit to expenditure when there is appropriate funding in place;

CHILWA MINERALS LIMITED

INTERIM UNAUDITED FINANCIAL STATEMENTS DECEMBER 31, 2025

Notes to the INTERIM UNAUDITED financial statements

NOTE 1. BASIS OF PREPARATION OF THE INTERIM UNAUDITED FINANCIAL STATEMENTS (Continued)

Should the Group be unable to continue as a going concern it may be required to realise its assets and extinguish its liabilities other than in the normal course of business and at amounts different to those stated in the financial statements. The interim unaudited financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or to the amount and classification of liabilities that might result should the Group be unable to continue as a going concern and meet its debts as and when they fall due.

NOTE 2. SEGMENT INFORMATION

Industry and geographical segment

The Group operates in one segment, being the mining exploration segment in Malawi, Africa.

In determining operating segments, the Group has had regard to the information and reports the chief operating decision maker uses to make strategic decisions regarding resources. The Managing Director is the chief operating decision maker and is empowered by the Board of Directors of the Company to allocate resources and assess the performance of the Group.

Non-Current Assets	Dec 31, 2025 AUD	Jun 30, 2025 AUD
Australia	86,850	84,916
Malawi	23,763,374	19,637,772
	23,850,224	19,722,688

NOTE 3: CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand, deposits held at call with banks, other highly liquid short-term investments with original maturities of 3 months or less, and bank overdrafts.

	Dec 31, 2025 AUD	Jun 30, 2025 AUD
Cash at bank and on hand	3,590,073	687,022
Cash and cash equivalents as shown in the statement of financial position and the statement of cash flows	3,590,073	687,022

Cash at bank earns interest at floating rates based on daily bank deposit rates.

NOTE 4: PREPAYMENTS

	Dec 31, 2025 AUD	Jun 30, 2025 AUD
Current
Prepaid Insurance	37,803	8,285
Prepaid Listing Fees	20,431	-
Prepaid Software Subscription	17,175	55,800
Others	2,310	-
	77,719	64,085
Non-current
Prepaid Drilling	669,253	679,832
	669,253	679,832

Prepayments	746,972	743,917

CHILWA MINERALS LIMITED

INTERIM UNAUDITED FINANCIAL STATEMENTS DECEMBER 31, 2025

Notes to the INTERIM UNAUDITED financial statements

NOTE 5. EXPLORATION AND EVALUATION ASSETS

	Dec 31, 2025 AUD	Jun 30, 2025 AUD
Exploration and evaluation assets	22,729,567	18,598,678

Balance at the beginning of the period	18,598,678	11,333,988
Expenditure incurred	4,130,889	7,264,690
Balance at the end of the period	22,729,567	18,598,678

NOTE 6. PROPERTY, PLANT AND EQUIPMENT

	Dec 31, 2025 AUD	Jun 30, 2025 AUD
Cost	561,960	493,819
Accumulated depreciation	(174,398)	(117,352)
	387,562	376,467

Balance at the beginning of the period	376,467	67,356
Additions	68,674	397,795
Depreciation	(57,046)	(88,534)
Foreign exchange movement	(533)	(150)
Balance at the end of the period	387,562	376,467

NOTE 7: TRADE AND OTHER PAYABLES

	Dec 31, 2025 AUD	Jun 30, 2025 AUD
Trade and other payables	254,408	480,847
Accrued and other expenses	1,229,190	2,236,962
	1,483,598	2,717,809

CHILWA MINERALS LIMITED

INTERIM UNAUDITED FINANCIAL STATEMENTS DECEMBER 31, 2025

Notes to the INTERIM UNAUDITED financial statements

NOTE 8. EQUITY

Contributed Equity

	Dec 31, 2025		Dec 31, 2024
Ordinary share capital	Shares	AUD	Shares	AUD
Ordinary shares – fully paid	96,127,444	32,453,421	73,126,617	17,496,730
Transaction costs	-	(1,028,365)	-	(779,880)
	96,127,444	31,425,056	73,126,617	16,716,850

		Dec 31, 2025		Dec 31, 2024
Ordinary Share Capital		Shares	AUD	Shares	AUD
As at July 1		75,765,468	18,986,249	67,200,001	11,863,857
	Issued during the half-year
07/30/2025	PRs converted fair value transfer	2,500,000	500,000	-	-
08/04/2025	Options exercised at AUD 0.25	198,886	49,722	-	-
08/04 /2025	Options exercised at AUD 0.30	249,911	74,973	-	-
08/04/2025	Options exercised at AUD 0.40	102,605	41,042	-	-
08/04/2025	Options converted fair value transfer	-	57,956	-	-
08/08/2025	Placement shares issued at AUD 1.05	3,544,922	3,722,168	-	-
08/14/2025	Options exercised at AUD 0.25	258,535	64,634	-	-
08/14/2025	Options exercised at AUD 0.30	8,535	2,561	-	-
08/14/2025	Options exercised at AUD 0.40	8,535	3,414	-	-
08/14/2025	Options converted fair value transfer	-	30,763	-	-
09/09/2025	Placement shares issued at AUD 1.05	338,096	355,000	-	-
09/11/2025	Options exercised at AUD 0.25	190,000	47,500	-	-
09/11/2025	Options converted fair value transfer	-	21,375	-	-
10/10/2025	Placement shares issued at AUD 1.05	47,619	50,000	-	-
10/21/2025	Options exercised at AUD 0.30	180,250	54,075	-	-
10/21/2025	Options converted fair value transfer	-	18,854	-	-
10/31/2025	Placement shares issued at AUD 1.20	3,891,666	4,670,000	-	-
11/05/2025	Placement shares issued at AUD 1.20	1,087,667	1,305,200	-	-
11/06/2025	Options exercised at AUD 0.25	18,250	4,563	-	-
11/06/2025	Options converted fair value transfer	-	2,053	-	-
11/07/2025	PRs converted fair value transfer	7,500,000	1,500,000	-	-
11/20/2025	Options exercised at AUD 0.40	180,249	72,100	-	-
11/20/2025	Options converted fair value transfer	-	16,583	-	-
11/28/2025	Options exercised at AUD 0.30	56,250	16,875	-	-
11/28/2025	Options converted fair value transfer	-	5,884	-	-
07/29/2024	Options exercised at AUD 0.25	-	-	166,666	41,666
07/29/2024	Options exercised at AUD 0.30	-	-	166,667	50,000
07/29/2024	Options exercised at AUD 0.40	-	-	166,667	66,667
07/29/2024	Options converted fair value transfer	-	-	-	51,517
10/22/2024	Placement shares issued at AUD 0.86	-	-	4,287,070	3,686,880
11/05/2024	Placement shares issued at AUD 0.86	-	-	1,139,546	979,999
	Transaction costs	-	(248,488)	-	(23,736)
As at December 31		96,127,444	31,425,056	73,126,617	16,716,850

*	Refer Note 15

CHILWA MINERALS LIMITED

INTERIM UNAUDITED FINANCIAL STATEMENTS DECEMBER 31, 2025

Notes to the INTERIM UNAUDITED financial statements

NOTE 8. EQUITY (Continued)

In August 2025, the Company announced a two-tranche private placement to institutional, sophisticated and professional investors to raise AUD 4.13 million, issuing 3,930,637 Shares at AUD 1.05 per share in three tranches. (3,544,922 shares were issued on August 8, 2025, 338,096 shares were issued on September 9, 2025 and 47,619 shares were issued October 10, 2025). The final tranche followed approval by Shareholders at an Extraordinary General Meeting (EGM) held October 8, 2025.

In October 2025, the Company undertook another two-tranche private placement to raise up to AUD 8 million. Pursuant to the placement the Company issued 6,687,860 shares at AUD 1.20. The first tranche of 5,699,333 shares was issued as follows, 3,891,666 shares were issued on October 31, 2025 and 1,087,667 shares were issued on November 5, 2025.

Reserves

The table below provides a reconciliation of the movement in the Company’s share-based payment reserve during the period.

Share based payments reserve	Dec 31, 2025 AUD	Jun 30, 2025 AUD
At July 1	5,441,159	4,544,171
Share based payment expense	687,482	374,795
Value recognised in exploration and evaluation assets	-	-
Options conversion – fair value transfer	(153,468)	(51,517)
Performance rights conversion – fair value transfer	(2,000,000)	-
At December 31	3,975,173	4,867,449

Foreign currency translation reserve	Dec 31, 2025 AUD	Jun 30, 2025 AUD
At July 1	(73,591)	2,345
Foreign currency translation of foreign operations	3,222	(2,811)
At December 31	(70,369)	(466)

Accordingly, the total value of the Company’s reserves at December 31, 2025 are AUD 3,904,804 (December 31, 2024: AUD 4,866,983).

CHILWA MINERALS LIMITED

INTERIM UNAUDITED FINANCIAL STATEMENTS DECEMBER 31, 2025

Notes to the INTERIM UNAUDITED financial statements

NOTE 9. SHARE-BASED PAYMENTS

The table below provides a reconciliation of the number of options on issue by the Company.

		Number of options
Options		Dec 31, 2025	Dec 31, 2024
As at July 1		2,500,000	3,000,000
08/04/2025	Options exercised at AUD 0.25	(198,886)	-
08/04/2025	Options exercised at AUD 0.30	(249,911)	-
08/04/2025	Options exercised at AUD 0.40	(102,605)	-
08/14/2025	Options exercised at AUD 0.25	(258,535)	-
08/14/2025	Options exercised at AUD 0.30	(8,535)	-
08/14/2025	Options exercised at AUD 0.40	(8,535)	-
09/11/2025	Options exercised at AUD 0.25	(190,000)	-
10/21/2025	Options exercised at AUD 0.30	(180,250)	-
11/06/2025	Options exercised at AUD 0.25	(18,250)	-
11/20/2025	Options exercised at AUD 0.40	(180,249)	-
11/28/2025	Options exercised at AUD 0.30	(56,250)	-
07/29/2024	Options exercised at AUD 0.25	-	(166,666)
07/29/2024	Options exercised at AUD 0.30	-	(166,667)
07/29/2024	Options exercised at AUD 0.40	-	(166,667)
As at December 31		1,047,994	2,500,000

The weighted average remaining contractual life of the share options outstanding at the end of the reporting period was 1.5 years (December 31, 2024: 2.5 years).

The table below provides a reconciliation of the number of performance rights on issue by the Company.

		Number of performance rights
Performance Rights		Dec 31, 2025	Dec 31, 2024
As at July 1		28,750,000	25,000,000
07/30/2025	Converted Class A to ordinary shares (1)	(2,500,000)	-
10/28/2025	Granted Class F, unlisted, expiring 11/30/2030 (2)	7,000,000	-
11/07/2025	Converted Class A to ordinary shares (1)	(7,500,000)	-
11/30/2024	Issued Class E, unlisted, expiring 11/30/2028 (3)	-	3,750,000
As at December 31		25,750,000	28,750,000

						Total
Number of performance rights	5,000,000	5,000,000	5,000,000	3,750,000	7,000,000	25,750,000
Class	B	C	D	E	F
Grant date	04/05/2023	04/05/2023	04/05/2023	10/09/2024	10/28/2025
Valuation date	07/01/2023	07/01/2023	07/01/2023	11/07/2024	11/27/2025
Expiry date	06/30/2027	06/30/2027	06/30/2028	06/30/2028	11/30/2030
Vesting date	06/30/2027	06/30/2027	06/30/2028	06/30/2028	11/30/2027
Underlying share price at grant date	0.20	0.20	0.20	0.83	0.935
Fair value per performance right	0.20	0.20	0.20	0.83	0.935
Probability of performance condition	100%	100%	100%	100%	100%
Exercise price, AUD	nil	nil	nil	nil	nil

(1)	On July 30, 2025, 2,500,000 performance rights held by current and former directors and employees were converted into ordinary shares. On November 7, 2025, 7,500,000 performance rights held by Luso Global Mining BV were converted into ordinary shares. Conversion to fully paid ordinary shares followed compliance with relevant provisions of the terms of the performance rights and of the Corporations Act.

CHILWA MINERALS LIMITED

INTERIM UNAUDITED FINANCIAL STATEMENTS DECEMBER 31, 2025

Notes to the INTERIM UNAUDITED financial statements

NOTE 9. SHARE-BASED PAYMENTS (Continued)

(2)	On October 28, 2025, 7,000,000 performance rights were granted to directors. The grant was approved at the Annual General Meeting on November 27, 2025, and the rights were issued on January 20, 2026. The performance rights will vest upon the Company releasing an announcement by November 30, 2027, in accordance with the Listing Rules, reporting a JORC Code (2012) compliant Mineral Resource of Total Rare Earth Oxide (TREO). Of the total performance rights granted, 3,500,000 will vest upon the announcement of an Indicated Resource of at least 35 Mt at 1% TREO or equivalent. The remaining 3,500,000 performance rights will vest upon the announcement of an Indicated Resource of at least 60 Mt at 2% TREO or equivalent. During the half-year period an expense of AUD 228,723 in relation to these securities was recognised in profit or loss.

(3)	On November 30, 2024, performance rights were issued to the directors of the Company in accordance with the shareholders’ approval at the annual general meeting held on November 7, 2024. The vesting condition for the performance rights is the approval and issue of a mining license for the Chilwa Critical Minerals Project by November, 30 2028. During the half-year period an expense of AUD 378,269 (December 31, 2024: AUD 171,279) in relation to these securities was recognised in profit or loss.

The performance rights will vest upon satisfaction of the respective performance conditions at any time before the applicable expiry date, as detailed below:

Class	Performance Condition
Class B	Announcement of a PFS (as defined in the JORC Code) that recommends further proceeding with the Chilwa Project on or before June, 30 2027.
Class C	Announcement of the completion of a feasibility study (as defined in the JORC Code) that recommends further proceeding with the Chilwa Project on or before June 30, 2027.
Class D	Announcement that a decision to mine the Chilwa Project has been made on or before June 30, 2028.
Class E	Approval and issue of a Mining Licence for Chilwa Critical Minerals Project by November 30, 2028.
Class F

Announcement, in accordance with the Listing Rules of a JORC Code 2012 Mineral Resource of Total Rare Earth Oxide (TREO), indicating resource of at least:

●    3,500,000 performance rights - 35 Mt at 1% TREO or equivalent by November 30, 2027

●    3,500,000 performance rights - 60 Mt at 2% TREO or equivalent by November 30, 2027

The total share-based payment expense recognised in reporting period is AUD 687,482 (December 31, 2024: AUD 374,795). This includes the expense of AUD 458,759 that relates to the performance rights issued to directors and employees in prior periods, and AUD 228,723 relating to the performance rights issued to the directors during the current period.

NOTE 10. DIVIDENDS

No dividends were paid during the half-year. No recommendation for payment of dividends has been made.

NOTE 11. COMMITMENTS

In order to maintain current rights of tenure to exploration and mining tenements, the Group will be required to outlay the amounts disclosed in the below table. These amounts are discretionary, however if the expenditure commitments are not met then the associated exploration and mining leases may be relinquished.

	Dec 31, 2025 AUD	Jun 30, 2025 AUD
Within one year	51,263	189,848
Later than one year but not later than five years	623,003	-
Later than five years	-	-
	674,266	189,848

The comparative information as at 30 June 2025 has been adjusted to exclude expenditure commitments linked to the renewal of exploration licences in July 2025 and therefore were not in place at 30 June 2025.

CHILWA MINERALS LIMITED

INTERIM UNAUDITED FINANCIAL STATEMENTS DECEMBER 31, 2025

Notes to the INTERIM UNAUDITED financial statements

NOTE 12. CONTINGENCIES

There are no material contingent assets or liabilities as at the reporting date.

NOTE 13. RELATED PARTY TRANSACTIONS

There has been no material change to the nature and type of related party transactions in the half-year ended 31 December 2025. The grant of performance rights to key management personnel (Note 9) during the period and drilling and service fee costs paid to Mota Engil for the period and owing at the period end are shown in the tables below.

Key Management Personnel	No of Performance Rights granted in the period
Cadell Buss	3,000,000
Alexander Shaw	2,000,000
Manuel Mota	1,500,000
José Martins	500,000
7,000,000

Material outstanding balances with related parties included in trade and other payables as at period-end are as follows:

	Expenses for drilling and service fees to Half Year to Dec 31, 2025 AUD	Balance owing Dec 31, 2025 AUD	Balance owing Jun 30, 2025 AUD
Mota-Engil and associated companies (1)	2,015,235	657,400	1,859,338

(1)	Payments to Mota Engil include payments for diamond and sonic drilling services drilling and service fee costs for administrative services, personnel and consumables

NOTE 14. EVENTS OCCURRING AFTER REPORTING DATE

On January 19, 2026, 1,708,527 shares were issued at AUD 1.20 following shareholder approval at the EGM held on January 7, 2026.

On January 20, 2026, the Company issued 7 million performance rights to directors following the AGM approval and finalisation of associated compliance documentation.

On February 19, 2026, the Company announced the commencement of Mark Laybourn as CFO effective February 18, 2026.

On April 13, 2026, the Company announced the appointment of Ms Susan Park as Company Secretary following the resignation of Dennis Wilkins.

On April 20, 2026 the Company changed its principal place of business and telephone number to Level 28, 140 St Georges Terrace, Perth WA 6000 and +61 8 6189 4924.

On April 27, 2026, the Company announced the appointment of Graham Hewson as Non-Executive Director, effective immediately.

No other matter or circumstance has arisen since December 31, 2025, which has significantly affected, or may significantly affect the operations of the Group, the result of those operations, or the state of affairs of the Group in subsequent financial periods.

American Depositary Shares
Representing            Ordinary Shares

Warrants to Purchase               American Depositary Shares
Representing            Ordinary Shares

PRELIMINARY PROSPECTUS

, 2026

Maxim Group LLC

Through and including            , 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in the ADSs and Warrants, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    Indemnification of Directors and Officers.

Australian law.    Australian law provides that a company or a related body corporate of a company may provide for indemnification of officers and directors, except to the extent of any of the following liabilities incurred as an officer or director of the company:

●	a liability owed to the company or a related body corporate of the company;

●	a liability for a pecuniary penalty order made under section 1317G or a compensation order under section 961M, 1317H, 1317HA, 1317HB 1317HC or 1317HE of the Corporations Act;

●	a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or

●	legal costs incurred in defending an action for a liability incurred as an officer or auditor of the company if the costs are incurred:

●	in defending or resisting proceedings in which the person is found to have a liability for which they cannot be indemnified as set out above;

●	in defending or resisting criminal proceedings in which the person is found guilty;

●	in defending or resisting proceedings brought by the Australian Securities & Investments Commission or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the Australian Securities& Investments Commission or a liquidator as part of an investigation before commencing proceedings for a court order); or

●	in connection with proceedings for relief to the person under the Corporations Act 2001, in which the court denies the relief.

Constitution.    Our Constitution provides that, except to the extent prohibited by the law and the Corporations Act and, to the extent that the officer is not otherwise indemnified by us pursuant to an indemnity, we indemnify every person who is or has been an officer of the Company against any liability or claim (other than legal costs that are unreasonable) incurred by that person as an officer. This includes any liability or claim incurred by that person in their capacity as an officer of a subsidiary of the Company where the Company requested that person to accept that appointment.

SEC Position.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    Recent Sales of Unregistered Securities.

Since July 1, 2023, the following changes have been made to our ordinary share capital:

●	On July 29, 2024, we issued 166,666 ordinary shares at an issue price of A$0.25, 166,666 ordinary shares at an issue price of A$0.30 and 166,667 ordinary shares at an issue price of A$0.40 upon the exercise of unquoted options granted in connection with a capital raising transaction.

●	On October 22, 2024, we issued 4,287,070 ordinary shares in a placement to institutional and individual investors at an issue price of A$0.86.

●	On November 5, 2024, we issued 1,139,546 ordinary shares comprising 813,965 shares under a share purchase plan and 325,581 shares at an issue price of A$0.86 in a placement to an individual

●	On January 16, 2025, we issued 2,638,851 ordinary shares at an issue price of A$0.86 in a placement to directors of the Company (Cadell Buss (9,000), Alexander Shaw (58,140), Manuel Mota (116,279)) and major shareholder (Luso Global Mining BV) (2,455,432).

●	On July 30, 2025, we issued 2,500,000 ordinary shares upon the exercise of performance rights by a director, employee and former employees (Cadell Buss (1,721,740), Pauline Blundell (75,000), John Lewis (175,000), and Philip Lucas (528,260)).

●	On August 4, 2025, we issued 198,886 ordinary shares at an issue price of A$0.25, 249,911 ordinary shares at an issue price of A$0.30 and 102,605 ordinary shares at an issue price of A$0.40 upon the exercise of unquoted options granted in connection with a capital raising transaction.

●	On August 7, 2025, we issued 3,544,922 ordinary shares at an issue price of A$1.05 in a placement to institutional and individual investors.

●	On August 14, 2025, we issued 258,535 ordinary shares at an issue price of A$0.25, 8,535 ordinary shares at an issue price of A$0.30 and 8,535 ordinary shares at an issue price of A$0.40 upon the exercise of unquoted options granted in connection with a capital raising transaction.

●	On September 9, 2025, we issued 338,096 ordinary shares at an issue price of A$1.05 in a placement to institutional and individual investors.

●	On September 11, 2025, we issued 190,000 ordinary shares at an issue price of A$0.25 upon the exercise of unquoted options granted in connection with a capital raising transaction.

●	On October 10, 2025, we issued 47,619 ordinary shares at an issue price of A$1.05 in placement to directors (Cadell Buss (28,571) and Alexander Shaw (19,048)).

●	On October 21, 2025, we issued 180,250 ordinary shares at an issue price of A$0.30 upon the exercise of unquoted options granted in connection with a capital raising transaction.

●	On October 31, 2025, we issued 3,891,666 ordinary shares at an issue price of A$1.20 in a placement to institutional and individual investors.

●	On November 5, 2025, we issued 1,087,667 ordinary shares at an issue price of A$1.20 in a placement to institutional and individual investors.

●	On November 6, 2025, we issued 18,250 ordinary shares at an issue price of A$0.25 upon the exercise of unquoted options granted in connection with a capital raising transaction.

●	On November 7, 2025 we issued 7,500,000 ordinary shares upon the exercise of Class A performance rights by Luso Global Mining BV.

●	On November 20, 2025, we issued 180,249 ordinary shares at an issue price of A$0.40 upon the exercise of unquoted options granted in connection with a capital raising transaction.

●	On November 27, 2025, we issued 56,250 ordinary shares at an issue price of A$0.30 upon the exercise of unquoted options granted in connection with a capital raising transaction.

●	On January 15, 2026, we issued 28,146 ordinary shares at an issue price of A$0.25 upon the exercise of unquoted options granted in connection with a capital raising transaction.

●	On January 19, 2026, we issued 1,708,527 ordinary shares at an issue price of A$1.20 in a placement to directors and related parties (Cadell Buss (16,667), José Martins (191,860) and Mota Gestão e Participações SGPS SA (1,500,000)).

●	On February 19, 2026, we issued 8,042 ordinary shares at an issue price of A$0.25, 55,146 ordinary shares at an issue price of A$0.40 upon the exercise of unquoted options granted in connection with a capital raising transaction.

●	On May 21, 2026, we issued 48,250 ordinary shares at an issue price of A$0.25 and 30,537 ordinary shares at an issue price of A$0.40 upon the exercise of unquoted options granted in connection with a capital raising transaction

None of the foregoing transactions involved any underwriter, underwriting discounts or commissions, or any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

ITEM 8. Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit	Description
1.1	Form of Underwriting Agreement
3.1#	Constitution of Chilwa Minerals Limited
4.1#	Form of Deposit Agreement between Chilwa Minerals Limited and The Bank of New York Mellon as Depositary
4.2#	Form of American Depositary Receipt (included in Exhibit 4.1)
4.3#	Form of Representative’s Warrant
4.4	Form of Global Warrant to Purchase ADSs (included in Exhibit 4.5)
4.5	Form of ADS Warrant Agent Agreement between Chilwa Minerals Limited and Computershare Inc., as warrant agent
5.1	Opinion of Rimon regarding the validity of the ordinary shares being issued and the ordinary shares underlying the warrants
5.2	Opinion of Rimon regarding the validity of the warrants
10.1#	Executive Services Agreement between Chilwa Minerals Limited and Cadell Buss, dated July 1, 2023
10.2#	Engagement Letter between Chilwa Minerals Limited and Mark Laybourn, dated February 17, 2026
21.1#	List of subsidiaries of Registrant
23.1	Consent of BDO Audit Pty Ltd
23.2	Consent of Rimon (included in Exhibit 5.1)
23.3	Consent of Rimon (included in Exhibit 5.2)
24.1#	Power of Attorney (included in signature page to Registration Statement)
107#	Filing Fee Table

#	previously filed

ITEM 9. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Perth, Australia on August 20, 2026.

Chilwa Minerals Limited

By:	/s/ Cadell Buss
Name:	Cadell Buss
Title:	Chief Executive Officer and Managing Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Cadell Buss	Chief Executive Officer and Managing Director	August 20, 2026
Cadell Buss	(principal executive officer)

/s/ Mark Laybourn	Chief Financial Officer	August 20, 2026
Mark Laybourn	(principal financial officer and principal accounting officer)

*	Chairman	August 20, 2026
Alexander Shaw

*	Director	August 20, 2026
Manuel Mota

*	Director	August 20, 2026
José Martins

*	Director	August 20, 2026
Graham Hewson

*By:	/s/ Cadell Buss
Cadell Buss
Attorney-in-fact

Signature of Authorized U.S. Representative of the Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Chilwa Minerals Limited, has signed this Amendment No. 2 to the Registration Statement on August 20, 2026.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director